   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998
                                                     REGISTRATION NO. 333-46685
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              CLARUS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

            DELAWARE                             7372                        58-1972600
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
OFINCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                               ----------------

                              CLARUS CORPORATION
                       3950 JOHNS CREEK COURT, SUITE 100
                            SUWANEE, GEORGIA 30024
                                (770) 291-3900
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                         THE CORPORATION TRUST COMPANY
                           CORPORATION TRUST CENTER
                              1209 ORANGE STREET
                          WILMINGTON, DELAWARE 19801
                                (302) 658-7581
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                            G. DONALD JOHNSON, ESQ.
                           SHARON L. MCBRAYER, ESQ.
                          ELIZABETH O. DERRICK, ESQ.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                    1275 PEACHTREE STREET, N.E., SUITE 700
                            ATLANTA, GEORGIA 30309
                                (404) 872-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

RESALE
PROSPECTUS

                                     [LOGO]

                               CLARUS CORPORATION

                                     ISSUER

                         629,625 SHARES OF COMMON STOCK

 Clarus Corporation                 We develop, market and support
 3950 Johns Creek Court             client/server financial, human resource
 Suite 100                          and corporate service software
                                    applications.
 Suwanee, Georgia 30024             This is a resale Prospectus. The 629,625
 (770) 291-3900                     shares of our common stock offered by this
                                    Prospectus are being sold by certain of
                                    our stockholders. We will not receive any
                                    proceeds from the sale of these shares.

                                  THE OFFERING

                                                                      PER
                                                                     SHARE TOTAL
                                                                     ----- -----
       Offering Price..............................................  $     $

The offering price is based on recent prices of our common stock as quoted on the NASDAQ National Market. There are no underwriters involved in this offering.

                                Trading Symbol:

                          NASDAQ National Market-CLRS

                               ----------------

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                December  , 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................    1
RISK FACTORS..............................................................    6
USE OF PROCEEDS...........................................................   20
SELLING STOCKHOLDERS......................................................   20
DIVIDEND POLICY...........................................................   23
DILUTION..................................................................   23
SELECTED HISTORICAL AND FINANCIAL DATA....................................   24
UNAUDITED PRO FORMA FINANCIAL DATA........................................   25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   33
BUSINESS..................................................................   47
MANAGEMENT................................................................   60
PRINCIPAL STOCKHOLDERS....................................................   69
CERTAIN TRANSACTIONS......................................................   71
SHARES ELIGIBLE FOR FUTURE SALE...........................................   75
PLAN OF DISTRIBUTION......................................................   77
EXPERTS...................................................................   78
LEGAL MATTERS.............................................................   78
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

                                    SUMMARY

Because this is a summary it does not contain all the information that may be important to you. You should read the entire Prospectus carefully before you decide to purchase our common stock.

CLARUS CORPORATION

We develop, market and support client/server financial, human resource and corporate service software applications. Our software applications reduce the total cost of ownership by minimizing the time, costs and risks associated with implementing, changing and upgrading applications. Our Clarus(TM) line of products is based on a flexible, open architecture called Active Architecture(R) which allows for seamless, rapid changes and upgrades without modifying the source code. Our software provides organizations with the broad functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, and minimized implementation and modification time, we address the needs of a wide range of organizations while giving end users more control of their work environment.

Our Clarus(TM) product line includes a full suite of financial and human resource applications and a growing suite of corporate service applications. These applications cover the full range of financial and accounting functions, including general accounting, expense accounting, revenue accounting and human resources. We license a series of modules, our Graphical Architects(R), that are designed to extend, enhance, integrate and change the look and feel of our core applications. Through a visual point-and-click interface, the Graphical Architects(R) modules allow users to personalize and configure our applications without any source code programming.

We have recently introduced our growing suite of Corporate Service Applications, including Clarus(TM) HRPoint(TM), Clarus(TM) Budget, Clarus(TM) OLAP and Clarus(TM) E-Procurement. In addition, we provide dedicated implementation services as an integral part of our solution, and believe that these services result in a high level of customer satisfaction, strong customer references and long relationships. We provide ongoing support services to assist customers in maintaining and updating their systems, training their employees and adding functionality as the customers' businesses grow and their requirements change.

Our objective is to become a leading provider of financial, human resource and corporate service applications to non-industrial organizations. The key elements of our strategy are:

  .to extend our technology leadership;

  .  to leverage our expertise in financial and human resource applications;

  .  to capitalize on middle market opportunities;

  .  to leverage our installed customer base; and

  .  to expand our sales and marketing channels.

We license our products and services primarily through a direct sales force in the United States and Canada. We focus our sales and marketing efforts on value buyers in mid-sized non-industrial organizations, including divisions of larger companies, which represent the fastest growing segment of the financial applications market. Since we started our business we have had more than 250 customers, including leading organizations such as National Railroad Passenger Corporation, Blue Cross and Blue Shield of Alabama, Chartwell Re Holdings Corporation, First Data Corporation, Land's End, Inc., T. Rowe Price Associates, Inc., Shaw Industries, Inc., and Toronto-Dominion Bank.

We were incorporated in Delaware in 1991. On May 26, 1998, we completed an initial public offering of our common stock and sold 2.5 million shares which resulted in net proceeds of approximately $22.0 million. On November 6, 1998, we acquired Elekom Corporation in a merger. Elekom's business is now operated in our subsidiary, Clarus CSA, Inc. Unless the context otherwise requires, references in this Prospectus to "us or we" refer to Clarus Corporation and our wholly-owned consolidated subsidiaries: Clarus Professional Services, L.L.C., SQL Financials Europe, Inc. and Clarus CSA, Inc. Clarus Professional Services, L.L.C. includes the operations through which we provide dedicated implementation services. We plan to merge these operations into Clarus Corporation effective January 1, 1999. SQL Financials Europe, Inc. has no operations.

                                  THE OFFERING

Certain of our stockholders are offering a total of 629,625 shares of our common stock for sale. We will not receive any of the proceeds from the sale of these shares of common stock. You should read the Risk Factors section, beginning on page 5, as well as the other cautionary statements throughout the entire Prospectus to ensure you understand the risks associated with an investment in our common stock before purchasing any shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

We are providing the following financial information to aid you in your analysis of our financial condition. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998.

                                                                         NINE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------------  ----------------
                           1993     1994     1995     1996     1997     1997     1998
                          -------  -------  -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $ 1,054  $ 3,821  $ 8,190  $13,056  $25,988  $17,534  $30,694
Operating income (loss).   (2,156)  (5,157)  (7,987)  (7,658)  (3,358)  (3,821)     907
Net income (loss).......   (2,170)  (5,140)  (8,049)  (7,879)  (4,110)  (4,366)   1,101
Income (loss) per common
 share:
  Basic.................    (2.23)   (5.65)   (6.19)   (5.74)   (2.97)   (3.15)    0.22
  Diluted...............    (2.23)   (5.65)   (6.19)   (5.74)   (2.97)   (3.15)    0.13
Weighted average common
 shares outstanding:
  Basic.................      975      910    1,300    1,373    1,386    1,384    5,080
  Diluted...............      975      910    1,300    1,373    1,386    1,384    8,767

                                                                        AT
                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $23,984
Working capital...................................................     20,882
Total assets......................................................     43,594
Long-term debt, net of current portion............................        310
Total stockholders' equity........................................     25,187

                       SELECTED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined financial data is presented assuming that our merger with Elekom Corporation occurred on the dates indicated. The pro forma condensed combined balance sheet data has been prepared as if the merger had been consummated on September 30, 1998. The pro forma condensed combined statements of operations data have been prepared as if the merger had been consummated at the beginning of the periods presented. The following financial statements do not reflect any anticipated cost savings which we may realize after consummation of the merger. The pro forma information does not represent what our results of operations actually would have been if the merger had occurred on or for the periods presented.

The pro forma condensed financial data should be read in conjunction with our historical financial statements appearing in other places in this Prospectus.

                                                                   AT OR FOR THE
                                                      FOR THE YEAR  NINE MONTHS
                                                         ENDED         ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   PRO FORMA STATEMENT OF OPERATIONS DATA:
     Total revenues.................................    $ 26,005      $30,999
     Operating loss.................................      (8,374)      (2,478)
     Net loss.......................................     (10,408)      (2,482)
     Basic and diluted net loss per share(1)........       (3.75)       (0.38)
     Weighted average common shares outstanding.....       2,776        6,470
   PRO FORMA BALANCE SHEET DATA:
     Working capital (deficit)......................                   10,648
     Total assets...................................                   38,565
     Redeemable convertible preferred stock.........                        0
     Stockholders' equity (deficit).................                   18,829

--------
(1) Our allocation of the purchase price in the merger resulted in the allocation of $14.0 million of in-process acquired research and development which, under generally accepted accounting principles, which was expensed immediately upon completion of the merger on November 6, 1998. This charge has been excluded from the calculation of pro forma loss per share for the presentations due to its nonrecurring nature.

FORWARD-LOOKING STATEMENT

This Prospectus contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including or related to our future results (including certain projections and business trends).

These and other statements, which are not historical facts, are based largely on current expectations and assumptions of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties
described in "Risk Factors" beginning on page    herein. Assumptions related to
forward-looking statements include that we will continue to price and market our products competitively; that competitive conditions within our markets will not change materially or adversely; that the demand for our products will remain strong; and that we will retain key personnel.

Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this Prospectus, the words "estimate," "project," "intend," and "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking information will be realized. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans which may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as our representation that any strategy, objectives or other plans will be achieved. The forward-looking statements contained in this Prospectus speak only as of the date of this Prospectus as stated on the front cover, and we do not have any obligation to publicly update or revise any of these forward-looking statements.

TRADEMARKS

Active Architecture(R), Graphical Architects(R), World Class Applications . . . Breakthrough in Time(R) and ELEKOM(R) are our trademarks registered with the U.S. Patent and Trademark Office. Data Exchange/Graphical Architect(TM), Solution/Graphical Architect(TM), Workload/Graphical Architect(TM), Workflow/Graphical Architect(TM), Business Controls/Graphical Architect(TM), and Clarus(TM) are our trademarks. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

In addition to the other information in this Prospectus, you should consider carefully the following risk factors.

HISTORIES OF OPERATING LOSSES

We have incurred significant net losses in each year since our formation. As of September 30, 1998, we had an accumulated deficit of approximately $26.9 million. These losses have occurred, in part, because of the substantial costs we incurred to develop our products, expand our product research and hire and train our direct sales force. Although we have achieved revenue growth and recent profitability for the quarters ended September 30, 1997, December 31, 1997, June 30, 1998 and September 30, 1998, we may not be able to generate the substantial additional growth in revenues that will be necessary to sustain profitability. We plan to continue to increase our operating expenses in order to fund higher levels of research and development, increase our sales and marketing efforts, broaden our customer support capabilities and expand our administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, our business, results of operations and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

UNCERTAINTY OF FUTURE OPERATING RESULTS

Future spending for software applications in general and for our applications is uncertain due to the approach of the Year 2000. Some industry experts have predicted that software sales may decline in the final months of 1999. If these predictions are correct, our operations may be adversely affected.

On November 6, 1998, we acquired Elekom Corporation ("Elekom") in a merger. Elekom was merged into Clarus CSA, Inc., our wholly-owned subsidiary. Elekom was a development stage enterprise that was incorporated in August, 1995, as a subsidiary of Egghead, Inc. and had operated on a stand-alone basis since November 1997. Accordingly, Elekom has a limited operating history upon which an evaluation of its business and prospects could be based. Prior to the merger, Elekom had generated minimal operating revenues, had incurred significant losses and had experienced substantial negative cash flow from operations.

Our prospects must be considered in light of the considerable risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating in unproven markets with unproven products. We expect to incur substantial additional costs in efforts to complete the development of the Clarus E-Procurement product and to integrate the Elekom Procurement software in its existing stage of development with our Clarus Purchasing Control module and to market and support this product. Our investments in Elekom's products and technologies may not achieve the desired returns.

LIMITED PERIOD OF PUBLIC TRADING; VOLATILITY OF STOCK PRICE

Prior to May 1998, there was no public market for the shares of our common stock. An active public market for the shares of our common stock may not be sustained. The market price of the shares of common stock has been and may continue to be highly volatile. The market price could be subject to wide fluctuations in response to variations in results of operations, announcements of technological innovations or our new products or new products of our competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of the shares of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any securities litigation involving us could result in substantial costs and a diversion of management's attention and resources. The market price of our common stock has been highly volatile since our initial public offering in May, 1998.

FINANCIAL IMPACT OF MERGER

We recently completed a merger with Elekom. As a result of the accounting treatment for the merger, our results of operations were negatively impacted. We recognized a write-off of acquired in-process research and development of approximately $14.0 million and will amortize the remainder of approximately $3.4 million over a period ranging from three months to 10 years. Such amortization will adversely affect our results of operations through 2008. The consummation of additional acquisitions may significantly increase amortization costs and result in significant write-offs of acquired in-process research and development. The amounts allocated under purchase accounting to developed technology and in-process research and development in the merger involve valuations utilizing estimations of future revenues, expenses, operating profit and cash flows. The actual revenues, expenses, operating profit and cash flows from the acquired technology recognized in the future may vary materially from such estimates. If the in-process research and development product is not successfully developed, our sales and profitability may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. We expect to begin to benefit from the purchased in-process technology in the second quarter of 1999.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results caused by many factors, including, but not limited to:

  .  changes in the demand for our products;

  .  the timing, composition and size of orders from our customers

  .  lengthy sales cycles;

  .  spending patterns and budgetary resources of our customers;

  .  our success in generating new customers;

  .  introductions or enhancements of our products

  .  changes in our pricing policies or those of our competitors;

  . our ability to anticipate and effectively adapt to developing markets and rapidly changing technologies;

  .  our ability to attract, retain and motivate qualified personnel;

  .  changes in the mix of products sold;

  . the publication of opinions about us and our products, or our competitors and their products, by industry analysts or others;

  .  a general economic downturn caused by the Year 2000 impact; and

  .  changes in general economic conditions.

The loss of a large sale, or the deferral of a large sale to a subsequent quarter, could have a material adverse effect on current quarter operating results and could cause significant fluctuations in revenues and earnings from quarter to quarter. Additionally, because we derive a smaller percentage of our revenues from maintenance contracts than many financial and human resource software companies with a longer history of operations, we do not have a significant ongoing revenue stream that may tend to mitigate quarterly fluctuations in operating results.

We also have experienced, and expect to experience, a high degree of seasonality, and in recent years have recognized proportionately greater percentage of our total revenues in the fourth quarter than in any other quarter during such year. Fourth quarter revenues in 1995, 1996 and 1997 were 39.1%, 33.6% and 32.5%, respectively, of total revenues for those years. As a result of this seasonality, we may experience reduced net income, or even net losses, in the first, second or third fiscal quarters in any year.

Consistent with software industry practice, we typically ship our software promptly following receipt of a firm order. We operate with minimal backlog. As a result, quarterly sales and operating results depend generally on the volume and timing of orders within the quarter, the tendency of sales to occur late in fiscal quarters and our ability to fill orders received within the quarter, all of which are difficult to forecast and manage. Our expense levels are based in part on our expectations of future orders and sales. A substantial portion of our operating expenses are related to personnel, facilities and sales and marketing programs. This level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the near term. Accordingly, any significant shortfall in demand for our products in relation to our expectations would have an immediate and material adverse financial effect on us.

Due to all of these factors, we believe that our quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter our results of operations are likely to fall below the expectations of securities analysts and investors. In such event, or in the event that such result is perceived by market analysts to have occurred, the trading price of our common stock would likely be materially adversely affected.

TRANSACTION EXPENSES; RISK OF INABILITY TO INTEGRATE OPERATIONS

We incurred an aggregate of direct transaction costs of approximately $950,000 for the acquisition of Elekom. We will also incur additional charges to operations, which are not currently reasonably estimable, to reflect costs associated with integrating the two companies. There can be no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. We have never before acquired a significant business. We may not be able to successfully integrate Elekom's business into our operations.

Risks associated with the integration of Elekom's business into our business include, among other things, potential disruption of our ongoing business; inability to successfully integrate Elekom's systems into our operations; maintenance of uniform standards, controls and procedures; and possible impairment of relationships with Elekom employees as a result of the merger and changes in management. Further, the acquisition may involve a number of additional risks, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances and legal liabilities. Some or all of these could have a material adverse effect on our business, results of operations and financial condition.

DEPENDENCE ON DIRECT SALES MODEL

To date, we have sold our products exclusively through our direct sales force. We intend to continue to differentiate ourselves from many of our competitors by relying principally on our direct sales model. As a consequence of this strategy, our ability to achieve significant revenue growth in the future will depend in large part on our success in recruiting, training and retaining additional direct sales and consulting personnel and on the continuing success of the direct sales force. Our financial success will depend in large part on the ability of our direct sales force to increase sales to levels necessary to sustain profitability. In order to increase sales, we must hire, train and deploy a continually increasing staff of competent sales personnel. We believe that there is a shortage of, and significant competition for, direct sales personnel with the advanced sales skills and technological knowledge necessary to sell our products. Our inability to hire, or failure to retain, competent sales persons would have a material adverse effect on our business, results of operations and financial condition.

In addition, by relying primarily on a direct sales force model, we may fail to leverage the additional sales capabilities that might be available through other sales distribution channels. This may place us at a disadvantage with respect to our competition. In the future, we intend to develop indirect distribution channels through third-party distribution arrangements. We may not be successful in establishing third-party distribution arrangements. Any expansion of our indirect distribution channels may not result in increased revenues.

COMPETITION

The market for financial and human resource applications is intensely competitive. Our applications are designed for use in client/server environments utilizing Windows NT and Unix servers. Principal competitors that offer products that run on Windows NT or Unix servers in client/server environment include PeopleSoft, Inc. ("PeopleSoft"), Oracle Corporation ("Oracle"), and Lawson Software, Inc. ("Lawson"). In 1997, J.D. Edwards & Company introduced financial applications for use on Windows NT or Unix servers in competition with us. We also face indirect competition from companies that sell financial software applications for use mainly on proprietary mid-range computing systems, from suppliers of custom-developed financial applications software systems, from the consulting groups of major accounting firms and from the information technology ("IT") departments of potential customers that choose to develop systems internally.

Similarly, the market for Internet procurement applications, such as Clarus E Procurement and electronic commerce technology generally, is rapidly evolving and intensely competitive. Clarus E Procurement is designed to compete with prepackaged electronic commerce software, software tools for developing electronic commerce applications, system integrators and business application software. In addition, potential customers may elect to develop their own electronic commerce solutions.

We will face competition from other electronic procurement providers such as ARIBA, Commerce One, TRADE'ex, Intelisys and Trilogy. We will also face competition from larger corporations, such as Netscape and Harbinger, who have entered the electronic procurement market. In addition, we believe we will experience increased competition from travel and expense software companies, such as Extensity, Captura and Concur (formerly Portable Software),which recently acquired 7Software, a direct competitor. We anticipate that some of the larger enterprise resource planning software vendors, such as SAP, which recently announced SAP Business-to-Business Procurement solution with expected availability in the fourth quarter of 1998 will also enter this market. Other potential competitors in this category include Oracle, PeopleSoft, and Baan. Other companies who have a stated interest in electronic procurement include Microsoft Corporation, IBM, Aspect Development and Requisite Technologies.

The majority of our principal current and potential competitors have significantly greater financial, technical and marketing resources and name recognition than we do. In addition, because of relatively low barriers to entry and relatively high availability of capital in today's markets, we believe that new competitors will emerge in our markets. We anticipate that we may face pricing pressures and that one or more companies in our markets may face financial failure. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate our markets. If we do not offer products that continue to achieve success in their respective markets in the short term, we could suffer a loss in market share and brand name acceptance. Moreover, any material reduction in the price of our products would negatively affect margins as a percentage of net revenues and would require us to increase sales or reduce costs to maintain or increase net income. The occurrence of any of the foregoing would result in a material adverse effect on our business, results of operations and financial condition. We may not compete effectively with current and future competitors.

RAPID TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH NEW PRODUCTS AND PRODUCT ENHANCEMENTS

The market for financial, human resource and corporate service applications is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry and financial accounting standards and practices. The introduction of products embodying new technologies and functionality can render existing products obsolete and unmarketable. As a result, our future success will depend, in part, upon our ability to continue to enhance our existing products and develop and introduce new products that keep pace with technological developments, satisfy customer requirements and preferences, while remaining price competitive and achieving market acceptance. We may not identify new product opportunities and develop and bring new products to the market in a timely and cost-effective manner. Products, capabilities or technologies developed by others may render our products or technologies obsolete or noncompetitive or shorten life cycles of our products. In particular, Clarus E Procurement has a limited product implementation history. Clarus E Procurement may not be successfully and efficiently developed and marketed. In addition to the potential acquisition of other applications or technologies in the future, we intend to continue to address product development and enhancement initiatives through our internal research and development staff and through the licensing of third-party technologies.

RISK OF LIMITED LIFE CYCLE OF VERSIONS OF PRODUCTS

Because of these potentially rapid changes in the financial, human resource and corporate service applications market, the life cycle of versions of our technology is difficult to estimate. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by developing and introducing enhancements to our products and technologies on a timely basis that keep pace with technological developments, emerging industry standards and customer requirements. We have recently released 32-bit versions of our financial applications products. We believe that these products offer the advanced functionality and technological capabilities necessary to compete with generally available competitive products. We may not be successful in developing and marketing enhancements to existing products or in developing new products that respond to technological changes, evolving industry or accounting standards or practices or customer requirements. Our failure to successfully develop and bring new or enhanced products to market that offer advanced technology and functionality adequate to compete with other available products could have a material adverse effect on our business, results of operations and financial condition.

RISK OF PERFORMANCE DEGRADATION OF CLARUS E PROCUREMENT IN HIGH VOLUME ENVIRONMENTS

Clarus E Procurement was designed for use in environments that include, without limitation, a large number of users, large amounts of catalog and other data and potentially high peak transaction volumes. The final product, however, may not operate as designed when deployed. Therefore, when deployed, Clarus E Procurement and the third party computer software and hardware on which Clarus E Procurement is dependent may not operate as designed. Any failure by Clarus E Procurement to adequately perform in a high volume environment could have a material adverse effect on the market for Clarus E Procurement and on our business, results of operations and financial condition.

LIMITED EXPERIENCE, AND RISKS ASSOCIATED, WITH INTERNET COMMERCE

The success of our Internet-based computer software systems and technologies depends upon the development and expansion of the market for Internet-based packaged software applications, in particular electronic commerce applications. This market is new and rapidly evolving. The acceptance of electronic commerce generally, and the Internet specifically, as a forum for corporate procurement is highly uncertain and subject to a number of risks. Many significant issues relating to such use of the Internet (including security, reliability, cost, ease of use, quality of service and government regulation) remain unresolved and may delay or prevent the necessary growth of the Internet. If widespread use of the Internet for commercial transactions does not develop or if the

Internet otherwise does not develop as an effective forum for corporate procurement, the success of Clarus E Procurement would be materially adversely affected, as well as, potentially, our overall business, operating results and financial condition.

The adoption of the Internet for corporate procurement and other commercial transactions requires acceptance of new ways of transacting business. In particular, enterprises with established patterns of purchasing goods and services that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant to adopt a new strategy that may make some of their existing personnel and infrastructure obsolete. Also, the security and privacy concerns of existing and potential users of Internet-based products and services may impede the growth of online business generally and the market's acceptance of our products and services in particular. A functioning market for such products may not emerge or be sustainable. If the market for Internet-based packaged procurement applications fails to develop or develops more slowly than we anticipate, or if Clarus E Procurement and any other Internet-based products developed by us do not achieve market acceptance, our business, operating results and financial condition could be materially adversely affected.

RISK OF INABILITY TO MANAGE GROWTH

We recently have experienced significant growth in our sales and operations and in the complexity of our products and product distribution channels. We increased our sales by approximately 217% from approximately $8.2 million in 1995 to approximately $26.0 million in 1997 and generated revenues of approximately $30.7 million during the first nine months of fiscal 1998. We increased the number of our employees from 105 on December 31, 1995 to 340 persons on November 30, 1998, and we intend to further increase the size of our sales force and development staff to address anticipated growth in sales. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational and financial resources and increase demands on our internal systems, procedures and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

Our performance is substantially dependent on the performance of our key management, sales, support and technical personnel, all of whom are employed at will and are not bound by employment agreements to continue in our employ. The loss of the services of any of such personnel could have a material adverse effect on our business, results of operations and financial condition. We do not maintain key person life insurance policies on any of our employees or consultants.

ABILITY TO HIRE AND RETAIN PERSONNEL

In completing the development of Clarus E Procurement, we anticipate that we will rely heavily on the efforts of a number of former employees of Elekom, who are now employees of Clarus CSA. While these certain key employees have entered into employment agreements with a term of employment, these employees are employed at will and will be able to terminate their services to Clarus CSA at any time. The failure to employ and retain the necessary personnel from Elekom could have a material adverse effect upon the development of Clarus E Procurement and, potentially, upon our overall business, financial condition and results of operations.

Our success also is highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, and sales and marketing personnel. Competition for such personnel is intense. We believe that there is a shortage of qualified personnel with the skills required to manage, develop, sell and market financial, human resource and corporate service applications and enhancements in today's highly competitive environment. Accordingly, there can be no assurance that we will be able to attract, assimilate or retain highly qualified personnel. Our inability to attract and retain the necessary personnel would have a material adverse effect on our business, results of operations and financial condition.

PRODUCT CONCENTRATION

We expect that revenues from our financial and human resource applications will continue to account for a substantial portion of our product revenues for the foreseeable future. During 1997, we released 32-bit versions of our financial applications with enhanced functionality. Increased market acceptance of this enhanced product family is critical to our ability to increase sales and therefore to sustain profitability. Any factor adversely affecting sales or pricing levels of these applications will have a material adverse effect on our business, results of operations and financial condition. Factors that may affect market acceptance include the availability and price of competing products and technologies and the success of our sales efforts. Moreover, we anticipate that our competitors will introduce additional competitive products, particularly if demand for financial and human resource applications increases, which may reduce future market acceptance of our products. Our future performance will also depend in part on the successful development, introduction and market acceptance of new and enhanced products. Our new or enhanced products may not be successfully developed, introduced or marketed. The failure to do so would have a material adverse effect on our business, results of operations and financial condition.

MARKET ACCEPTANCE OF CLARUS E PROCUREMENT

We expect that substantially all of our revenues from Clarus CSA for the foreseeable future will be derived from sales of Clarus E Procurement. Market acceptance of Clarus E Procurement is critical to our ability to maintain profitability. The electronic procurement industry is a rapidly changing industry based on new technologies which, although they have grown in acceptance in the last few years, are still not substantially relied on. The market may not accept intranet-based electronic procurement processes focused on non-production goods and services. Furthermore, there is fluid and intense competition in this market, which may affect our sales efforts. We may not overcome these risks, and failure to do so would materially adversely affect our business, results of operations and financial condition.

LENGTHY SALES CYCLES

A customer's decision to license and implement our financial, human resource and corporate service applications presents significant enterprise-wide implications and involves a substantial commitment of the customer's management attention and resources. We believe that the period between initial customer contact and the customer's purchase commitment typically ranges from four to seven months for our applications. Recently, the demand for solutions to the Year 2000 problem generally has resulted in a temporary reduction in the sales cycle for many companies that have chosen to implement client/server based financial applications to resolve impending systems failure caused by the Year 2000. However, as more companies achieve Year 2000 compliance in their financial and human resource applications, and as a result of the increased complexity of our products and an increase in the number and sophistication of competing products, sales cycles are likely to increase in the future. Accordingly, our future sales cycle could extend beyond current levels as a result of lengthy evaluation and approval processes that typically accompany major initiatives or capital expenditures, including delays over which we have little or no control. The loss of individual orders due to increased sales and evaluation cycles, or delays in the sale of even a limited number of systems, could have a material adverse effect on our business, results of operations and financial condition and, in particular, could contribute to significant fluctuations in our operating results on a quarterly basis.

PROPRIETARY RIGHTS AND LICENSING

Our success depends significantly upon our internally developed proprietary intellectual property and intellectual property licensed from others. We rely on a combination of copyright, trademark and trade secret laws as well as on confidentiality procedures and licensing arrangements, to establish and protect our proprietary rights in our products. We currently have no patents or patent applications pending, and existing trade secret and copyright laws provide only limited protection of our proprietary rights. We have registered or applied for registration for certain copyrights and trademarks. We will continue to evaluate the registration of additional copyrights and trademarks. Despite our efforts to protect our products' respective proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Third parties may also independently develop products similar to our products. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

We enter into license agreements with our respective customers. These license agreements provide for the customer's non-exclusive right to use the object code version of our products. The license agreements prohibit the customer from disclosing to third parties or reverse engineering our products and disclosing our confidential information. In certain rare circumstances, typically for the earliest releases of our products, we have granted our customers a source code license, solely for the customer's internal use.

We have in the past licensed and may in the future license on a non-exclusive basis third-party software for use and distribution with our respective applications. Because these third-party software licenses are non-exclusive, no assurance can be given that these licensors will not grant similar licenses to our competitors. Expiration or termination of our third-party licenses or the inability of our licensors to adequately maintain or update software would adversely affect their ability to ship certain products. While it may be necessary or desirable in the future for us to obtain third-party software licenses from alternative sources, there can be no assurance that we will be able to do so on commercially reasonable terms, if at all.

Although we do not believe that we are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry matures and expanded legal protections are applied to software products. Third parties may assert infringement claims against us with respect to our proprietary technology and intellectual property licensed from others. Generally, our third-party software licensors indemnify us from claims of infringement. However, if we were to receive a claim of infringement relating to third-party software distributed by us there would be no assurance that our licensors will be able to fully indemnify us for such claim, if at all. Infringement claims against us could cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all. Furthermore, litigation, regardless of the outcome, could result in substantial cost to us, divert management attention and delay or reduce customer purchases. Any infringement claim against us could have a material adverse effect on our business, results of operations and financial condition.

THIRD PARTY PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS

One or more of our products may, in the future, be found to infringe the patent rights of one or more third parties. Because knowledge of a third party's patent rights is not required for a determination of patent infringement and because new patents are being issued by the U.S. Patent and Trademark Office on an ongoing basis, this is an ongoing risk for us.

In addition to the risk of infringing a third party's patent rights, there is a risk that our products may infringe upon other intellectual property rights of third parties (e.g. copyrights, trademarks and trade secrets). We have taken steps to ensure that our employees and contractors have assigned to us all of third parties' rights in and to any of the computer software, inventions and other work product created by third parties for or on behalf of us. In addition, we have taken steps to ensure that they have the proper licenses in place for the use and distribution of all third party company software included in or with our products.

If it is later determined that a third party's patent or other intellectual property rights apply to a product of ours, there is a material risk that the revenue from the sale of such product will be significantly reduced or eliminated as we may have to

  . pay licensing fees or royalties to such third party in order to continue selling the product;

  . incur substantial expense in the modification of the product so that the third party's patent or other intellectual property rights no longer apply to such product; or

  .  stop selling the product.

In addition, if a product is adjudged to be infringing a third party's patent or other intellectual property rights, then we may be liable to such third party for actual damages and attorneys' fees. If the infringement of a third party's patent were found to be wilful on our part, then the third party might be able to recover treble damages plus attorneys' fees and costs.

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. Despite our testing and use by current and potential customers, errors may be found in new applications after commencement of commercial shipments or, if discovered, that we will successfully correct such errors in a timely manner or at all. We could, in the future, lose revenues as a result of software errors or other product defects. Our products and future products are intended for use in applications that may be critical to a customer's business. As a result, our customers and potential customers might have a greater sensitivity to product defects than the market for software generally. The occurrence of errors and failures in our products could result in the loss of or delay in market acceptance of our applications, and alleviating such errors and failures could require us to expend significant capital and other resources. The consequences of such errors and failures could have a material adverse effect on our business, results of operations and financial condition.

Since our financial applications are used by our customers for financial reporting and analysis and payroll processing, any design defects, software errors, misuse of our products, incorrect data from network elements or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Since Clarus E Procurement is used by our customers for procurement processing and analysis, any design defects, software errors, misuse of this product, incorrect data from network elements or other potential problems within or out of our control that may arise from the use of this product could result in financial or other damages to our customers. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. We do not maintain product liability insurance. Accordingly, any such claim could have a material adverse effect upon our business, results of operations and financial condition. We provide warranties for our products after the software is purchased for the period in which the customer maintains our support of the product. We generally support only current releases and the immediately prior releases of our products. Our license agreements generally do not permit product returns by the customer, and product returns and warranty expense for 1995, 1996, 1997 and the first nine months of 1998 represented less than 8.3%, 4.9%, 1.2% and 1.0% of total revenues during each respective period. However, product returns may increase as a percentage of total revenues in future periods.

RELIANCE ON THIRD-PARTY SOFTWARE

We maintain nonexclusive license agreements with Microsoft Corporation, Oracle Corporation and Sybase, Inc. that allow us to integrate our products with relational database management systems provided by these companies. If our customers experience significant problems with these database management systems and such problems are not corrected by the database system provider, there can be no assurance that our customers will be able to continue to use our products. Additionally, our inability to maintain upward compatibility with a new database management system release could impact the ability of our customers to use our products. The customer's inability to use our products would affect customer's renewal of software maintenance for such products, which would have a material adverse effect on our business, results of operations and financial condition.

We rely on non-exclusive license agreements with Hyperion Solutions Corporation, Centura Corporation and FRx Software Corporation, and others for third-party software that we distribute. The loss of, or inability to maintain, any of these software licenses would result in delays or reductions in product shipments until equivalent software could be identified, licensed or developed. Any such delays could have a material adverse effect on our business, operating results and financial condition. Further, in some instances we only receive object code from our licensors, causing us to be reliant on software support services from third parties. If these third parties fail to satisfy their maintenance obligations to us, then we would likely fail to satisfy our software support obligations to our customers. Any such failure would have a material adverse effect on our business, results of operations and financial condition.

We have also entered into agreements with Seagate Software, Inc., Intuitive Data Solutions and other third party licensors with customary warranty, software maintenance and infringement indemnification terms for third party software that we distribute. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed or developed. Any such delays could have a material adverse effect on our business, operating results and financial condition.

The termination of any such licenses or the failure of any of these third-party licensors to adequately maintain or update their products could delay the shipment of certain of our products while we seek to implement software offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, there can be no assurance that we will be able to do so on commercially reasonable terms or at all.

YEAR 2000 COMPLIANCE

Our applications are designed to be Year 2000 compliant. However, we are in the process of determining the extent to which third-party licensed software distributed by and used in our products is Year 2000 compliant, as well as the impact of any non-compliance on us and our customers. If the relational database management systems used with our software is not Year 2000 compliant, our customers will not be able to continue to use our products. We do not currently believe that the effects of any Year 2000 non-compliance in our installed base of software will result in a material adverse impact on our business or financial condition. However, our investigation with respect to third-party software is in its preliminary stages. We may be exposed to potential claims resulting from system problems associated with the century change.

RELIANCE ON MICROSOFT TECHNOLOGIES

We have entered into partnership and marketing arrangements with Microsoft. Our products operate with or are based on Microsoft's proprietary products such as:
Windows NT, Visual C++, Foundation Classes, Active X, OLE/COM, SQL Server and Visual Basic. We have designed our products and technology to be compatible with new developments in Microsoft technology. Although we believe that Microsoft technologies are currently widely utilized by businesses of all sizes, businesses may not continue to adopt such technologies as anticipated, may migrate from older Microsoft technologies to newer Microsoft technologies or may adopt alternative technologies that we do not support.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations specifically addressing commerce on the Internet. Due to the increasing use and growth of the Internet; however, it is possible that such laws and regulations may be adopted covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. The scope and applicability of this statute are currently unsettled, but the imposition upon us of potential liability for information carried on or disseminated through our application systems by this or other laws could require us to reduce our exposure to such liability. This could require us to make significant expenditures, or to discontinue certain services. The adoption of any such laws or regulations also could slow the growth of the Internet, which could in turn adversely affect our business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

As a result of customer demand, it is possible that Clarus E Procurement will be required to incorporate encryption technology, the export of which is regulated by the United States government. Export regulations, either in their current form or as they may be subsequently enacted, may limit our ability to distribute our software outside the United States. Moreover, legislation or regulation may further limit levels of encryption or authentication technology that we are able to utilize in our software. Any revocation or modification of our export authority, unlawful exportation of our software, or adoption of new legislation or regulation relating to exportation of software and encryption technology could have a material adverse effect on the prospects for Clarus E Procurement and, potentially, on our business, financial condition, and operating results as a whole.

RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

A significant barrier to commerce involving the Internet is the secure exchange of valued and confidential information over public networks. It is anticipated that Clarus E Procurement will rely on encryption and authentication technology to provide the security and authentication necessary to render secure the exchange of valued and confidential information. Advances in computer capabilities, discoveries in the field of cryptography or other events or developments may result in a compromise of any encryption methods employed in Clarus E Procurement to protect transaction data. If any compromise of security were to occur, it could have a material adverse effect on our business, financial condition, and operating results.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Our executive officers and directors, and their affiliates, as a group, own approximately 31.8% of our outstanding common stock. As a result, these stockholders are able to influence matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions.

SHARES ELIGIBLE FOR FUTURE SALE

The market price for our common stock could drop as a result of sales of a large number of shares of our common stock in the market or the perception that such sales could occur. The holders of the stock options granted during the period of January 1, 1998 through March 31, 1998 whose options have been fully vested have entered into lock-up agreements restricting the sale or transfer of such shares for a four-year period following the date of the initial public offering, with 25% of such shares being released from such restriction on each anniversary of May 26, 1998. We have filed a Registration Statement on Form S-8 that has made eligible for sale an additional 2,581,496 shares issuable upon the exercise of stock options. Of these 2,581,496 shares, 283,597 shares are subject to the four year lock-up described above.

The former holders of Series A Preferred Stock and Series B Preferred Stock of Elekom and Norman N. Behar have agreed with us not to sell any shares of our common stock received by them in connection with the merger until August 6, 1999. After that date, such shares will be freely tradable, subject to the rules of the Securities and Exchange Commission. We have granted piggy-back registration rights to the holders of the Series A Preferred Stock, Series B Preferred Stock and Norman N. Behar which will enable these stockholders to trade their shares of our common stock received in the merger if we file a registration statement before August 6, 1999.

POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTITAKEOVER PROVISIONS

Our Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock and permits the Board of Directors to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by our stockholders. Although we have no current plans to issue new shares of preferred stock, the potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control. The potential issuance may also discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock. Our Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered board may make it more difficult for a third party to gain control of our Board of Directors. In addition, certain provisions of our corporate charter and by-laws and of Delaware corporate law may have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors including takeovers which stockholders may deem to be in their best interest.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

The following table sets forth, as of November 30, 1998, certain information regarding the beneficial ownership of our common stock by each selling stockholder.

                            BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                            PRIOR TO OFFERING(L)                       AFTER OFFERING(L)
                         ---------------------------              ---------------------------
                                          PERCENT OF                               PERCENT OF
                         NUMBER OF SHARES   COMMON   SHARES TO BE NUMBER OF SHARES   COMMON
    NAME AND ADDRESS     OF COMMON STOCK    STOCK        SOLD     OF COMMON STOCK    STOCK
    ----------------     ---------------- ---------- ------------ ---------------- ----------
Roy Armitage............       1,005           *         1,005             --          --%
  1377 Lake James Drive
  Virginia Beach, VA
   2364
Judith Bassoul..........         600           *           600             --          --
  5265 Linnadine Way
  Norcross, Georgia
   30092
M. Alan Bond............       6,000           *         6,000             --          --
  980 Walther Boulevard
  Apt. #1317
  Lawrenceville, Georgia
   30043
Scott J. Brady..........     104,350           *        89,100         15,250           *
  6154 Poplar Bluff
   Circle
  Norcross, Georgia
   30092
Michael P. Caffyn.......       1,005           *         1,005             --          --
  2201 Bierce Drive
  Virginia Beach, VA
   23454
Gerald E. Cassidy.......       1,740           *         1,740             --          --
  4940 Evergreen Valley
   Way
  Alpharetta, Georgia
   30202
Gregory M. Corley.......         390           *           390             --          --
  83 Waddell Street.,
   N.E.
  Atlanta, Georgia 30307
Mary B. Flock...........          75           *            75             --          --
  1511 S.W. Park Avenue,
   #1303
  Portland, OR 97201
Jeffrey A. Fourman......       1,680           *         1,680             --          --
  1212 N. Grove
  Oak Park, IL 60302
Robert J. Fousch, Jr ...          45           *            45             --          --
  4617 Howell Farms
   Drive
  Acworth, Georgia 30101
Wesley C. Hewatt........          45           *            45             --          --
  5694 Kilrush Court
  Mableton, Georgia
   30126

                            BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                            PRIOR TO OFFERING(1)                       AFTER OFFERING(1)
                         ---------------------------              ---------------------------
                                          PERCENT OF                               PERCENT OF
                         NUMBER OF SHARES   COMMON   SHARES TO BE NUMBER OF SHARES   COMMON
    NAME AND ADDRESS     OF COMMON STOCK    STOCK        SOLD     OF COMMON STOCK    STOCK
    ----------------     ---------------- ---------- ------------ ---------------- ----------
Laurie Maceyko Hood.....        150            *          150            --            --
  110 Huntington Road,
   N.E.
  Atlanta, Georgia 30309
Tracey D. Jackson.......        900            *          900            --            --
  510 Shale Court
  Alpharetta, Georgia
   30202
Jeffrey M. Kirby........        600            *          600            --            --
  21 Beacon Street
  Apt. 5-S
  Boston, MA 02108
John M. McCall..........      7,500            *        7,500            --            --
  3019 Blandwood Drive
  Valdosta, Georgia
   31601
Rudolph Russell McCall..      7,500            *        7,500            --            --
  3019 Blandwood Drive
  Valdosta, Georgia
   31601
James Patrick McVey.....        300            *          300            --            --
  4037 Dream Catcher
   Drive
  Woodstock, Georgia
   30189
Denise L. Miles.........        615            *          615            --            --
  3346 Muscadine Trail
  Kennesaw, Georgia
   30144
Nader Oteifa............      1,230            *        1,230            --            --
  1789 Chestwood Drive
  Virginia Beach, VA
   23456
Ronnie D. Philpot.......        342            *          342            --            --
  212 Melrah Hill
  Peachtree City, GA
   30269
Gary J. Rogers..........      8,400            *        8,400            --            --
  17534 Charity Lane
  Germantown, MD 20874
Janet V. Smith..........        390            *          390            --            --
  7315 Chattahoochee
   Bluff Drive
  Atlanta, Georgia 30350
Noreen M. Snellman......      1,800            *        1,800            --            --
  100 Oakhavern Drive
  Roswell, Georgia 30075
Nancy W. Swager.........         33            *           33            --            --
  5345 Myras Court
  Cumming, Georgia 30040

                            BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                            PRIOR TO OFFERING(1)                       AFTER OFFERING(1)
                         ---------------------------              ---------------------------
                                          PERCENT OF                               PERCENT OF
                         NUMBER OF SHARES   COMMON   SHARES TO BE NUMBER OF SHARES   COMMON
    NAME AND ADDRESS     OF COMMON STOCK    STOCK        SOLD     OF COMMON STOCK    STOCK
    ----------------     ---------------- ---------- ------------ ---------------- ----------
Technology Ventures,
 L.L.C. ................     928,950         7.7%      497,700        431,250         3.6%
  Two Ravinia Drive,
   Suite 1090
  Atlanta, Georgia 30346
  Attn: Joseph S. McCall
Charlyn Thompson........         240           *           240             --          --
  9975 Barston Court
  Alpharetta, Georgia
   30202
Michael P. Tuttle.......         240           *           240              *           *
  1072 High Point Drive
  Atlanta, Georgia 30306

--------
*  Represents less than 1% of the outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are or may become exercisable within 60 days of November 30, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each Selling Stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such selling stockholder's name.

Technology Ventures, L.L.C. ("Tech Ventures") is controlled by Joseph S. McCall, a member of our board of directors. The common stock was issued to Tech Ventures on February 5, 1998, in connection with our purchase of Tech Ventures' 20% ownership interest in Clarus Professional Services, L.L.C. (formerly, SQL Financials Services L.L.C.) (the "Services Subsidiary"). Mr. McCall founded Clarus Corporation in November 1991 and has previously served as its Chairman, President, and Chief Executive Officer and has been a member of the Board of Directors since 1991. Mr. McCall founded McCall Consulting Group, Inc. in 1986 and he currently serves as its President.

Alan Bond served as Vice President of Finance from May 1996 to December 1997. Gary Rogers served as Vice President of Sales from February 1996 to October 1997.

All the shares of common stock beneficially owned by the selling stockholders may be offered and sold in accordance with this Prospectus.

                                DIVIDEND POLICY

We currently anticipate that we will retain all future earnings for use in our business and do not anticipate that we will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends, and other factors our Board of Directors deems relevant. In addition, our line of credit prohibits the payment of dividends without prior lender approval.

                                    DILUTION

As of September 30, 1998, our net tangible book value was approximately $19.3 million or $2.10 per share. The pro forma net tangible book value after giving effect to the Elekom merger as of September 30, 1998 was approximately $9.6 million or $0.91 per share.

After giving effect to the sale of the 629,625 shares of common stock offered hereby our pro forma net tangible book value as of September 30, 1998, would have been approximately $9.5 million, or $0.89 per share. The following table illustrates this net tangible book value.

   Net tangible book value per share at September 30, 1998............... $2.10
   Decrease attributable to pro forma adjustments........................ $1.19
                                                                          -----
   Pro forma net tangible book value per share at September 30, 1998..... $0.91
   Decrease in pro forma net tangible book value per share due to the sale of common stock by stockholders................................. $0.02
                                                                          -----
   Pro forma net tangible book value per share at September 30, 1998..... $0.89
                                                                          =====

We have outstanding options to acquire a total of 2,123,061 shares of common stock at exercise prices ranging from $0.67 to $10.00 per share and a weighted average exercise price of $4.75 per share. The exercise of a material number of these options would have the effect of increasing the pro forma net tangible book value dilution per share to new investors. See "Principal Stockholders."

                     SELECTED HISTORICAL AND FINANCIAL DATA

Our selected combined financial data set forth below should be read in conjunction with our Consolidated Financial Statements, including the Notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations." The statement of operations data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, our financial statements audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998, have been derived from our unaudited financial statements, but include all adjustments (consisting only of normal recurring adjustments) which we consider necessary for a fair presentation of the results of operations and financial position for the periods presented. The results of operations for the nine months ended September 30, 1998, may not be indicative of the operating results that may be expected our fiscal year ended
December 31, 1998.

                                                                         NINE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------------  ----------------
                           1993     1994     1995     1996     1997     1997     1998
                          -------  -------  -------  -------  -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  License fees..........  $   715  $ 2,568  $ 5,232  $ 6,425  $13,506  $ 9,026  $14,066
  Services fees.........      245      836    1,737    3,984    7,786    5,340   11,277
  Maintenance fees......       94      417    1,221    2,647    4,696    3,168  $ 5,351
                          -------  -------  -------  -------  -------  -------  -------
    Total revenues......    1,054    3,821    8,190   13,056   25,988   17,534   30,694
Cost of revenues:
  License fees..........       12       98      291      416    1,205      856    1,525
  Services fees.........      225      860    1,421    2,904    5,338    3,688    7,223
  Maintenance fees......      189      277      655    1,350    1,973    1,360    2,442
                          -------  -------  -------  -------  -------  -------  -------
    Total cost of
     revenues...........      426    1,235    2,367    4,670    8,516    5,904   11,190
Operating expense:
  Research and
   development..........    1,364    2,130    3,882    5,360    6,690    5,305    4,157
  Sales and marketing...      541    2,718    6,636    7,191    9,515    6,958    8,419
  General and
   administrative.......      866    2,733    2,923    2,368    3,161    2,103    3,723
  Depreciation and
   amortization.........       13      162      369    1,125    1,406    1,049    1,456
  Non-cash compensation.        0        0        0        0       58       36      842
                          -------  -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........    2,784    7,743   13,810   16,044   20,830   15,451   18,597
Operating income (loss).   (2,156)  (5,157)  (7,987)  (7,658)  (3,358)  (3,821)     907
Interest expense
 (income), net..........       14      (17)       2        6      274      223     (230)
Minority interest.......        0        0      (60)    (215)    (478)    (322)     (36)
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss).......  $(2,170) $(5,140) $(8,049) $(7,879) $(4,110) $(4,366) $ 1,101
                          =======  =======  =======  =======  =======  =======  =======
Income (loss) per common
 share:
  Basic.................  $ (2.23) $ (5.65) $ (6.19) $ (5.74) $ (2.97) $ (3.15) $  0.22
                          =======  =======  =======  =======  =======  =======  =======
  Diluted...............  $ (2.23) $ (5.65) $ (6.19) $ (5.74) $ (2.97) $ (3.15) $  0.13
                          =======  =======  =======  =======  =======  =======  =======
Weighted average common
 shares outstanding:
  Basic.................      975      910    1,300    1,373    1,386    1,384    5,080
                          =======  =======  =======  =======  =======  =======  =======
  Diluted...............      975      910    1,300    1,373    1,386    1,384    8,767
                          =======  =======  =======  =======  =======  =======  =======

                                  YEAR ENDED DECEMBER 31,                     AT
                         ----------------------------------------------  SEPTEMBER 30,
                          1993     1994      1995      1996      1997        1998
                         -------  -------  --------  --------  --------  -------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 1,488  $   492  $  3,333  $  3,279  $  7,213     $23,984
Working capital
 (deficit)..............   1,178   (1,424)   (2,555)   (3,422)     (453)     20,882
Total assets............   1,981    1,506     5,865     8,525    14,681      43,594
Long-term debt, net of
 current portion........     190      143        93     1,093       497         310
Total stockholders'
 (deficit) equity.......  (2,961)  (8,732)  (15,927)  (23,837)  (27,910)     25,187

                       UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of September 30, 1998, was prepared as if the merger occurred on such date. The following unaudited condensed combined statements of operations give effect to the merger as of the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the merger had occurred as of such date or what such results will be for any future periods.

The unaudited pro forma condensed combined financial statements are derived from our historical financial statements, those of Elekom and the assumption and adjustments described in the accompanying notes. We believe that all adjustments necessary to present fairly such unaudited financial information have been made. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other economic efficiencies resulting from the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                         PRO FORMA
                                    COMPANY    ELEKOM   ADJUSTMENTS    PRO FORMA
                                    --------  --------  -----------    ---------
              ASSETS
              ------
Current assets:
  Cash............................. $ 23,984  $    181   $  9,450 (a)  $ 14,715
  Accounts receivable, net.........   10,918       201                   11,119
  Prepaid and other current assets.      407       130                      537
                                    --------  --------   --------      --------
    Total current assets...........   35,309       512                   26,371
Property and equipment, net........    2,227       491                    2,718
Other assets:
  Intangible assets, net...........    5,843         0      3,378 (b)     9,221
  Acquired in process research and
   development.....................        0         0     14,000 (b)
                                                          (14,000)(b)
  Deposits and other long-terms
   assets..........................      215        40                      255
                                    --------  --------   --------      --------
    Total assets................... $ 43,594  $  1,043   $ (6,072)     $ 38,565
                                    ========  ========   ========      ========
   LIABILITIES AND STOCKHOLDERS'
              EQUITY
   -----------------------------
Current liabilities:
  Note payable..................... $    990  $      0                 $    990
  Accounts payable and accrued
   liabilities.....................    6,778       778                    7,556
  Deferred revenue.................    6,415       249                    6,664
  Current maturities of long-term
   debt and capital lease
   obligations.....................      244       269                      513
Noncurrent liabilities:
  Deferred revenue.................    3,600         0                    3,600
  Long-term debt and capital lease
   obligations, net of current
   maturities......................      310        33                      343
  Other non-current liabilities....       70         0                       70
                                    --------  --------   --------      --------
    Total liabilities..............   18,407     1,329                   19,736
Stockholders' equity:
  Convertible preferred stock......        0        52        (52)(c)         0
  Common stock.....................        1        10          1 (d)         2
                                                              (10)(c)
  Additional paid in capital.......   51,306    11,128      7,641 (d)    58,947
                                                          (11,128)(c)
                                                          (14,000)(b)
  Accumulated deficit..............  (26,918)  (11,476)    11,476 (c)   (40,918)
  Warrants.........................    1,440         0                    1,440
  Less treasury stock, at cost.....       (2)        0                       (2)
  Deferred compensation............     (640)        0                     (640)
                                    --------  --------   --------      --------
    Total stockholders' equity.....   25,187      (286)    (6,072)       18,829
                                    --------  --------   --------      --------
    Total liabilities and
     stockholders' equity.......... $ 43,594  $  1,043   $ (6,072)     $ 38,565
                                    ========  ========   ========      ========

   See notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA      PRO
                                   COMPANY   ELEKOM    ADJUSTMENTS    FORMA
                                   -------  ---------  -----------   --------
Revenues:
  License fees.................... $13,506  $       0                $ 13,506
  Services fees...................   7,786         17                   7,803
  Maintenance fees................   4,696          0                   4,696
                                   -------  ---------    -------     --------
    Total revenues................  25,988         17                  26,005
Cost of revenues:
  License fees....................   1,205          0                   1,205
  Services fees...................   5,339         13                   5,352
  Maintenance fees................   1,973          0                   1,973
                                   -------  ---------    -------     --------
    Total cost of revenues........   8,517         13                   8,530
Operating expense:
  Research and development........   6,691      1,051                   7,742
  Sales and marketing.............   9,515      1,388                  10,903
  General and administrative......   3,159      1,955                   5,114
  Depreciation....................     844        204                   1,048
  Amortization....................     562          0        422 (e)      984
  Non-cash compensation...........      58          0                      58
                                   -------  ---------    -------     --------
    Total operating expenses .....  20,829      4,598        422       25,849
                                   -------  ---------    -------     --------
Operating loss....................  (3,358)    (4,594)      (422)      (8,374)
Interest income...................      35         16        (51)(f)        0
Interest expense..................     309        617        630 (g)    1,556
Minority expense.................. $   478          0                     478
                                   -------  ---------    -------     --------
Net loss.......................... $(4,110) $  (5,195)   $(1,103)    $(10,408)
                                   =======  =========    =======     ========
Income (loss) per common shares:
  Basic........................... $ (2.97) $(103,892)               $  (3.75)
                                   =======  =========                ========
  Diluted......................... $ (2.97) $(103,892)               $  (3.75)
                                   =======  =========                ========
Weighted average common shares
 outstanding:
  Basic...........................   1,386         50      1,390 (d)    2,776
                                   =======  =========    =======     ========
  Diluted.........................   1,386         50      1,390 (d)    2,776
                                   =======  =========    =======     ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA
                                       COMPANY ELEKOM   ADJUSTMENTS  PRO FORMA
                                       ------- -------  -----------  ---------
Revenues:
  License fees........................ $14,066 $   351     $(125)(h)  $14,292
  Services fees.......................  11,277      20                 11,297
  Maintenance fees....................   5,351      59                  5,410
                                       ------- -------     -----      -------
    Total revenues....................  30,694     430      (125)      30,999
Cost of revenues:
  License fees........................   1,525       1      (125)(h)    1,401
  Services fees.......................   7,223      71                  7,294
  Maintenance fees....................   2,442     148                  2,590
                                       ------- -------     -----      -------
    Total cost of revenues............  11,190     220      (125)      11,285
Operating expense:
  Research and development............   4,157   1,551                  5,708
  Sales and marketing.................   8,419     867                  9,286
  General and administrative..........   3,723     752                  4,475
  Depreciation and amortization.......   1,456     101       324 (e)    1,881
  Non-cash compensation...............     842       0                    842
                                       ------- -------     -----      -------
    Total operating expenses..........  18,597   3,271       324       22,192
                                       ------- -------     -----      -------
Operating income (loss)...............     907  (3,061)      324       (2,478)
Interest income.......................     402      42      (150)(f)      294
Interest expense......................     172       0        90 (g)      262
Minority expense...................... $    36       0                     36
                                       ------- -------     -----      -------
Net income (loss)..................... $ 1,101 $(3,019)    $(564)     $(2,482)
                                       ======= =======     =====      =======
Income (loss) per common share:
  Basic............................... $  0.22 $ (4.11)               $ (0.38)
                                       ======= =======                =======
  Diluted............................. $  0.13 $ (4.11)               $ (0.38)
                                       ======= =======                =======
Weighted average common shares
 outstanding:
  Basic...............................   5,080     735     1,390 (d)    6,470
                                       ======= =======     =====      =======
  Diluted.............................   8,767     735     1,390 (d)    6,470
                                       ======= =======     =====      =======


   See notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The pro forma condensed combined balance sheet assumes that the merger took place September 30, 1998, and combines Elekom's unaudited September 30, 1998 condensed balance sheet and our unaudited September 30, 1998 consolidated condensed balance sheet.

The pro forma combined statements of operations assume the merger took place as of the beginning of the periods presented and combined Elekom's unaudited statements of operations for the year and nine month period ended December 31, 1997 and September, 30, 1998, respectively, and our consolidated statement of operations for the year and nine month period ended December 31, 1997 and September 30, 1998, respectively.

All material transactions between us and Elekom during the periods presented have been eliminated as a pro forma adjustment.

There are no material differences between our accounting policies and those of Elekom.

The pro forma combined provision for income taxes may not represent the amounts that would have resulted had we and Elekom filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our estimates of the value of the tangible and identifiable intangible assets acquired. A valuation of the tangible and identifiable intangible assets acquired has been conducted by an independent third-party appraisal company.

As a part of the merger, we committed to fund the operations of Elekom for each two week period beginning October 1, 1998. Bi-weekly funding of $250,000 was provided until November 6, 1998. The bi-weekly funding was considered additional purchase consideration. Furthermore, Elekom's working capital may be substantially less at Closing compared to Elekom's historical working capital included in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 1998. A decrease in the working capital would result in a reallocation of the purchase price and would result in increases in values assigned to identifiable intangible assets compared to those presented in the accompanying pro forma condensed combined financial statements as of September 30, 1998.

Under purchase accounting, the total acquisition cost was allocated to Elekom's assets and liabilities based on their relative fair values. The final allocations may be different from the results reflected herein. Our analysis, based on an independent appraisal, resulted in an allocation of $14.0 million in in-process acquired research and development which, under generally accepted accounting principles, was expensed immediately after the merger was completed. The accompanying pro forma condensed combined statements of operations exclude the effects of the charge due in its nonrecurring nature.

  (a) Represents the cash consideration of $8.0 million; the estimated acquisition expenses of approximately $950,000 related to the merger; and the $500,000 funded by us to Elekom from October 1, 1998 to November 6, 1998.

  (b) Represents estimated valuation of tangible and intangible assets, including purchased in-process technology, resulting from the preliminary allocation of the purchase price. Valuation of the intangible assets acquired was conducted by an independent third-party appraisal company and consists of purchased in-process research and development, trademarks and trade-names, skilled workforce and favorable lease terms. In the accompanying unaudited pro forma condensed combined financial statements, the purchase price exceeded amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $2.8 million.

The table below is a summary of the estimated amounts allocated to the long-lived assets acquired (dollars in thousands):

                                                                VALUE ASSIGNED
     BALANCE SHEET CATEGORY                                   TO ASSETS ACQUIRED
     ----------------------                                   ------------------
     Property and equipment..................................      $   491
     Purchased in-process research and development...........       14,000
     Intangible assets:
       Market presence and recognition.......................        2,773
       Skilled workforce.....................................          520
       Favorable lease terms.................................           55
       Trademarks and trade-names............................           30

The merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The intangible assets of approximately $3.4 million noted above will be amortized over periods ranging from 3 months to 10 years. Based on the independent third-party appraisal, approximately $14.0 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statements of operations due to its non-recurring nature.

The existence of purchased research and development was determined by a third-party independent appraisal identifying computer software code under development by Elekom since 1995. The value was determined by estimating the remaining costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the project and discounting the net cash flows back to its present value.

The nature of the efforts to develop the purchased research and development into a commercially viable product principally relates to the completion of all planning, programming and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements. The efforts to develop the purchased in-process technology also include determining the compatibility and interoperability with other applications. The estimated remaining costs to be incurred to develop the purchased in-process research and development into a commercially viable product is approximately $2.0 million.

The resulting net cash flows from the project is based on management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from the project. These estimates are based on the following assumptions:

  . The estimated revenues project a compounded annual revenue growth rate of approximately 48% from 1999-2002. Estimated revenue for 1999 is projected to be $5.3 million, compared to virtually no revenue in 1998. Estimated total revenues from the purchased research and development peaks in the year 2002 and declines rapidly in 2003-2005 as other new products are expected to enter the market. These projections are based on management's estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Elekom and its competitors. These estimates also include growth related to our utilizing certain Elekom technologies in conjunction with our products, marketing and distributing the resulting products through our direct sales force enhancing the market's response to Elekom's products by providing incremental financial support and stability.

  . The estimated cost of sales as a percentage of revenues is expected to be 5%. This percentage is somewhat lower than the annual cost of license fees percentage for us due to the lower royalty rates on certain third-party software used by Elekom compared to our third-party software.

  . The estimated research and development expenses were based on the estimated time associated with the remaining cost to develop the in-process research and development. Research and development expenses represent 33% of revenue in 1999 due to the anticipated release of the product in 1999.

  . Sales and marketing and general administrative expenses in the early years are expected to more closely approximate 1998 expense structure. Sales and marketing expenses are expected to benefit from the savings as a result of the distribution of the Elekom product through our direct sales force as well as through consolidated marketing and advertising campaigns.

  . Income tax expense is estimated using a 38% tax rate, consistent with our anticipated tax rate.

Discounting the net cash flows back to their present values is based on the present value discount rate. The present value discount rate used in the analysis represents the weighted average cost of capital (WACC) for Elekom plus 2%. The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investment in various areas of that enterprise. The WACC assumed for Elekom, as a corporate business enterprise, is approximately 25%. Therefore, the discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

If this project is not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. We expect to begin to benefit from the purchased in-process technology in the second quarter of 1999.

Intangible assets of $3.4 million are comprised of market presence and recognition of approximately $2.8 million, skilled workforce of $520,000, favorable lease terms of $55,000, and trademarks and trade-names of $30,000, which have estimated useful lives of 10 years, 6 years, 2 years and three months, respectively.

The estimated annual amortization charge to operations related to intangible assets approximates $422,000. This charge is reflected in the pro forma combined statement of operations.

(c) Represents adjustments to reflect the elimination of convertible preferred stock, common stock, additional paid in capital and accumulated deficit account balances of Elekom.

(d) Represents the issuance of 1,384,517 shares of our common stock valued at $5.50, the minimum Closing Price of our common stock for which 1,384,517 shares of common stock were issued pursuant to the Agreement, as consideration for the merger.

(e) Adjustment to reflect the amortization expense of identifiable intangible assets acquired as a result of the merger. The acquired identifiable intangible assets will be amortized over periods ranging from 3 months to 10 years.

(f) Adjustment to eliminate certain interest income as available cash balances would have provided funding for the cash portion of the purchase consideration.

(g) Adjustment to interest expense for incremental debt required to fund the cash portion of the purchase consideration in excess of the average cash balances available for the periods presented.

(h) Adjustment to eliminate revenue recognized by Elekom and royalty expense recognized by us for business transacted between us and Elekom.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

We were formed in November 1991 to develop, market, license and support financial applications. During 1998 and 1997, we introduced a series of additional modules and product enhancements. In 1997, we introduced a series of additional modules and product enhancements. Specifically, in the third quarter of 1998, we introduced our corporate service applications, which include Clarus E Procurement, a business-to-business buy side web-based solution designed for the acquisition of non-industrial goods and services; and budgeting. In the first quarter of 1997, we introduced our human resource applications, which include the Personnel, Benefits and Payroll modules. In 1997, we introduced our Financial Statement Accelerator module, a distributed management reporting solution, and a 32-bit version of our financial applications (the "Denver Release"), which included two new modules, Purchasing Control and Solution/Graphical Architect. We intend to release a 32-bit version of our human resources applications by the end of 1998. We currently market our products in the United States and Canada through our direct sales force and have licensed our client/server applications to more than 250 customers in a variety of industry segments, including insurance, financial services, communications, retail, printing and publishing, transportation and manufacturing. We also offer fee-based implementation, training and upgrade services and ongoing maintenance and support of our products for a 12-month renewable term.

On November 6, 1998, we completed our acquisition of Elekom for approximately $15.6 million, consisting of $8.0 million in cash and approximately 1.39 million shares of our common stock. Elekom was merged with and into Clarus CSA, Inc., our wholly owned subsidiary and the separate existence of Elekom ceased. Immediately following consummation of the merger, the former holders of Elekom common and preferred stock (the "Elekom Shareholders") owned approximately 13% of the outstanding shares of our common stock. The former Elekom Shareholders have agreed not to sell any of their shares of our common stock for a period ending on August 6, 1999. We, as additional purchase price, recorded (i) payments of $500,000 made to fund the operations of Elekom from October 1, 1998, through the closing date, and (ii) expenses of approximately $950,000 to complete the merger. Approximately $14.0 million of the purchase price was recorded as purchased in-process research and development.

On May 26, 1998, we completed an initial public offering of our common stock in which it sold 2.5 million shares for approximately $22.0 million after deducting offering expenses including underwriting discounts.

Through 1997 we recognized revenue in compliance with Statement of Position ("SOP") 91-1 "Software Revenue Recognition." Effective January 1,1998, we adopted SOP 97-2 "Software Revenue Recognition." The adoption of this SOP did have a significant impact on our consolidated financial statements. Revenues from software licenses have been recognized upon delivery of the product if there are no significant obligations on our part following delivery and collection of the related receivable, if any, is deemed probable by management. Revenues from service fees relate to implementation, training and upgrade services performed by us and have been recognized as the services are performed. Maintenance fees relate to customer maintenance and support and have been recognized ratably over the term of the software support agreement, which is typically 12 months. A majority of our customers renew the maintenance and support agreements after the initial term. Revenues that have been prepaid or invoiced, but that do not yet qualify for recognition under our policies are reflected as deferred revenue.

Cost of license fees include royalties and software duplication and distribution costs. These costs are recognized by us as the applications are shipped. Cost of services fees include personnel and related costs incurred to provide implementation, training and upgrade services to customers. These costs are recognized as the services are performed. Cost of maintenance fees include personnel and related costs incurred to provide the ongoing support and maintenance of our products. These costs are recognized as incurred.

Research and development expenses consist primarily of personnel costs and subcontractor fees and amortization of acquired software. We account for software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting For the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research and development expenses are charged to expense as incurred until technological feasibility is established, after which remaining costs are capitalized. We define technological feasibility as the point in time at which we have a working model of the related product. Historically, the costs incurred during the period between the achievement of technological feasibility and the point at which the product is available for general release to customers have not been material. Therefore, we have charged all internal software development costs to expense as incurred.

Sales and marketing expenses consist primarily of salaries, commissions and benefits to sales and marketing personnel, travel, trade show participation, public relations and other promotional expenses. General and administrative expenses consist primarily of salaries for financial, administrative and management personnel and related travel expenses, as well as occupancy, equipment and other administrative costs.

We had net NOLs of approximately $24.5 million at September 30, 1998, which begin expiring in 2007. We established a valuation allowance equal to the NOLs and all other deferred tax assets. The benefits from these deferred tax assets will be recorded when realized which will reduce our effective tax rate for future taxable income, if any. Due to changes in our ownership structure, our use of our NOLs as of May 26, 1998, of approximately $26.0 million will be limited to approximately $3.8 million in any given year to offset future taxes. If we do not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable.

AFFILIATE RELATIONSHIPS

In March 1995, we along with Tech Ventures, which is controlled by Joseph S. McCall, formed the Services Subsidiary to provide implementation, training and upgrade services exclusively for our customers. On February 5, 1998, Tech Ventures sold its 20.0% interest in the Services Subsidiary to us in exchange for 225,000 shares of our common stock, a warrant to purchase an additional 300,000 shares of common stock at a price of $3.67 per share, and a non-interest bearing promissory note in the principal amount of $1.1 million. The purchase of the 20.0% of the Services Subsidiary was accounted for as a purchase and will result in goodwill in the amount of $4.2 million that is being amortized over 15 years.

In the second quarter of 1998, we accelerated the vesting of certain employee stock options issued in the first quarter of 1998, for 283,000 shares of common stock, at an exercise price of between $3.67 per share and $8.00 per share. As a result of this accelerated vesting, we recognized in the second quarter of 1998 a noncash, nonrecurring charge of approximately $705,000 representing the remaining unamortized deferred compensation previously recorded on these options.

SUMMARY OF THE EFFECTS OF THE MERGER

We anticipate the integration and consolidation of Elekom will require substantial management, financial and other resources. The acquisition of Elekom involved a number of significant risks including potential difficulties in assimilating the technologies, services and products of Elekom or in achieving the expected synergies and cost reductions, as well as other unanticipated risks and uncertainties. As a result, there can be no assurance as to the extent to which the anticipated benefit with respect to the merger will be realized, or the timing of any such realization.

The merger is expected to lower our net earnings through 1998 as a result of a substantial increase in amortization of intangible and other long-lived assets and various other adjustments resulting from purchase accounting. The 1997 unaudited pro forma condensed combined net loss before nonrecurring charges would have been approximately $10.4 million, a net loss which is approximately 153% greater than our actual historical results for 1997. See "Unaudited Pro Forma Financial Statements." We believe that earnings beyond 1998 should improve as a result of the web-based, electronic procurement market presence and recognition afforded us as a result of the completion of the merger. No assurances can be given as to the amount or timing of such benefit that may actually be realized or that any such growth may occur.

The merger was accounted for as a purchase. Under purchase accounting, the total purchase cost and fair value of liabilities assumed was allocated to the tangible and intangible assets of Elekom based upon the irrespective fair values as of the Closing. On a pro forma basis as of September 30,1998, intangible assets of $3.4 million are comprised of market presence and recognition of approximately $2.8 million, skilled workforce of $520,000, favorable lease terms of $55,000 and trademarks and tradenames of $30,000. On a pro forma basis as of September 30, 1998, we allocated $14.0 million to in-process research and development which we recorded as a nonrecurring charge in the fourth quarter of 1998.

RESULTS OF OPERATIONS

The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                         THREE MONTHS      NINE MONTHS
                                                             ENDED            ENDED
                         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,    SEPTEMBER 30,
                         -----------------------------   --------------   ---------------
                         1994    1995    1996    1997     1997    1998     1997     1998
                         -----   -----   -----   -----   ------  ------   ------   ------
Revenues:
  License fees..........  67.2 %  63.9 %  49.2 %  52.0 %   56.5%   47.1 %   51.4 %   45.8%
  Services fees.........  21.9    21.2    30.5    30.0     27.1    36.7     30.5     36.8
  Maintenance fees......  10.9    14.9    20.3    18.0     16.4    16.2     18.1     17.4
                         -----   -----   -----   -----   ------  ------   ------   ------
    Total revenues...... 100.0   100.0   100.0   100.0    100.0   100.0    100.0    100.0
                         -----   -----   -----   -----   ------  ------   ------   ------

                                                           THREE MONTHS      NINE MONTHS
                                                               ENDED            ENDED
                          YEAR ENDED DECEMBER 31,          SEPTEMBER 30,    SEPTEMBER 30,
                          ------------------------------   --------------   ----------------
                           1994    1995    1996    1997     1997    1998     1997      1998
                          ------   -----   -----   -----   ------  ------   -------   ------
Cost of revenues:
  License fees..........     2.6     3.6     3.2     4.6      6.3     8.1       4.9      5.0
  Services fees.........    22.5    17.3    22.3    20.5     17.9    22.7      21.0     23.5
  Maintenance fees......     7.2     8.0    10.3     7.6      6.7     7.7       7.8      7.9
                          ------   -----   -----   -----   ------  ------   -------   ------
    Total cost of
     revenues...........    32.3    28.9    35.8    32.7     30.9    38.5      33.7     36.4
                          ------   -----   -----   -----   ------  ------   -------   ------
Operating expenses:
  Research and
   development..........    55.7    47.4    41.1    25.7     19.5    13.7      30.3     13.5
  Sales and marketing...    71.1    81.0    55.1    36.6     30.9    25.4      39.7     27.4
  General and
   administrative.......    71.5    35.7    18.1    12.3      9.9     9.8      12.0     12.1
  Depreciation and
   amortization.........     4.3     4.5     8.6     5.4      4.6     4.4       6.0      4.8
  Non-cash
   compensation.........     0.0     0.0     0.0     0.2      0.2     0.3       0.2      2.8
                          ------   -----   -----   -----   ------  ------   -------   ------
    Total operating
     expenses...........   202.6   168.6   122.9    80.2     65.1    53.6      88.2     60.6
                          ------   -----   -----   -----   ------  ------   -------   ------
Operating income (loss).  (134.9)  (97.5)  (58.7)  (12.9)     4.0     7.9     (21.9)     3.0
Interest (income)
 expense, net...........    (0.4)    0.0     0.0     1.1      1.7    (1.6)      1.2      0.7
Minority interest.......     0.0    (0.8)   (1.6)   (1.8)     1.8       0       1.8      0.1
                          ------   -----   -----   -----   ------  ------   -------   ------
Net income (loss).......  (134.5)% (98.3)% (60.3)% (15.8)%    0.5%    9.5 %   (24.9)%    3.6%
                          ======   =====   =====   =====   ======  ======   =======   ======
Gross margin on license
 fees...................    96.2 %  94.4 %  93.5 %  91.1     88.9    82.9      90.5     89.2
Gross margin on services
 fees...................    (2.9)   18.2    27.1    31.4     33.8    38.1      30.9     36.0
Gross margin on
 maintenance fees.......    33.6    46.4    49.0    58.0     59.2    52.3      57.1     54.4

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1998, COMPARED TO QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1997

REVENUES

Total Revenues. For the quarter ended September 30, 1998, total revenues increased 56.9% to $11.9 million from $7.6 million in the comparable period in 1997. For the nine months ended September 30, 1998, total revenues increased 75.1% to $30.7 million from $17.5 million in the comparable period in 1997. These increases are attributable to substantial increases in license fees, services fees and maintenance fees.

License Fees. License fees increased 30.8% to $5.6 million, or 47.1% of total revenues, in the quarter ended September 30, 1998, from $4.3 million, or 56.5% of total revenues, in the comparable period in 1997. License fees increased 55.8% to $14.1 million, or 45.8% of total revenues, in the nine months ended September 30, 1998, from $9.0 million, or 51.4%, in the comparable period in 1997. These increases in license fees resulted primarily from increases in the number of licenses sold, reflecting a continuing increase in the demand for our existing and new applications, and to a lesser extent, to an increase in the average customer transaction size.

Services Fees. Services fees increased 112.5% to $4.4 million, or 36.7% of total revenues, in the quarter ended September 30, 1998, from $2.1 million, or 27.1% of total revenues, in the comparable period in 1997. Services fees increased 111.2% to $11.3 million, or 36.8% of total revenues, in the nine months ended September 30, 1998, from $5.3 million, or 30.5% of total revenues, in the comparable period in 1997. These increases in services fees are primarily due to increased demand for professional services associated with the increase in number of licenses sold.

Maintenance Fees. Maintenance fees increased 55.0% to $1.9 million, or 16.2% of total revenues, in the quarter ended September 30, 1998, from $1.3 million, or 16.4% of total revenues, in the comparable period in 1997. Maintenance fees increased 68.9% to $5.4 million, or 17.4% of total revenues, in the nine months ended September 30, 1998, from $3.2 million, or 18.1% of total revenues, in the comparable period in 1997. These increases in maintenance fees were primarily due to the signing of license agreements with new customers and the renewal of maintenance with existing customers during the respective periods.

COST OF REVENUES

Total Cost of Revenues. Cost of revenues increased 95.5% to $4.6 million, or 38.5% of total revenues, in the quarter ended September 30, 1998, from $2.4 million, or 30.9% of total revenues, in the comparable period in 1997. Cost of revenues increased 89.5% to $11.2 million, or 36.4% of total revenues, in the nine months ended September 30, 1998, from $5.9 million, or 33.7% of total revenues, in the comparable period in 1997. The increases in cost of revenues were primarily due to an increase in personnel and related expenses and increased royalty expenses for the respective periods.

Cost of License Fees. Cost of license fees increased 100.8% to $960,000, or 17.1% of total license fees, in the quarter ended September 30, 1998, compared to $478,000, or 11.1% of total license fees, in the comparable period in 1997. Cost of license fees increased 78.2% to $1.5 million, or 10.8% of total license fees, in the nine months ended September 30, 1998, compared to $856,000, or 9.5% of total license fees, in the comparable period in 1997. The increases in the cost of license fees, and the increase as a percentage of total license fees, were primarily attributable to increases in the sale of third-party software products distributed by us.

Cost of Services Fees. Cost of services fees increased 98.9% to $2.7 million, or 61.9% of total services fees, in the quarter ended September 30, 1998, compared to $1.4 million, or 66.2% of total services fees, in the comparable period in 1997. Cost of services fees increased 95.9% to $7.2 million, or 64.0% of total services fees, in the nine months ended September 30, 1998, compared to $3.7 million, or 69.1% of total services fees, in the comparable period in 1997. These increases in the cost of service fees are primarily attributable to an increase in the personnel and related costs to provide implementation, training and upgrade services.

The decreases in cost of services fees as a percentage of revenue for the quarter and nine months ended September 30, 1998, are primarily due to increased hourly rates charged combined with increased utilization of services personnel.

Cost of Maintenance Fees. Cost of maintenance fees increased 81.4% to $925,000, or 47.7% of total maintenance fees, in the quarter ended September 30, 1998, compared to $510,000, or 40.8% of total maintenance fees, in the comparable period in 1997. Cost of maintenance fees increased 80.0% to $2.4 million, or 45.6% of total maintenance fees, in the nine months ended September 30, 1998, compared to $1.4 million, or 42.9% of total maintenance fees, in the comparable period in 1997.

These increases in the cost of maintenance fees were primarily attributable to an increase in the personnel and related costs required to provide support and maintenance. Cost of maintenance fees as a percentage of total maintenance fees increased during the respective periods primarily due to increased investment in personnel to support the maintenance customer base.

RESEARCH AND DEVELOPMENT

Research and development expenses increased 10.1% to $1.6 million, or 13.7% of total revenues, in the quarter ended September 30, 1998, from $1.5 million, or 19.5% of total revenues, in the comparable period in 1997. Research and development expenses decreased 21.6% to $4.2 million, or 13.5% of total revenues, in the nine months ended September 30, 1998, from $5.3 million, or 30.3% of total revenues, in the comparable period in 1997. Research and development expenses increased during the quarter ended September 30, 1998, primarily due to increased personnel costs related to continued development of our products. Research and development expenses decreased during the nine months ended September 30, 1998, primarily due to decreased personnel and contractor fees related to the effort required in 1997 to develop the Denver Release, which was substantially completed by September 1997. The decreases in research and development as a percentage of revenue for the periods ended September 30, 1998, compared to the periods ended September 30, 1997, are primarily due to the completion of the Denver Release, coupled with the economies of scale realized through the growth in our revenue. We intend to continue to devote substantial resources toward research and development efforts.

SALES AND MARKETING

Sales and marketing expenses increased 28.7% to $3.0 million, or 25.4% of total revenues, in the quarter ended September 30, 1998, from $2.4 million, or 30.9% of total revenues, in the comparable period in 1997. Sales and marketing expenses increased 21.0% to $8.4 million, or 27.4% of total revenues, in the nine months ended September 30, 1998, from $7.0 million, or 39.7% of total revenues, in the comparable period in 1997. The increases in sales and marketing expenses were primarily attributable to the costs associated with additional sales and marketing personnel and promotional activities. The decreases in sales and marketing expense, as a percentage of revenues for the respective periods, reflects the higher productivity derived from our sales force and marketing efforts.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased 55.8% to $1.2 million, or 9.8% of total revenues, in the quarter ended September 30, 1998, from $754,000, or 9.9% of total revenues, in the comparable period in 1997. General and administrative expenses increased 77.0% to $3.7 million, or 12.1% of total revenues, in the nine months ended September 30, 1998, from $2.1 million, or 12.0% of total revenues, in the comparable period in 1997. The increases in general and administrative expenses were primarily attributable to increases in personnel and related costs. We believe that our general and administrative expenses will continue to increase in future periods to accommodate anticipated growth and expenses associated with our responsibilities as a public company.

DEPRECIATION AND AMORTIZATION

Depreciation of tangible equipment and amortization of intangible assets increased 49.4% to $526,000, or 4.4% of total revenues, in the quarter ended September 30, 1998, from $352,000, or 4.6% of total revenues, in the comparable period in 1997. Depreciation of tangible equipment and amortization of intangible assets increased 38.8% to $1.5 million, or 4.8% of total revenues, in the nine months ended June 30, 1998, from $1.0 million, or 6.0% of total revenues, in the comparable period in 1997. The increases in depreciation and amortization expense are due to increases in capital expenditures resulting from our significant growth combined with increased goodwill resulting from the acquisition of the minority interest in the Services Subsidiary.

NON-CASH COMPENSATION

Non-cash compensation expense increased to $38,000, or 0.3% of total revenues, in the quarter ended September 30, 1998, from $13,000, or 0.2% of total revenues, in the comparable period in 1997. Non-cash compensation expense increased to $842,000, or 2.8% of total revenues, in the nine months ended September 30, 1998, from $36,000, or 0.2% of total revenues in the comparable period in 1997. Increased levels of unamortized deferred non-cash compensation, relative to certain stock options awarded in the first quarter of 1998, provided for the increased non-cash compensation expense in the quarter ended September 30, 1998. Additionally, in the second quarter of 1998, we accelerated the vesting of certain employee stock options issued in the first quarter of 1998, for approximately 283,000 shares of Common Stock, at an exercise price of between $3.67 per share and $8.00 per share. As a result of this accelerated vesting, we recognized a non-cash, non-recurring charge of approximately $705,000 during the quarter ended June 30, 1998, representing the previously remaining unamortized deferred compensation recorded on these options. The recognition of the non-cash, non-recurring charge provided for the increases in the non-cash compensation expense in the nine months ended September 30, 1998, when compared to the same period of the prior year.

OTHER INCOME

Interest income increased to $243,000 in the quarter ended September 30, 1998, from $1,000, in the comparable period in 1997. Interest income increased to $402,000 in the nine months ended September 30, 1998, from $28,000, in the comparable period in 1997. On May 26, 1998, we completed an initial public offering of our common stock in which we sold 2.5 million shares, which resulted in net proceeds of approximately $22.1 million. The increases in interest income were primarily due to the results of the investment of the funds from the initial public offering.

INTEREST EXPENSE

Interest expense decreased 61.7% to $51,000 in the quarter ended September 30, 1998, from $133,000 in the comparable period in 1997. Interest expense also decreased 31.5% to $172,000 in the nine months ended September 30, 1998, from $251,000 in the comparable period in 1997. These decreases are primarily due to lower average levels of debt in the periods ended September 30, 1998, as compared to the periods ended September 30, 1997.

MINORITY INTEREST

Minority interest decreased 100.0% in the quarter ended September 30, 1998, from $133,000 in the comparable period in 1997. Minority interest decreased 88.8% to $36,000 in the nine months ended September 30, 1998, from $322,000 in the comparable period in 1997. These decreases in minority interest are related to the purchase of the remaining 20% of the Services Subsidiary on February 5, 1998, which eliminated the minority interest related to the Services Subsidiary.

INCOME TAXES

As a result of the operating losses incurred since our inception, we have not recorded any provision or benefit for income taxes in the quarter and nine month periods ended June 30, 1998 and 1997, respectively.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

Total Revenues. Total revenues increased 99.1% to $26.0 million in 1997 from $13.1 million in 1996. This increase was attributable to substantial increases in license fees, services fees and maintenance fees.

License Fees. License fees increased 110.2% to $13.5 million, or 52.0% of total revenues, in 1997 from $6.4 million, or 49.2% of total revenues, in 1996. These increases in license fees resulted primarily from an increase in the number of licenses sold, reflecting a continuing increase in the demand for our existing and new applications, and to a lesser extent, to the increase in the average customer transaction size.

Services Fees. Services fees increased 95.4% to $7.8 million, or 30.0% of total revenues, in 1997 from $4.0 million, or 30.5% of total revenues, in 1996. The increase in services fees was primarily due to increased demand for professional services associated with an increase in the number of licenses sold.

Maintenance Fees. Maintenance fees increased 77.4% to $4.7 million, or 18.0% of total revenues in 1997 from $2.7 million or 20.3% of total revenues in 1996. The increase in maintenance fees was primarily due to the signing of license agreements with new customers and the renewal of maintenance with existing customers.

COST OF REVENUES

Total Cost of Revenues. Cost of revenues increased 82.4% to $8.5 million, or 32.7% of total revenues, in 1997 from $4.7 million, or 35.8% of total revenues, in 1996. The increase in the cost of revenues was primarily due to an increase in personnel and related expenses and increased royalty expenses. The decrease as a percentage of total revenues primarily reflects increased utilization of personnel.

Cost of License Fees. Cost of license fees increased to $1.2 million, or 8.9% of total license fees, in 1997 compared to $416,000, or 6.5% of total license fees, in 1996. The increase as a percentage of total license fees is primarily attributable to increases in royalty expense on new products introduced in 1997, components of which are licensed from third parties.

Cost of Services Fees. Cost of services fees increased 83.8% to $5.3 million, or 71.8% of total services fees, in 1997 compared to $2.9 million, or 72.9% of total services fees, in 1996. The increase in the cost of services fees was primarily attributable to an increase in the personnel and related costs to provide implementation, training and upgraded services. Cost of services fees as a percentage of total services fees decreased due to increased utilization of personnel.

Cost of Maintenance Fees. Cost of maintenance fees increased 46.1% to $2.0 million, or 42.0% of total maintenance fees, in 1997 compared to $1.4 million, or 51.0% of total maintenance fees, in 1996. The increase in the cost of maintenance fees was primarily due to an increase in personnel and related costs required to provide support and maintenance. Cost of maintenance fees as a percentage of total maintenance fees decreased primarily due to more productive use of personnel to support the maintenance customer base.

RESEARCH AND DEVELOPMENT

Research and development expenses increased 24.8% to $6.7 million, or 25.7% of total revenues, in 1997 from $5.4 million, or 41.1 % of total revenues, in 1996. Research and development expenses increased primarily due to increased personnel and contractor fees related to the effort required to develop the Denver Release, which was released in September 1997. During the first half of 1997, we began to reduce development personnel and third-party consultant costs as this project approached completion. The decrease in research and development as a percentage of revenue from 1996 compared to 1997 is primarily due to the completion of the Denver Release, coupled with the economies of scale realized through the growth in our revenue. We intend to continue to devote substantial resources toward research and development efforts.

SALES AND MARKETING

Sales and marketing expenses increased 32.3% to $9.5 million in 1997 from $7.2 million in 1996. As a percentage of total revenues, sales and marketing expenses decreased to 36.6% in 1997 from 55.1% in 1996. The increase in expenses was primarily attributable to the costs associated with additional sales and marketing personnel and promotional activities. In January 1997, we divided our U.S. and Canadian sales territory into east and west regions and hired a second vice president of sales. In addition, we hired two regional sales managers and several additional sales representatives in early 1997. During 1997, we also incurred substantial marketing expenditures to design and implement a promotional campaign, including marketing collateral, trade shows and seminar presentations intended to promote our new market positioning. The decrease in sales and marketing as a percentage of revenues from 1996 compared to 1997 reflects the higher productivity of our sales force.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased 33.5% to $3.2 million in 1997 from $2.4 million in 1996. As a percentage of total revenues, general and administrative expenses decreased to 12.3 % in 1997 from 18.1% in 1996. The increase in general and administrative expenses was primarily attributable to increases in personnel and related costs. Also, we incurred increased rent and equipment expense associated with the relocation of our headquarters in August 1997. In 1997, we recorded $58,000 in compensation expense related to stock options granted. We believe that our general and administrative expenses will continue to increase in future periods to accommodate anticipated growth and expenses associated with our responsibilities as a public company.

DEPRECIATION AND AMORTIZATION

Depreciation of tangible equipment and amortization of intangible assets increased 25.0% to $1.4 million, or 5.4% of total revenues, in the year ending December 31, 1997, from $1.1 million or 8.6% of total revenues, in the comparable period in 1996. This increase in depreciation and amortization expense is due to increases in the purchases of intangible assets and increases in capital expenditures resulting from our significant growth.

INCOME TAXES

As a result of the operating losses incurred since our inception, we have not recorded any provision or benefit for income taxes in 1997 and in 1996. See "Notes to Consolidated Financial Statements."

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES

Total Revenues. Total revenues increased 59.4% to $13.1 million in 1996 from $8.2 million in 1995. This increase was attributable to substantial increases in license fees, services fees and maintenance fees.

License Fees. License fees increased 22.8% to approximately $6.4 million in 1996, from $5.2 million in 1995. The increase reflected an increase in the number of product licenses sold during the period. As a percentage of total revenues, license fees decreased to 49.2% in 1996 from 63.9% in 1995. This decrease was primarily attributable to the deferral of revenues on contracts signed in 1996 related to the Denver Release to 1997.

Services Fees. Services fees increased 129.4% to $4.0 million, or 30.5% of total revenues, in 1996 from $1.7 million, or 21.2% of total revenues, in 1995. These increases were attributable to increasing demand for services associated with our increasing customer base coupled with the growth of the Services Subsidiary that was created in March of 1995.

Maintenance Fees. Maintenance fees increased 116.8% to $2.7 million, or 20.3% of total revenues, in 1996 from $1.2 million, or 14.9% of total revenues, in 1995. These increases resulted primarily from the signing of license agreements with new customers and the renewal of maintenance with existing customers.

COST OF REVENUES

Total Cost of Revenues. Cost of revenues increased 97.3% to $4.7 million, or 35.8% of total revenues, in 1996 from $2.4 million, or 28.9% of total revenues, in 1995. These increases were primarily due to an increase in personnel and related expenses.

Cost of License Fees. Cost of license fees increased 43.0% to $416,000 in 1996 from $291,000 in 1995. The increase was primarily attributable to an increase in royalty expense. As a percentage of total license fees, cost of license fees increased to 6.5% in 1996 from 5.6% in 1995.

Cost of Services Fees. Cost of services fees increased 104.4% to $2.9 million, or 72.9% of total services fees, in 1996 from $1.4 million, or 81.8% of total services fees, in 1995. The increase in absolute dollars was primarily attributable to an increase in personnel and related costs required to provide implementation, training and upgrade services. The cost of services fees as a percentage of total services fees decreased due to increased utilization of personnel coupled with our Services Subsidiary being operational for all of 1996.

Cost of Maintenance Fees. Cost of maintenance fees increased 106.1 % to $1.4 million, or 51.0% of total maintenance fees, in 1996 from $655,000, or 53.6% of total maintenance fees, for 1995. The increase in absolute dollars was primarily attributable to an increase in personnel and related costs to provide support and maintenance services to our growing customer base. Cost of maintenance fees as a percentage of total maintenance fees decreased primarily due to more productive use of personnel supporting our maintenance customer base.

RESEARCH AND DEVELOPMENT

Research and development expenses increased 38.1% to $5.4 million in 1996 from $3.9 million in 1995. This increase reflects increased personnel and related expenses and third-party contractor fees as we increased product development personnel to develop new products, including the Denver Release and the prior releases of our financial applications. As a percentage of total revenues, research and development expenses decreased to 44.1% in 1996 from 47.4% in 1995. This decrease was attributable to the economies of scale realized through substantial increases in total revenues.

SALES AND MARKETING

Sales and marketing expenses increased by 8.4% to $7.2 million in 1996 from $6.6 million in 1995. Sales and marketing expenses increased primarily as a result of increased sales and marketing personnel and related costs. As a percentage of total revenues, sales and marketing expenses decreased to 55.1 % in 1996 from 81.0% in 1995. This decrease primarily reflects the higher productivity of our sales force.

GENERAL AND ADMINISTRATIVE

General and administrative expenses decreased 19.0% to $2.4 million, or 18.1% of total revenues, in 1996 from $2.9 million, or 35.7% of total revenues, in 1995. The decrease reflects lower general and administrative costs associated with the closing of the United Kingdom office and allocations of costs to the Services Subsidiary for administrative services performed on our behalf

DEPRECIATION AND AMORTIZATION

Depreciation of tangible equipment and amortization of intangible assets increased 204.9% to $1.1 million or 8.6% of total revenues, in the year ending December 31, 1996, from $369,000 or 4.5% of total revenues, in the comparable period in 1996. This increase in depreciation and amortization expense is primarily due to the purchase of a majority interest in the Services Subsidiary.

INCOME TAXES

As a result of the operating losses incurred since our inception, we have not recorded any provision or benefit for income taxes in 1996 or 1995.

LIQUIDITY AND CAPITAL RESOURCES

On May 26, 1998, we completed our initial public offering of 2.5 million shares of our common stock at an offering price of $10.00 per share. The proceeds, net of expenses, from this public offering of approximately $22.0 million were placed in investment grade cash equivalents. Our working capital position (deficit) was $20.9 million and $(453,000) at September 30, 1998 and December 31, 1997, respectively. Management believes that current cash balancing and cash flows from operations will be adequate to provide for our capital expenditures and working capital requirements for the foreseeable future. Although operating activities may provide cash in certain periods, to the extent we experience growth in the future our operating and investing activities may use significant cash.

On November 6, 1998, we completed the acquisition of Elekom Corporation ("Elekom") for approximately $16.0 million, consisting of $8.0 million in cash and approximately 1.39 million shares of our common stock. Elekom was merged with and into Clarus CSA, Inc., one of our wholly owned subsidiaries and the separate existence of Elekom ceased. Immediately following consummation of the merger, the former holders of Elekom common and preferred stock (the "Elekom Shareholders") owned approximately 13% of our outstanding common stock. Certain former Elekom Shareholders have agreed not to sell any of their shares of the Company's common stock for a period ending on August 6, 1999. We recorded as additional purchase price (i) payments of $500,000 made to fund the operations of Elekom from October 1, 1998, through the closing date, and (ii) expenses of approximately $750,000 to complete the acquisition. Approximately $14.0 million of the purchase price was recorded as purchased in-process research and development.

Cash used in operating activities was approximately $1.5 million and $3.3 million during the nine months ended September 30, 1998 and 1997 respectively. Cash used by operations during the nine months ended September 30, 1998, was primarily attributable to an increase in accounts receivable, partially offset by increases in accounts payable and accrued liabilities. Cash used by operations during the nine months ended September 30, 1997, was primarily attributable to an increase in accounts receivable, partially offset by increases in deferred revenues and accounts payable and accrued liabilities.

Cash used in investing activities was approximately $2.6 million and $647,000 during the nine months ended September 30, 1998 and 1997, respectively. The cash used in investing activities during the nine months ended September 30, 1998, was primarily attributable to purchases of computer equipment and software and an increase in intangible assets and costs related to the acquisition of Elekom. The cash used in investing activities during the nine months ended September 30, 1997, was primarily attributable to purchases of computer equipment and software.

Cash provided by financing activities was approximately $20.8 million and $5.4 million during the nine months ended September 30, 1998 and 1997, respectively. The cash provided by financing activities during the nine months ended September 30, 1998, was primarily attributable to our initial public offering effective May 26, 1998, for net proceeds of approximately $22.0 million. The cash provided by financing activities during the six months ended September 30, 1997, was primarily attributable to proceeds from the issuance of preferred stock of approximately $6.0 million, and notes payable and short term borrowings of approximately $29.8 million offset by payments on notes payable and short term borrowings of approximately $30.2 million.

In March 1997, we entered into a loan agreement and a master leasing agreement for an equipment line of credit in the amount of $1.0 million (the "Equipment Line") with a leasing company. The Equipment Line bears interest at rates negotiated with each loan or lease schedule (generally 22.0% to 22.5%) and is collateralized by all of the equipment purchased with the proceeds thereof. As of September 30, 1998, the principal balance on the Equipment Line was $515,000.

We have a revolving working capital line of credit and equipment facility with Silicon Valley Bank. Borrowings outstanding under the line are limited to the lesser of $3.0 million or 80% of accounts receivable. Interest on the revolving credit facility is at prime rate and on the equipment facility at prime plus 0.5% and is collateralized by all of our assets. The line of credit and equipment term facility with Silicon Valley Bank will expire on April 29, 1999. As of September 30, 1998, we had no outstanding balance and had $3.5 million available for future borrowings under this agreement.

We had available NOLs of approximately $24.5 million as of September 30, 1998 to reduce future income tax liabilities. These NOLs expire from 2007 through 2012 and are subject to review and possible adjustment by the appropriate taxing authorities. Pursuant to the Tax Reform Act of 1986, the utilization of NOLs for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of this limitation, we will be limited to the use of our NOLs in any given year. We had net deferred tax assets of approximately $9.4 million at September 30, 1998 comprised primarily of "NOLs." We have fully reserved for these deferred tax assets.

IMPACT OF YEAR 2000

We have designed and tested the most current versions of our products to be Year 2000 compliant. There can be no assurances that our current products do not contain undetected errors or defects associated with Year 2000 date functions that may result in material costs to us. Some commentators have stated that a significant amount of litigation will arise out of Year 2000 compliance issues, and we are aware of a growing number of lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

We are in the process of determining the extent to which third-party licensed software distributed by us is Year 2000 compliant, as well as the impact of any non-compliance on us and our customers.

Additionally, in the event relational database management systems used with our software are not Year 2000 compliant, there can be no assurance that our customers will be able to continue to use our products. We do not currently believe that the effects of any Year 2000 non-compliance in our installed base of software will result in a material adverse impact on our business or financial condition. However, our investigation with respect to third-party software is in its preliminary stages, and no assurance can be given that we will not be exposed to potential claims resulting from system problems associated with the century change or that such claims would not have a material adverse effect on our business, financial condition or results of operations.

With respect to our internal systems, we are taking steps to prepare our systems for the Year 2000 date change. We expect to substantially complete inventory efforts during the first quarter of calendar year 1999, with remediation and testing to continue through the third quarter of 1999. Although we do not believe that we will incur any material costs or experience material disruptions in our business associated with preparing our internal systems for the Year 2000, there can be no assurances that we will not experience unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems. We are currently unable to estimate the most reasonably likely worst case effects of the Year 2000 and do not currently have a contingency plan in place for any such unanticipated negative effects.

We are currently unable to estimate whether we are exposed to significant risk of being adversely affected by Year 2000 noncompliance by third parties. We are contacting third parties with which we have material relationships, including our material customers, to attempt to determine their preparedness with respect to Year 2000 issues and to analyze the risks to us in the event any such third parties experience significant business interruptions as result of Year 2000 noncompliance. We expect to complete this review and analysis and to determine the need for contingency planning in this regard by June 30, 1999.

                                    BUSINESS

GENERAL

We develop, market and support client/server financial, human resources and corporate service software applications that reduce the total cost of ownership by minimizing the time, costs and risks associated with implementing, changing and upgrading applications. Almost all of our products are sold as application suites. On occasion, we will sell individual applications to our existing customers.

Our Clarus(TM) line of products are based on a flexible, open architecture called Active Architecture(R) which allows for seamless, rapid changes and upgrades without modifying the source code. Our software provides organizations with the broad functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, and minimized implementation and modification time, we address the needs of a wide range of organizations while giving end users more control of their work environment.

We license our products and services primarily through a direct sales force in North America. On November 30, 1998, we had more than 250 customers including organizations such as Amtrak, Blue Cross and Blue Shield of Alabama, Chartwell Re Holdings Corporation, First Data Corporation, Land's End, Inc., T. Rowe Price Associates, Inc., Shaw Industries, Inc., and Toronto-Dominion Bank.

Our software license revenues accounted for 45.8%, 52.0%, 49.2% and 63.9% of gross revenues for the nine months ended September 30, 1998, and for 1997, 1996 and 1995, respectively. Services revenues accounted for 36.8%, 30.0%, 30.5% and 21.2% of gross revenues for the quarter ended September 30, 1998, and for 1997, 1996 and 1995, respectively. Maintenance revenues accounted for 17.4%, 18.0%, 20.3% and 14.9% of gross revenues for the quarter ended September 30, 1998, and for 1997, 1996 and 1995, respectively.

On May 26, 1998, we completed an initial public offering of our common stock in which we sold 2.5 million shares and which resulted in net proceeds to us of approximately $22.0 million. On November 6, 1998, we acquired Elekom for approximately $15.6 million, consisting of $8.0 million in cash and approximately 1.38 million shares of our common stock.

INDUSTRY BACKGROUND

 Financial and Human Resource Applications

Increasing global competition has driven organizations of all sizes to improve operating efficiencies, reduce costs, speed time to market and improve customer satisfaction. To achieve these objectives, organizations have utilized IT systems to automate repetitive processes, to facilitate communications throughout various departments and to process increasingly sophisticated and detailed information. Organizations therefore face the challenge of providing this critical information to a broad group of end users to give them better control of their work environment and to increase productivity and performance.

Recent advances in computing and communications, including the wide-spread adoption of distributed computing, and the proliferation of third-party enterprise software applications, have enabled organizations to provide relevant information directly to the desktop. Organizations have deployed enterprise client/server applications addressing the full range of functions across the enterprise, including "front office" related functions such as sales force automation, call center management and customer support and help desk activities, and "back office" operations such as distribution, manufacturing, production and supply chain planning and execution activities. At the core of the enterprise software system are the organization's financial applications that serve as a critical point of integration for all enterprise applications and enable users to improve core business processes, monitor, analyze and report business results, and make more informed decisions faster. According to International Data Corporation, the market for enterprise-level accounting,
human resource and payroll client/server applications exceeded $    billion in
1997, and is projected to grow at a compound annual growth rate of 30% through the year 2001 to over $12.0 billion.

Traditionally, organizations have had two alternatives when deploying enterprise financial and human resource applications: either a highly complex custom-designed application to meet the organization's specific requirements, typically developed in a "legacy" environment; or an off-the-shelf application designed to be implemented more rapidly in a distributed computing environment, at a perceived lower cost of ownership, although often lacking the depth of functionality of the custom-designed application.

While custom-designed applications have provided the desired degree of functionality, their size and complexity generally require very lengthy design, development and implementation efforts. Maintaining, updating and upgrading these applications requires substantial internal resources and generally requires the use of outside consultants. In addition, these applications have limited flexibility to support diverse and changing operations or to respond effectively to evolving business demands and technologies. The high total cost of ownership and complexity associated with developing and maintaining custom-designed applications have limited their utilization to organizations with significant resources.

In recent years, organizations have increasingly deployed off-the-shelf client/server financial and human resource applications to leverage their investment in client/server technologies and provide end users with information that gives them greater control over their work environment. However, traditional off-the-shelf applications often require organizations to re-engineer established business practices to accommodate application constraints or to customize the applications with labor-intensive reprogramming to fit their needs. These requirements significantly challenge resource-constrained organizations and fail to provide the desired lower total cost of ownership.

Limitations of both custom-designed and off-the-shelf applications result in higher total cost of ownership to the organization. The largest components of such cost are the necessary labor and programming resources associated with implementation and maintenance. According to the Gartner Group, at labor-related services, including implementation and post-implementation services, comprise approximately 71% of the five-year total cost of ownership for client/server applications, with the acquisition cost of software compromising only 17% of the total cost of ownership and hardware and networking costs comprising the balance.

Today, organizations acquiring or replacing their financial applications seek broader functionality, better integration with existing systems and applications, greater flexibility to change and upgrade, and a lower total cost of ownership. Key to meeting these expectations are solutions that are flexible, easy to implement, change and upgrade, provide information on demand and, most importantly, put users in control.

 Electronic Procurement

The electronic procurement industry is a relatively new and rapidly changing industry that has developed as a result of the acceptance of new technologies in recent years. Traditionally, the procurement process is handled through client server and mainframe applications that support corporate buyers and manual requisition routing and approval processes to support front line employees. The current procurement process in many organizations consists of the completion of a paper-based requisition form, routing of the request to a supervisor for his or her approval and further routing of the paper through other points of authorization within the organization, depending on the goods and/or services requested. Once fully approved, a purchase order is created to purchase the goods and/or services previously requisitioned.

In addition to the inefficiency and expense associated with manual processes, the traditional systems largely fail to connect requisitioners with supplier information. With the growing popularity of business intranets and the increased use of the Internet as a business tool, these limitations can be addressed through new web-based applications. Electronic procurement systems offer the potential for a rapid return on investment due to reduced process costs and increased ordering through approved suppliers at a reduced price.

THE CLARUS SOLUTION

We offer applications that match the functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, minimized implementation, modification and ongoing support time, and enhanced user control, we address the needs of a broad range of organizations. Our applications offer the following key benefits:

Broad Functionality. Our highly integrated suite of financial applications covers the full range of financial and accounting functions, including general accounting, expense accounting, revenue accounting and human resources. Our applications are particularly suited to address the financial, accounting and reporting needs of non-industrial firms. Our Graphical Architects modules provide additional capabilities, including enhanced interaction with external software systems, user personalization, job scheduling, analysis capabilities and Internet connectivity.

Flexible, Open Architecture. Our applications are based on a flexible, open architecture to fit with the components of an organization's existing IT infrastructure. These applications work with the popular Microsoft, Oracle and Sybase databases and run on any operating system and hardware platforms compatible with these databases, enabling customers to easily migrate to alternative computing technologies. The flexibility of our applications, together with the ability to modify the functionality without changing the source code, results in seamless, rapid changes or upgrades. The openness of the architecture allows easy integration with third-party technologies, including Microsoft BackOffice and Hyperion Essbase OLAP Server, as well as products from third-party financial reporting software companies.

Minimized Implementation, Modification and Ongoing Support Time. The implementation of our software can typically be achieved in less than six months, depending on the number of modules being implemented, and modifications can be made directly by the end user at the time of, or subsequent to, implementation. In addition, the time, costs and risks associated with changing and upgrading applications are minimized because implementation of our applications is done without any modification to the underlying source code. We believe that this results in implementation and post-implementation services costs well below the industry average.

Enhanced End User Control. Our applications are designed to put users in control by:

  . providing the flexibility to quickly set up applications and personalize user interfaces;

  . providing end users the ability to directly tailor and change applications during or subsequent to implementation;

  . allowing users to upgrade in a minimal amount of time without software development tools or significant IT personnel involvement;

  . allowing integration with other native or external applications in the users' work environment; and

  .  delivering information on demand and in the form desired.

STRATEGY

Our objective is to become the leading provider of financial, human resource and procurement applications to non-industrial organizations. The key elements of our strategy are as follows:

Extend Technology Leadership. We believe that extending technology leadership, rapidly creating additional features and incorporating new technologies are important competitive advantages in our marketplace. We believe our Active Architecture technology is a key differentiation that provides a significant advantage over competing products. In addition, we believe we were one of the first software developers to utilize object wrappers in financial applications to facilitate tailoring and integration with other applications. We intend to continue to identify and develop new and emerging technologies for our applications.

Leverage Expertise in Financial Applications. We intend to leverage our expertise in financial applications to design, develop and offer other financial and financially-related applications focused on meeting the needs of non-industrial customers.

Capitalize on Middle Market Opportunities. We focus our sales and marketing efforts on value buyers in mid-sized non-industrial organizations, including divisions of larger companies, which represent the fastest growing segment of the financial and human resource applications market. In our targeted industries, financial and human resource applications typically represent the organization's most critical systems. We believe that our flexible user-controlled applications are well-suited for rapidly growing mid-sized organizations and value buyers that demand highly functional and scalable financial and human resource applications without the high total cost of ownership traditionally associated with such applications.

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

Leverage Installed Customer Base. We believe that our installed customer base represents a significant potential market for future sales of our products. We continually use our customer relationships:

  . to sell new products and cross-sell products to multiple offices, divisions and departments of a customer's organization;

  .  as a reference to gain new customers; and

  . to focus our efforts on selected vertical markets as a means of expanding our market share.

Expand Sales and Marketing Channels. We intend to expand our direct sales force by hiring additional experienced sales personnel. We also intend to establish indirect distribution channels and relationships with product vendors and consulting companies, as well as increase our international market penetration by establishing relationships with strategic partners with an international presence. We believe that expanding our marketing relationships will provide increased access to various geographic markets and potential customers.

Continue to Provide High Quality Customer Service. By providing superior implementation, support and training services directly to our customers, rather than through third-party resellers and system integrators, we can achieve a high level of customer satisfaction, strong customer references and long-term relationships. Direct customer service also allows for immediate feedback which facilitates software improvements. We intend to continue to expand our customer service and maintenance staff and to make additional investments in our support infrastructure.

TECHNOLOGY

Our applications are based on an extensible, object-oriented, proprietary architecture called "Active Architecture." The Active Architecture technology is designed to achieve the following benefits:

  .  flexible, high-end functionality;

  . the ability to modify the functionality without changing the source code;

  . the ability to easily integrate applications into a customer's IT infrastructure;

  .  the ability to rapidly implement changes and upgrade applications;

  .  reduced total cost of ownership; and

  .  placing users in control.

Active Architecture is comprised of three elements: the Core Components, the Graphical Architects modules and the System Manager module.

Core Components. The core functionality for our applications is defined through a set of Core Components, the building blocks of the financial and human resource applications. The Core Components perform financial and accounting functions in the context of legal and regulatory requirements and generally accepted accounting principles. Examples of these Core Components include general ledger posting, accounts payable vouching, account structure management and payroll processing. Our fundamental premise is that users should not need to reprogram the Core

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

Components. Contained within the overall architectural framework is the ability to modify and seamlessly upgrade our applications while continuing to maintain the process and data security, integrity and reliability of the Core Components. End users can accommodate their business-specific requirements and technology changes, such as integrating external software systems, user personalization, job scheduling, analysis capabilities and application management through the Graphical Architect modules which require no source code programming.

Graphical Architects. We have developed Graphical Architects modules that allow organizations to quickly and easily adapt to business-specific requirements and changes in technology. We provide the Business Controls/Graphical Architect as a standard component with all of our applications and license other Graphical Architects modules with additional functionality. Through Business Controls an organization can centrally administer its business rules and policies and apply them across all financial applications. This central control allows for consistency of management policies and reduced set-up time in each of the application areas. Business Controls also allows organizations to define and manage their chart of accounts, analysis codes, default account segments and overrides, accounting periods, inter-company transactions, tax management, accounting calendar, cross-validation rules and multiple currencies.

System Manager. System Manager supports the Active Architecture technology by integrating, synchronizing and managing all components of the application. System Manager offers a visual point-and-click interface and is designed to reduce systems and database administration efforts and the time required to update external applications, as well as upgrades to our application itself. Through System Manager, the user orchestrates software installation, database initialization, and software and database upgrades. These tasks are simplified by System Manager's automated process which does not require scripts or other programming. In addition, System Manager provides a single point of control for security across all of our applications. Security information is automatically maintained and updated during the upgrades.

Our applications incorporate a multi-tiered, client/server architecture that supports Microsoft Windows 95 and/or NT clients, including Netscape and Microsoft Internet Explorer, and most popular UNIX (AIX, HP-UX, Solaris, VMS, etc.) and Windows NT servers running Microsoft SQL Server, Oracle, and Sybase database management systems over a variety of network topologies. For the year ended December 31, 1997, we derived 79.2% and 20.8%, respectively, of our license fees from sales of products to customers who use Windows NT based-servers and UNIX servers. Integration of our applications with these databases is achieved with a single version of the source code, allowing users to replace or upgrade their hardware and database systems with minimal impact to the customer's application. We currently offer 32-bit versions of our financial applications and 16-bit versions of our human resource applications for Windows 95 and Windows NT platforms. The various technologies upon which the Active Architecture has been built include Microsoft Visual C++ and the Microsoft Foundation Classes, ActiveX, OLE/COM and Centura.

Clarus Corporate Service Applications. We recently introduced our Clarus Corporate Service Applications, including Clarus E Procurement, Clarus HRPoint, Clarus Budget and Clarus OLAP.

PRODUCTS

Our product family includes a full suite of financial and human resource applications and a growing suite of corporate service applications designed to meet the needs of a broad range of organizations.

APPLICATIONS

General Ledger, our flagship application, delivers a comprehensive solution including ledger accounting, consolidation and allocations, multi-level segment accounts, automatic entry balancing, multiple financial calendars within a single organization, recurring entries, average daily balances and budgeting and profit sharing.

Accounts Payable controls vendor information, invoicing procedures and payment activities, while providing for an unlimited number of bank accounts, processing foreign currency gains and losses, and automatically reconciling and balancing inter-company accounts and multiple payment methods.

Purchasing Control streamlines purchasing processes with end user requisitioning, quick access to contracts and price lists, automation of receiving and matching processes and vendor management.

Accounts Receivable streamlines payment applications, provides management and reporting of receivables activities, manages customer information and inter-relationships, tracks the collection process, processes foreign currency gains and losses and provides historical information.

Revenue Accounting combines invoice entry and billing applications, provides user-defined rules for revenue recognition, automatically creates multi-line tax distributions for multiple taxing authorities, calculates shipping charges for specific lines of an invoice, supports a multi-catalog pricing structure as well as user-defined pricing contracts and tracks customer deposits and down payments.

Fixed Assets tracks and maintains asset investments and facilitates compliance with tax and accounting regulations through user-defined depreciation scheduling, which can be segmented by organization, asset or book.

Personnel manages employment, compensation, career/succession planning, position control, health and safety, applicant management, recruiting, training, government compliance and business event notification.

Benefits manages benefit and accrual planning and enables control of auto enrollment, flexible benefits, flexible spending accounts, cafeteria, defined contributions, beneficiaries, eligibility, COBRA administration and leave accrual processing.

Payroll manages control of payment and tax processing functions, streamlines payroll processing, manages on-demand checks, direct deposit and earnings and deductions.

GRAPHICAL ARCHITECTS

We license a series of modules, our Graphical Architects, that are designed to extend, enhance, integrate and change the look-and-feel of our core applications. Through a visual point-and-click interface, the Graphical Architects modules allow users to personalize and configure our applications without any source code programming. In addition to Business Controls, which is a standard component of all applications, Graphical Architects modules include the following:

Data Exchange/Graphical Architect defines sources of data for import and export purposes through a metadata interface for logical mapping of data between our applications and the customer's other internal systems which simplifies implementation and streamlines changes to external datasources.

Workload/Graphical Architect enables users to manage and schedule tasks effectively with job scheduling, resource allocation, process and report distribution, and e-mail notification. Users can schedule tasks to run on separate application servers at the most efficient processing time.

Solution/Graphical Architect allows users to personalize the look-and-feel and the functions of their applications and facilitates the integration of our applications with other applications without changing the source code.

Analysis/Graphical Architect provides a suite of applications that address an organization's need for information on demand. Analysis/Graphical Architect provides users with the following functions and benefits:

            FUNCTION                                 BENEFIT
            --------                                 -------
 Quick Find                      Online access with extensive selection
                                 criteria to quickly locate information.
 Quick Reports                   Report printing of online query results.
 Quick Graphs                    Graphical representations of online query
                                 results.
 Standard Reports                Templates to simplify users' report
                                 definitions based upon the organization's
                                 requirements.
 Financial Statement Generator   Flexible financial reporting system enabling
                                 sophisticated financial statements without any
                                 programming.
 Drill Down Analysis             Intra-application, inter-application, and open
                                 drill down into all supporting detail and
                                 information sources, including information
                                 originated in third-party applications.
 Financial Statement Accelerator Integration of Financial Statement Generator
                                 with Arbor Software's Essbase for high
                                 performance reporting.
 FRx for Windows                 Flexible distributed management reporting
                                 solution, utilizing FRx from FRx Software
                                 Corporation, which delivers full drill down
                                 analysis without being connected to the
                                 network.
 Clarus Library                  Centralized report repository to store reports
                                 and make them available to other users in the
                                 organization eliminating redundancy and
                                 improving resource efficiency.

Workflow/Graphical Architect allows users to define procedures and policies (events) that trigger responses from the system. Workflow/Graphical Architect allows users to extend the applications to conform to an organization's business processes and policies, such as an accounting application automatically generating approval requests for purchases over a certain dollar amount.

Internet/Graphical Architect allows organizations to quickly deploy their entire suite of financial and human resource applications to the World Wide Web and tailor it specifically to the unique needs of each Web user.
Internet/Graphical Architect provides native Internet implementation of information access-oriented applications such as invoice or payment status, drill down inquiries, report viewing, and account balances.

SALES AND MARKETING

We sell our software and services primarily through our direct sales force. As of November 30, 1998, our direct sales force consisted of 42 sales professionals and 18 marketing personnel, located in 11 domestic offices and one office located in Canada. We expect to increasingly develop indirect channels in order to enhance our market penetration and implementation capabilities. The sales cycle for our software averages between four to seven months.

Our marketing strategy is to position us as the leading provider of applications to non-industrial organizations by providing applications with a high level of functionality and flexibility with minimal implementation time. In support of this strategy, we engage in a full range of marketing programs focused on creating awareness and generating qualified leads. These programs include developing and maintaining business partners and participating in joint marketing programs, such as participating in the Microsoft Solution Provider Program, as well as public relations, telemarketing, developing databases of targeted customers, and conducting advertising and direct mail campaigns. In addition, we participate in trade shows and seminars and maintain a World Wide Web home page which is integrated with our sales, marketing, recruiting and fulfillment operations.

IMPLEMENTATION SERVICES

We provide dedicated implementation services for our customers. We believe that the provision of superior implementation services in conjunction with ease of implementation is integral to our success in achieving a high level of customer satisfaction. By providing these implementation services, we are able to minimize implementation time by helping customers implement an application module in an average of four months, generally at a cost approximately equal to the cost of the licensed software. As of November 30, 1998, we employed 107 personnel providing implementation services, which are typically offered to our customers on a time and materials basis.

We are also developing marketing relationships with companies sharing a commitment to client/server implementations that deliver high functionality and flexibility, while minimizing the time required to implement, change and upgrade them.

CUSTOMER SERVICE AND MAINTENANCE

We believe that superior customer service and support, including product support and maintenance, training and consulting services, are critical to achieve and maintain customer satisfaction. Our customer service and support functions include our call center, distribution services, production support and account management, all of which are integrated in a single group. Our customer service organization provides a single point of contact for customers from execution of the license agreements through post-implementation. Each of our customers has entered into an annual maintenance contract for the first year of use, renewable on an annual basis. As of November 30, 1998, we employed 35 technical post-sales support personnel providing software maintenance and support, and hotline access. In addition to telephone support, we also offer support by electronic mail, electronic bulletin board facsimile and over the Internet. We intend to continue to expand our customer service and maintenance staff and to make additional investments in our support infrastructure.

RESEARCH AND DEVELOPMENT

Our success is in part dependent on our ability to continue to meet customer and market requirements with respect to functionality, performance, technology and reliability. We invest, and intend to continue to invest, substantially in our research and development efforts. As of November 30, 1998 our research and development operation employed 84 individuals, located in Atlanta, Georgia and 19 individuals located in Bellevue, Washington. In addition, we have from time to time supplemented, and plan to continue to supplement, our core resource pool through outside contractors and consultants when necessary.

Our research effort is currently focused on identifying new and emerging technologies and engineering processes, as well as possible technology alliances. The primary area of focus within the research effort involves distributed component computing and associated technologies and architectures, especially with respect to both Internet and intranet transaction processing.

Our development effort is focused primarily on the product delivery cycle and our associated technologies and software life-cycle processes. The development operation consists of various functional and technological teams who are responsible for bringing the various products that we deliver to market. These teams consist of software engineering, documentation, and quality assurance personnel. The specific responsibilities of the development operation include:

  .enhancing the functionality and performance within the currently available product line;

  . developing new products and/or integrating with strategic third-party products to strengthen the product line;

  . porting the product line to remain current and compatible with new operating systems, databases, and tools;

  . enhancing the adaptability and extensibility of the product line through the release of new and enhanced Graphical Architects; and

  .managing and continuously improving the overall software development process.

We continually utilize customer feedback in the product design process in order to meet changing business requirements and are committed to developing technologies which provide highly functional, integrated solutions in a rapid and efficient manner.

Research and development expenditures were approximately $3.9 million, $5.4 million, $6.7 million and $4.2 million for 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

COMPETITION

The market for our products is highly competitive and subject to rapid technological change. Although we have experienced limited competition to date from products with comparable capabilities, we expect competition to increase in the future. We currently compete principally based on ease of use and reduced time of implementation, which are a result of:

  .  the breadth of our products' features;

  .  the automated, scalable and cost-effective nature of our products; and

  . our knowledge, expertise and service ability gained from close interaction with customers.

While we believe that we currently compete favorably overall with respect to these factors, there can be no assurance that we will be able to continue to do so.

In the financial and human resource applications market, we compete directly or indirectly with a number of competitors that have significantly greater financial, selling, marketing, technical and other resources than we have, including the following companies: PeopleSoft, Lawson and Oracle. In 1997, J.D. Edwards & Company introduced financial applications for use on Windows NT or Unix servers, and additional competitors may enter this market, thereby further intensifying competition. These competitors may be able to devote greater resources to the development, promotion, sale and support of their products than we will. Moreover, these companies may introduce additional products that are competitive with or better than ours or may enter into strategic relationships to offer better products than those currently offered by us. There can be no assurance that our products would effectively compete with such new products.

With the acquisition of Elekom, our competitors include other electronic procurement providers such as ARIBA, Commerce One, TRADE'ex, Intelisys and Trilogy. We also face competition from larger corporations, such as Netscape and Harbinger, which have entered the electronic procurement market. In addition, we believe we will experience increased competition from travel and expense software companies, such as Extensity, Captura and Concur (formerly Portable Software), which recently acquired 7Software, a direct competitor. In addition, we anticipate competition from some of the large enterprise resource planning software vendors, such as SAP, which recently announced SAP Business-to-Business Procurement solution with expected availability in the fourth quarter of 1998. Other potential competitors in this category include Oracle, PeopleSoft, and Baan. Other companies who have a started interest in electronic procurement include Microsoft Corporation, IBM, Aspect Development and Requisite Technologies.

To remain competitive, we must continue to invest in research and development, sales and marketing, and customer service and support. In addition, as we enter new markets and utilize different distribution channels, the technical requirements and levels and bases of competition may be different than those experienced in our current market. There can be no assurance that we will be able to successfully compete against either current or potential competitors in the future.

PROPRIETARY RIGHTS AND LICENSING

Our success depends significantly on our internally developed intellectual property and intellectual property licensed from others. We rely primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and license arrangements to establish and protect our proprietary rights in our software products.

We have no patents, and existing trade secret and copyright laws afford only limited protection of our proprietary rights. We have registered or applied for registration for certain copyrights and trademarks, and will continue to evaluate the registration of additional copyrights and trademarks as appropriate. We believe that, because of the rapid pace of technological change in the software industry, the intellectual property protection of our products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. See "Risk Factors--Proprietary Rights and Licensing."

We enter into license agreements with each of our customers. Our license agreements provide for the customer's non-exclusive right to use the object code version of our products. Our license agreements prohibit the customer from disclosing to third parties or reverse engineering our products and disclosing our other confidential information. In certain rare circumstances, typically for the earliest releases of our products, we have granted our customers a source code license, solely for the customer's internal use.

We have in the past licensed and may in the future license on a non-exclusive basis third-party software from third parties for use and distribution with our financial and human resource applications. We have entered into agreements with our third party licensors with customary warranty, software maintenance and infringement indemnification terms.

EMPLOYEES

As of November 30, 1998, we had a total of 340 employees, all except      of
whom were based in the United States. Of the total, 107 were employed in implementation services, 103 were in research and development, 42 were in sales, 35 were in customer support, 35 were in finance, administration and operations, and 18 were in marketing. We believe our future performance depends in significant part upon the continued service of our key engineering, technical support and sales personnel and on our ability to attract or retain qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel in the future. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

Our corporate office and principal facility is located in Suwanee, Georgia, where we lease approximately 41,000 square feet of space. This facility accommodates research and development, sales, finance, administration and operations, customer support marketing and implementation services. We also lease a facility in Bellevue, Washington for 13,000 square feet of office space
and    facilities, primarily for regional sales offices, elsewhere in the
United States and Canada.

We have entered into a lease agreement for new office space adjacent to our current corporate office and principal facility. At the time we accept the new office space, begin paying rent and vacate the existing office space, the lessor of the new office space will assume the existing lease agreement. The new office in Suwanee, Georgia will consist of approximately 87,000 square feet of space. The new lease requires annual payments of $913,185 for the first 12-month period with an increase of 3% in each 12-month period after the first year. The lease commences on January 1, 1999 and expires on March 31, 2006. We plan to move to our new office space in January of 1999 to meet our needs as a result of significant growth in personnel.

LEGAL PROCEEDINGS

We are subject to claims and litigation in the ordinary course of business, but do not believe based on our current assessment of such claims and litigation that any such claim or litigation will have a material adverse effect on our consolidated financial position.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement. If you want an exhibit or more information, write or call us at:

  Clarus Corporation
  3950 Johns Creek Court
  Suite 100
  Suwanee, Georgia 30024
  Telephone: (770) 291-4956
  Fax: (770) 291-4997

Our fiscal year ends on December 31. We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                   MANAGEMENT

Our executive officers and directors as of November 30, 1998 are:

             NAME           AGE                    POSITION
             ----           ---                    --------
                                Chairman, Chief Executive Officer, President
   Stephen P. Jeffery......  43 and Director
   William M. Curran, Jr. .  36 Vice President, Sales
   William A. Fielder, III.  40 Chief Financial Officer and Treasurer
   Sally M. Foster.........  44 Vice President, Customer Support
   Robert C. Holler........  34 Vice President, Research
   Steven M. Hornyak.......  32 Vice President, Marketing
   David A. Spicer.........  51 Vice President, Development
   Arthur G. Walsh, Jr. ...  51 Vice President, Human Resources and Secretary
   Joseph S. McCall........  48 Director
   Tench Coxe(1)(2)........  40 Director
   William S. Kaiser(1)(2).  42 Director
   Donald L. House.........  57 Director
   Said Mohammadioun.......  51 Director
   Mark A. Johnson.........  45 Director

--------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

STEPHEN P. JEFFERY joined us in November 1994 as Vice President of Marketing and was elected Vice President of Sales and Marketing in June 1995. He was elected President in October 1995, to the Board of Directors in October 1997, Chairman of the Board in December 1997 and Chief Executive Officer in February 1998. Prior to joining us, Mr. Jeffery was employed by Hewlett-Packard Company, where he served as the manager of Hewlett-Packard's client/server solutions and partner programs as well as in a variety of sales and marketing management positions in the U.S. and Europe for 15 years. Mr. Jeffery also served in sales with IBM prior to joining Hewlett-Packard.

WILLIAM M. CURRAN, JR. joined us in February 1996 as a Regional Sales Manager for the Southern Region. In August 1997, Mr. Curran was elected Vice President of Sales for the Eastern region and in July 1998 he was elected Vice President of Sales. Prior to joining us, Mr. Curran was employed by Geac Computer Corp. Ltd (formerly Dun & Bradstreet Software) ("Geac") from November 1989 until February 1996 as a Senior Account Executive where he was the top sales performer for a six-year period. From June 1984 until November, 1989, Mr. Curran served in a variety of sales positions with Unisys Corporation.

WILLIAM A. FIELDER, III joined us in March 1998 as Chief Financial Officer and Treasurer. Prior to joining us, Mr. Fielder served as Vice President and Chief Financial Officer of Gray Communications Systems, Inc. from July 1993 to March 1998. From April 1991 to July 1993, Mr. Fielder served as Controller of Gray Communications Systems, Inc. which was the chief financial officer position of that company. From November 1984 to March 1991, Mr. Fielder was employed with Ernst & Young LLP where he served a variety of roles in the Columbus, Georgia, office, most recently as audit manager and computer auditor for a variety of clients in the Atlanta and West Georgia area.

SALLY M. FOSTER joined us in March 1997 as Vice President of Customer Service. Prior to joining us, Ms. Foster served in several positions at Geac from August 1988 until March 1997, most recently as Vice President/Director of Global Business Operations. From August 1985 until August 1988, Ms. Foster served as the Division Operations Manager for the General Motors Corporation, Electronic Data Systems Ltd. based in London, England.

ROBERT C. HOLLER joined us in June 1993 as the group leader for all technology development. In January 1995, Mr. Holler was elected Vice President of Development and in May 1996, he was elected Vice President of Research. In April 1998, Mr. Holler was elected Vice President of Research and Development. Currently, Mr. Holler serves as Vice President of Research. Before joining us, he served from 1989 to 1993 as a consultant with McCall Consulting Group, where he managed the initial implementations of our products. Prior to that time, he was employed with Andersen Consulting as a consultant.

STEVEN M. HORNYAK joined us in December 1994 as an Account Executive and was promoted to Regional Sales Manager for the Northeast region. In August 1997, Mr. Hornyak was elected Vice President of Marketing. Prior to joining us, Mr. Hornyak served in a variety of sales and consulting roles for Oracle Corporation from June 1992 until December 1994. Prior to that, he was employed by Price Waterhouse in its management consulting services group.

DAVID A. SPICER joined us in August 1998, as Vice President of Development. Prior to joining us, Mr. Spicer served as Vice President of Development for Arbor Software from February 1998 to July 1998. From April 1992 to February 1998, Mr. Spicer served as Vice President of Financial Application Development at Oracle Corporation.

ARTHUR G. WALSH, JR. joined us in November 1992 as Chief Operating Officer and Secretary. In October 1995, Mr. Walsh was elected Vice President of Customer Service and Operations and Secretary/Treasurer. Currently, Mr. Walsh serves as Vice President of Human Resources and Secretary. From September 1989 until November 1992, he was Chief Operating Officer for Wilson & McIlvaine, a general business Chicago law firm, where he was responsible for overall management of the firm's business operations. Before that, Mr. Walsh was employed with Andersen Consulting, from July 1974 until September 1989, where he served in a variety of roles in Atlanta and Chicago, lastly as Director of Finance and Administration for the Technical Services Organization in Chicago world headquarters.

JOSEPH S. MCCALL co-founded us in November 1991 and has previously served as our Chairman, President, and Chief Executive Officer and has been a member of the Board of Directors since 1991. Mr. McCall currently serves as a Director and consultant to us. Prior to founding us, Mr. McCall founded McCall Consulting Group, Inc. in 1986, and he currently serves as its President. Mr. McCall also formed Technology Ventures, LLC in 1994 and currently serves as its sole manager. From 1975 to 1986, Mr. McCall managed major systems integration and development projects and application software evaluations and implementation engagements for Andersen Consulting. Mr. McCall currently serves on the Board of Directors of Security First Technologies, Inc.

TENCH COXE has served as a member of our Board of Directors since September 1993. Mr. Coxe has served as a managing director of Sutter Hill Ventures, a venture capital company located in

Palo Alto, California, since 1989. From 1984 to 1987, Mr. Coxe served as Director of Marketing and in other management positions with Digital Communications Associates. Mr. Coxe is currently on the Board of Directors of Edify Corporation and several privately held companies.

WILLIAM S. KAISER has served on our Board of Directors since November 1992. Mr. Kaiser joined Greylock Management Corporation, a venture capital company located in Boston, in 1986 and became a general partner in 1988. From 1983 to 1986, Mr. Kaiser served in a variety of marketing management positions with Apollo Computer, primarily working with Apollo's third-party suppliers. Mr. Kaiser is also on the Board of Directors of Avid Technology, Inc. and Open Market, Inc.

DONALD L. HOUSE served as our Chairman of the Board of Directors from January 1994 through December 1997, and as President and a Director from January 1993 through December 1993. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, Inc., a subsidiary of Simon and Schuster, Inc. From 1968 through 1987, Mr. House served in a number of senior executive positions with Management Science America, Inc. Mr. House is a director of Melita International Corporation, where he serves as Chairman of the Audit Committee and a member of the Compensation Committee and is a director of Carreker-Antinori, Inc., where he is a member of its Audit Committee. Mr. House also serves as a member of the Board of Directors of BT Squared Technologies, Inc., Intellimedia Commerce, Inc. and Telinet Technologies, LLC which are privately held companies.

SAID MOHAMMADIOUN has served as a member of our Board of Directors since March 1998. Mr. Mohammadioun has served as Chairman and Chief Executive Officer of Synchrologic, Inc. since October 1996. From March 1995 to September 1996, he was a private investor in small technology companies. Mr. Mohammadioun was Vice President of Lotus Development Corp. from December 1990 to February 1995. Mr. Mohammadioun also serves on the Board of Directors of IQ Software Corporation and FirstWave Technologies, Inc.

MARK A. JOHNSON has served as a member of our Board of Directors since July 1998. Mr. Johnson has served as the Vice Chairman of CheckFree Corporation, a supplier of financial electronic commerce services, software and related products since 1997. He also serves on the Board of Directors of CheckFree Corporation. From 1982 to 1997 Mr. Johnson has served in various capacities with CheckFree including as President in 1996 and as Executive Vice President of Corporate Development of CheckFree Corporation from 1990 to 1996.

Our executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors.

Our Board of Directors is divided into three classes, with the members of each class of directors serving for staggered three-year terms. Messrs. McCall, Kaiser and Johnson serve in the class the term of which expires in 1999; Messrs. Coxe and House serve in the class the term of which expires in 2000; and Messrs. Jeffery and Mohammadioun serve in the class the term of which expires in 2001. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders. Our classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee consists of Messrs. Coxe and Kaiser. The Audit Committee reviews, with our independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Compensation Committee consists of Messrs. Coxe and Kaiser. The Compensation Committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans.

DIRECTOR COMPENSATION

Directors who are not our employees (also referred to as "Outside Directors") currently include Messrs. McCall, Coxe, House, Kaiser, Mohammadioun and Johnson. Outside Directors do not receive an annual retainer or any fees for attending regular meetings of the Board of Directors. Directors are not reimbursed for out-of-pocket expenses incurred in attending such meetings. Outside Directors may participate in our 1998 Stock Incentive Plan. Effective March 9, 1998, we granted to Mr. Mohammadioun an option to acquire 11,250 shares of Common Stock at an exercise price of $8.00 per share. On June 2, 1998, each of the Outside Directors at that time were granted options to purchase 7,500 shares of Company Common Stock at an exercise price of $7.63 per share. On July 1, 1998, we granted Mark A. Johnson options to purchase 18,750 shares of Common Stock at an exercise price of $9.13 per share.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation earned by Joseph S. McCall, our Chief Executive Officer at December 31, 1997, and our four other most highly compensated executive officers who were serving as executive officers at the end of 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities in 1997.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL                        LONG-TERM
                         COMPENSATION(1)                  COMPENSATION
                        --------------------              ------------
                                                           NUMBER OF
                                                           SECURITIES
NAME AND PRINCIPAL                           OTHER ANNUAL  UNDERLYING   ALL OTHER
POSITION                 SALARY      BONUS   COMPENSATION  OPTION(2)   COMPENSATION
------------------      --------    -------- ------------ ------------ ------------
Joseph S. McCall....... $151,350    $150,000     --             --           --
 Chief Executive
  Officer(3)
William M. Curran,
 Jr. .................. $111,748    $197,910     --          45,000          --
 Vice President, Sales
Steven M. Hornyak...... $111,760    $130,822     --          51,000      $53,394(4)
 Vice President,
  Marketing
Stephen P. Jeffery..... $175,000(6) $ 92,621     --          75,000          --
 President(5)
Alain Livernoche....... $136,752    $ 91,599     --          60,000          --
 Vice President,
  Sales(7)

--------
(1) In accordance with the rules of the SEC, the compensation set forth in the table does not include medical, group life insurance or other benefits which are available to all salaried employees, and certain perquisites and other benefits, securities or property that do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

(2) We did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1997 to our executive officers. Options granted to the Named Executive Officers were granted at fair market value on the date of grant as determined by the Board of Directors.

(3) Mr. McCall resigned as our Chief Executive Officer on February 5, 1998.

(4) One time payment for relocation expenses.

(5) Mr. Jeffery was elected as our Chief Executive Officer effective as of February 5, 1998.

(6) Includes $14,583 in deferred compensation earned in 1997.

(7) Mr. Livernoche resigned as our Vice President of Sales and as an employee on June 30, 1998.

The following table sets forth all individual grants of stock options during fiscal year 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                                     ------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                          NUMBER OF   PERCENT OF                          ANNUAL RATES OF STOCK
                          SECURITIES TOTAL OPTIONS                         PRICE APPRECIATION
                          UNDERLYING  GRANTED TO   EXERCISE OR             FOR OPTION TERM(2)
                           OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION ---------------------
          NAME            GRANTED(1)  FISCAL YEAR   PER SHARE     DATE        5%         10%
          ----            ---------- ------------- ----------- ---------- ---------- ----------
Joseph S. McCall........       --         --            --           --          --         --
Stephen P. Jeffery......    75,000        9.3%        $3.67     11/10/04  $  112,054 $  261,134
William M. Curran, Jr. .    15,000        1.9          2.00     07/24/04      12,213     28,462
                            30,000        3.7          3.67     11/10/04      44,822    104,454
Alain Livernoche........    15,000        1.9          1.00     04/13/04       6,107     14,231
                            15,000        1.9          2.00     07/24/04      12,213     28,462
                            30,000        3.7          3.67     11/10/04      44,822    104,454
Steven M. Hornyak.......     6,000        0.7          1.00     01/01/04       2,443      5,692
                            15,000        1.9          1.00     05/23/04       6,107     14,231
                            30,000        3.7          3.67     11/10/04      44,822    104,454

--------
(1) All options were incentive stock options and were granted pursuant to our 1992 Stock Option Plan at an exercise price not less than fair market value on the date of grant as determined by the Board of Directors. Options vest in installments over a period of four years with 20% of the options vested 12 months from the date of grant, 40% vested 24 months after the date of grant, 70% vested 36 months after the date of grant and 100% vested 48 months after the date of grant. The options expire seven years after the date of grant.

(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the SEC.

The following table provides information regarding exercisable and unexercisable stock options held as of December 31, 1997 by each of the Named Executive Officers. There were no options exercised by the Named Executive Officers in 1997.

                             YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERISABLE
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                OPTIONS AT YEAR-END         AT YEAR-END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Joseph S. McCall............   61,762           --      $267,429     $    --
Stephen P. Jeffery..........   37,500       225,000      159,900      714,600
William M. Curran, Jr. .....    3,000        57,000       12,396      134,484
Alain Livernoche............      --         60,000          --       144,900
Steven M. Hornyak...........    2,340        57,660        9,914      151,867

--------
(1) There was no public trading market for the common stock as of December 31, 1997. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of our common stock underlying the option as of December 31, 1997 ($5.00 per share) and the exercise price per share payable upon exercise of such options. In determining the fair market value of our common stock, the Board of Directors considered various factors, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with technology companies.

EMPLOYEE BENEFIT PLANS

1992 Stock Option Plan. We adopted our 1992 Stock Option Plan (the "1992 Stock Option Plan") on November 22, 1992. The aggregate number of shares reserved for issuance under the 1992 Stock Option Plan is 1,633,938 shares. As of November 30, 1998, options to purchase 1,323,961 shares of common stock were outstanding under the 1992 Stock Option Plan at exercise prices ranging from $0.67 to $10.00 per share and a weighted average exercise price of $2.88 per share. Options granted under the 1992 Stock Option Plan generally vest in installments over a period of four years with 20% of the options vested 12 months from the date of grant, 40% vested 24 months from the date of grant, 70% vested 36 months from the date of grant and 100% vested 48 months after the date of grant. We have accelerated the vesting of certain options granted from January through March 1998 under the 1992 Stock Option Plan. As of November 30, 1998, 205,702 shares of common stock have been issued pursuant to the exercise of options granted under the 1992 Stock Option Plan. The purpose of the 1992 Stock Option Plan is to provide incentives for key employees, officers, consultants and directors to promote our success, and to enhance our ability to attract and retain the services of such persons. The majority of all options granted under the 1992 Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1985 as amended (the "Code").

The 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of our common stock subject to each option and the extent to which options may be exercisable.

1998 Stock Incentive Plan. In February 1998, the Board of Directors adopted and the stockholders approved the SQL 1998 Stock Incentive Plan (the "1998 Stock Plan"). Under the 1998 Stock Plan, the Board of Directors, or the Compensation Committee of the Board of Directors, has the flexibility to determine the type and amount of awards to be granted to eligible participants. The 1998 Stock Plan is intended to secure for us and our stockholders the benefits arising from ownership of our Common Stock by individuals we employ or retain who will be responsible for the future growth of the enterprise. The 1998 Stock Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with us (including advisory relationships where appropriate), and to provide individuals with an additional incentive to contribute to our success.

The Board or the Compensation Committee may make the following types of grants under the 1998 Stock Plan, each of which will be an "Award": (i) incentive stock options ("ISOs"); (ii) nonqualified stock options ("NSOs"); (iii) restricted stock awards ("Restricted Stock Awards"); (iv) stock appreciation rights ("SARs"); and (v) restricted units ("Restricted Units"). Our officers, key employees, employee directors, consultants and other independent contractors or agents who are responsible for or contribute to the management growth or profitability of our business will be eligible for selection by the Board of Directors or the Compensation Committee to participate in the 1998 Stock Plan, provided, however, that ISOs may be granted only to a person we employ.

We have authorized and reserved for issuance an aggregate of 1,000,000 shares of our common stock under the 1998 Stock Plan. As of November 30, 1998 options to purchase 799,100 shares of common stock were outstanding under the 1998 Stock Plan with exercise prices ranging from $3.81 to $10.00 per share and a weighted average exercise price of $7.85 per share. We have accelerated the vesting of certain options granted from January through March 1998 under the 1998 Stock Plan. The aggregate number of shares of common stock that may be granted through Awards under the 1998 Stock Plan to any employee in any calendar year may not exceed 200,000 shares. The shares of common stock issuable under the 1998 Stock Plan are authorized but unissued shares. If any of the Awards granted under the 1998 Stock Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited Awards will again be available for purposes of the 1998 Stock Plan. The 1998 Stock Plan will continue in effect until February 2008 unless sooner terminated under the general provisions of the 1998 Stock Plan.

The 1998 Stock Plan is administered by the Board of Directors or upon its delegation to the Compensation Committee of the Board of Directors, by the Compensation Committee, consisting of not less than two directors who are "non-employee directors" (within the meaning of SEC Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended), so long as non-employee director administration is required under Rule 16b-3, and who are "outside directors" (as defined in Section 162(m) of the Code), so long as outside directors are required by the Code. Subject to the foregoing limitations, as applicable, the Board of Directors may from time to time remove members from the Compensation Committee, fill all vacancies on the Compensation Committee, however caused, and may select one of the members of the Compensation Committee as its chairman. The Compensation Committee may hold meetings at such times and places as they may determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1998 Stock Plan.

401(k) Retirement Savings Plan. We maintain a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, our employees who have completed six consecutive months of service with us and are over 21 years of age may elect to participate in the 401(k) Plan. Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain Code limitations. In addition, at the discretion of the Board of Directors and subject to certain Code limitations, we may make profit sharing contributions into the 401(k) Plan. We currently do not match contributions. A separate account is maintained for each participant in the 401(k) Plan, which account is 100% vested. Distributions from the 401(k) Plan may be in the form of a lump-sum payment in cash or property or in the form of an annuity.

Elekom's 401(k) Retirement Savings Plan is also currently in existence. We anticipate merging Elekom's 401(k) plan in the 401(k) Plan on January 1, 1999.

AGREEMENTS WITH EMPLOYEES

In February 1998, we entered into an agreement with Joseph S. McCall whereby Mr. McCall resigned as our Chief Executive Officer and as Chairman, Chief Executive Officer and Manager of the Services Subsidiary. Mr. McCall agreed to remain an employee at his current salary, including incentive compensation, until the completion of our initial public offering, at which time he became a consultant to us for a period of one year pursuant to the terms of an Independent Contractor Agreement. For his consulting services, we will pay
Mr. McCall the sum of $125,000 over the one year period, with the ability to earn an additional $100,000 in incentive compensation if certain revenue targets. Mr. McCall has agreed to continue to serve on our Board of Directors until at least December 1, 1998. In recognition of his past services, Mr. McCall's agreement to allow the termination of the common stock voting trust agreement, and his resignation as CEO, we paid Mr. McCall a lump sum of $225,000 and will pay Mr. McCall as severance an additional $75,000 payable in semi-monthly installments over a one year period beginning on the Effective Time of the termination of his employment with us.

We generally enter into confidentiality and nondisclosure agreements with our employees. Pursuant to the terms of these agreements, employees agree to confidentiality restrictions, employee and customer nonsolicitation covenants and assignment of inventions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee reviews and approves compensation and benefits for our key executive officers, administers our stock option plans and makes recommendations to the Board regarding such matters. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our By-Laws and our Amended and Restated Certificate of Incorporation (the "Restated Certificate") provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for us or on our behalf. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the Restated By-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We have obtained insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify such directors and officers. In addition, the Restated Certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to us, such relief may be difficult to obtain or, if obtained, may not adequately compensate us for our damages.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where our indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 1998, by: (i) each person known by us to be the beneficial owner of more than 5% of our common stock;
(ii) each of our directors; (iii) each Named Executive Officer who is a beneficial owner of our common stock (see "Management--Executive Compensation"); and (iv) all executive officers and directors as a group.

                                                                  PERCENTAGE OF
                                       NUMBER OF                  COMMON STOCK
                                         SHARES    PERCENTAGE OF   OUTSTANDING
                                      BENEFICIALLY  COMMON STOCK      AFTER
      NAME OF BENEFICIARY OWNER         OWNED(1)   OUTSTANDING(2)   OFFERING
      -------------------------       ------------ -------------- -------------
Technology Crossover Management,
 L.L.C.(3)...........................  1,690,930        15.5%         15.5%
Joseph S. McCall(4)..................  1,258,462        11.5           7.6
William S. Kaiser(5).................  1,006,872         9.2           9.2
Greylock Limited Partnership(5)(6)...  1,003,122         9.2           8.9
Technology Ventures L.L.C.(7)........    928,950         8.5           3.9
NationsBank Corporation(8)...........    925,201         8.5           8.2
HarbourVest Partners IV--Direct Fund
 L.P.(9).............................    870,155         7.9           7.9
Tench Coxe(10).......................    745,555         6.8           6.8
Sutter Hill Ventures, a California
 limited Partnership(10).............    741,805         6.8           6.8
Highland Capital Partners II Limited
 Partnership(11).....................    594,684         5.5           5.5
Stephen P. Jeffery(12)...............    196,799         1.8           1.8
Donald L. House(13)..................     79,999          *             *
Said Mohammadioun(14)................     23,000          *             *
Steven M. Hornyak(15)................     15,810          *             *
William M. Curran, Jr.(16)...........     15,000          *             *
Mark A. Johnson(17)..................      3,750          *             *
All executive officers and directors
 as group (14 persons)...............  3,470,758        31.8%         27.2%

--------
 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days after November 30, 1998 ("Presently Exercisable Options"). Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

 (2) Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

 (3) Includes (i) 70,082 shares of common stock owned by Technology Crossover Ventures II, L.P.; (ii) 647,674 shares of common stock owned by Technology Crossover Ventures I, L.P. ("TCVLP"); (iii) 51,291 shares of common stock owned by Technology Crossover Ventures I, C.V. ("TCVCV"); (iv) 53,880 shares of common stock owned by Technology Crossover Ventures (Q), L.P.;
     (v) 9,562 shares of common stock owned by Technology Crossover Ventures II Strategic Partners, L.P.; (v) 10,700 shares of common stock owned by Technology Crossover Ventures II, C.V.; (vi) 2,276 shares of common stock owned by Technology Crossover Ventures II, V.O.F.; (vii) 146,500 shares of common stock owned by Technology Crossover Management II, L.L.C. and
     (viii) 698,965 shares of common stock owned by Technology Crossover Management I, L.L.C. Technology Crossover Management, L.L.C. is the sole general partner of TCVLP and the sole investment general partner of TCVCV. The managing members of Technology Crossover Management, L.L.C. are Jay C. Hoag and Richard H. Kimball. Technology Crossover Ventures' address is 575 High Street, Suite 400, Palo Alto, California

    94301. Information with respect to Technology Crossover Management, L.L.C. ("TCM") is provided in reliance upon information included in a Schedule 13G filed by TCM dated June 17, 1998.

 (4) Includes 325,762 shares of common stock owned by Mr. McCall individually, 928,950 owned by Technology Ventures L.L.C., a Georgia limited liability company controlled by Mr. McCall and 3,750 shares issuable to Mr. McCall upon the exercise of Presently Exercisable Options.

 (5) Mr. Kaiser, one of our directors, has voting control over our securities held by Greylock Limited Partnership. Includes 3,750 shares of common stock issuable upon the exercise of Presently Exercisable Options.

 (6) The general partners of Greylock Limited Partnership are Howard E. Cox, Roger Evans, William Helman, Robert Henderson, William Kaiser, Henry McCance and Dave Strohm. Greylock Limited Partnership's address is One Federal Street, Boston, Massachusetts 02110.

 (7) Consists of 928,950 shares owned by Technology Ventures L.L.C. Technology Ventures L.L.C.'s address is Two Ravinia Drive, 10th Floor, Suite 1090, Atlanta, Georgia.

 (8) Consists of 312,501 shares owned by MS Spitfire LLC, 312,501 shares owned by Spitfire Capital Partners LP and 393,001 shares owned by NationsBanc Montgomery Securities LLC. Information with respect to NationsBank Corporation ("NationsBank") is provided in reliance upon information included in a Schedule 13G filed by NationsBank dated September 10, 1998.

 (9) Includes 43,507 shares of common stock owned by Falcon Ventures II, L.P. ("Falcon"). Falcon is an affiliate of HarbourVest Partners IV--Direct Fund L.P. ("HarbourVest"). Both Falcon and HarbourVest are beneficially owned by Edward W. Kane, D. Brooks Zug, George R. Anson, Kevin Delbridge, William A. Johnston, Frederick C. Maynard, Ofer Nemirovsky and Robert M. Wadsworth. HarbourVest's address is One Financial Center, Boston, Massachusetts 02111.

(10) Includes (i) 491,693 shares of common stock owned by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"); (ii) 20,128 shares of common stock owned by Mr. Coxe, individually; (iii) 3,750 shares of common stock issuable upon the exercise of Presently Exercisable Options; (iv) 225,822 shares of common stock held of record for 14 other individuals or entities associated with Sutter Hill (the "Sutter Hill Affiliates"); and (v) 4,162 shares of common stock owned by the Sutter Hill Affiliates. Mr. Coxe, a member of our Board of Directors, is a Managing Director of the General Partner of Sutter Hill and shares voting and investment power with respect to the shares of common stock held by Sutter Hill. Mr. Coxe disclaims beneficial ownership of the shares held by Sutter Hill and Sutter Hill Affiliates, except as to the shares held of record in his name and as to his partnership interest in Sutter Hill. Sutter Hill's address is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.

(11) Includes 594,684 shares of common stock owned by Highland Capital Partners II Limited Partnership ("Highland Capital"). The general partner of Highland Capital is Highland Management Partners II. The general partners of Highland Management Partners II are Robert F. Higgins, Paul
     A. Maeder, Daniel J. Nova and Wycliff K. Grousbeck. Highland Capital's address is One International Place, Boston, Massachusetts 02110.

(12) Includes 134,999 shares of common stock issuable upon the exercise of Presently Exercisable Options.

(13) Includes 3,750 shares of common stock issuable upon the exercise of Presently Exercisable Options.

(14) Includes 15,000 shares of common stock issuable upon the exercise of Presently Exercisable Options.

(15) Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options.

(16) Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options.

(17) Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options.

                              CERTAIN TRANSACTIONS

In March 1995, we issued 450,000 shares of common stock to Tech Ventures, an entity controlled by Joseph S. McCall, our Chief Executive Officer at that time and a member our Board of Directors, in exchange for certain intellectual property rights, intangible assets and $10,000 cash. Following the acquisition, we and Tech Ventures formed the Services Subsidiary. We contributed the acquired intellectual property rights, intangible assets and $10,000 cash to the Services Subsidiary in exchange for an 80% interest in the Services Subsidiary. Tech Ventures acquired the remaining 20% interest in the Services Subsidiary in exchange for a $75,000 promissory note bearing interest at 7.74%, payable annually, with the principal due in a lump sum payment in March 2000 (the "Tech Ventures Note").

During 1996 and 1997, McCall Consulting Group, Inc. ("MCG"), an entity owned by Tech Ventures, provided to us:

  .  temporary services by administrative employees;

  . third-party consulting services in connection with several product development projects;

  . the lease of office equipment and office space in our prior headquarters facility; and

  .  services in connection with our sales process.

We paid MCG approximately $1.6 million and $1.4 million, respectively, during 1997 and 1996 for these services. In February 1998, we entered into an Independent Contractor Agreement with MCG providing for the performance of services by MCG for us and the assignment to us of the intellectual property rights associated with the performance of such services. In addition, in February 1998, we granted to Tech Ventures and MCG a royalty-free license to use our current products as well as certain of our to-be-adjusted future products, and agreed to provide to MCG without charge ongoing support services as long as Tech Ventures owns at least 100,000 shares of our common stock and has not modified the software. We may terminate this license agreement if a competitor acquires any interest in either MCG or Tech Ventures.

On February 5, 1998, Tech Ventures sold its 20% interest in the Services Subsidiary to us in exchange for 225,000 shares of our common stock, a warrant to purchase an additional 300,000 shares of common stock at an exercise price of $3.67 per share and a non-interest bearing two-year promissory note in the principal amount of $1.1 million, giving us 100% ownership of the Services Subsidiary. We granted Tech Ventures certain registration rights and agreed to register in initial public offering 497,700 shares of common stock owned by Tech Ventures (comprised of 272,700 of the 450,000 shares originally issued to Tech Ventures in March 1995 and 225,000 shares issued on February 5, 1998) and to maintain the effectiveness of such registration for a period of two years. In addition, immediately prior to the purchase and sale, the Services Subsidiary distributed approximately $241,000 to Tech Ventures as their portion of accumulated unpaid profits earned by the Services Subsidiary prior to February 5, 1998. All of the material terms of the purchase were agreed upon by Tech Ventures and us in January 1998, including the number of shares to be issued to Tech Ventures. The transaction was approved by our Board of Directors and consummated on February 5, 1998.

In February 1998, the Services Subsidiary also paid Tech Ventures approximately $33,000 as consideration for the termination of the Management Services Agreement entered into between the parties in March 1995, and Tech Ventures paid in full to the Services Subsidiary the remaining principal balance and accrued interest of approximately $33,000 due under the Tech Ventures Note. In February 1998, we entered into certain severance and related agreements with Joseph S. McCall in connection with his resignation as our Chief Executive Officer. In connection therewith, we paid Mr. McCall $225,000, severance in the amount of $75,000 payable over a one year period beginning on May 26, 1998, and entered into an Independent Contractor Agreement whereby Mr. McCall will serve as a consultant to us for one year for $125,000 in compensation, with the ability to earn an additional $100,000 in incentive compensation. See "Management--Agreements with Employees." Tech Ventures provided recruiting services to us from January 1996 through January 1997 in the amount of $339,302. In addition, pursuant to a Management Services Agreement, Tech Ventures received $25,000 for certain administrative services rendered to the Services Subsidiary during each of 1997 and 1996.

On October 26, 1995, Tech Ventures received a warrant to purchase 87,500 shares of our Series C Preferred Stock resulting from the conversion and simultaneous cancellation of 87,500 shares of Series C Preferred Stock held by Tech Ventures and the simultaneous amendment of a promissory note payable by Tech Ventures to us which had been made by Tech Ventures as payment for its original shares of Series C Preferred Stock. Tech Ventures exercised this warrant following the closing of our initial public offering.

We believe that all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties.

                                 CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share.

COMMON STOCK

As of November 30, 1998, there were 10,899,059 shares of common stock issued and outstanding and held of record by 154 stockholders. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing our change of control. We have no present plans to issue any shares of preferred stock. We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of holding a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which our securities may be listed or quoted.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR RESTATED CERTIFICATE AND BY-LAWS

We are subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "Delaware Code"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines business combinations to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Our Amended and Restated Certificate of Incorporation (the "Certificate") provides for the classification of our Board of Directors. These and other provisions could have the effect of making it more difficult to acquire us by means of a tender offer, proxy contest or otherwise or to remove our incumbent officers and directors. These provisions may discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of us to first negotiate with us. Our Certificate does not provide preemptive rights to our stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is First Union National Bank of North Carolina, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

We have approximately 11,000,000 shares of common stock outstanding (assuming no exercise of outstanding stock options). Of these shares, the shares, including common stock sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

All preferred shareholders of Elekom and Norman Behar, who in the aggregate
hold         shares of common stock following the merger have agreed, pursuant to the Lock-up Agreements, that they will not, without our prior written consent, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock beneficially owned by them until August 6, 1999. In addition, the holders of stock options granted during the period January 1, 1998 through April 1, 1998, whose options have been fully vested have entered into Lock-up Agreements restricting the sale or transfer of 283,343 shares for a four year period following the date hereof, with 25% of such shares being released from such restriction on each anniversary of May 26, 1998.

SALES OF RESTRICTED SHARES

Of our outstanding common stock,              are deemed "Restricted Shares"
under Rule 144 promulgated under the Securities Act. Of the Restricted Shares, are available for sale in accordance with Rule 144(k) under the Securities Act and are not subject to the provisions of any of Lock-up Agreements. Certain security holders have the right to have their Restricted Shares registered by us under the Securities Act as described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock
(approximately          shares) or (ii) the average weekly trading volume in
the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about us. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

Rule 701 under the Securities Act provides that the shares of common stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS

As of November 30, 1998, options to purchase a total of 2,123,061 shares of common stock were outstanding and 1,579,119 of the shares issuable pursuant to such options are not yet exercisable. An additional 104,275 shares of common stock are available for future grants under our 1992 Stock Option Plan and 200,900 shares of common stock are currently available for future grants under our 1998 Stock Plan. See "Management--Stock Option Plans and Warrants."

We have filed a registration statement on Form S-8 under the Securities Act to register all shares of common stock issuable pursuant to our stock option plans. Common stock covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements.

REGISTRATION RIGHTS

The holders of approximately 5,800,000 shares of common stock (the "Registrable Securities") or their transferees (the "Holders"), are entitled to certain demand and/or piggy-back registration rights with respect to the Registrable Securities. These rights are provided under agreements between us and the holders of the Registrable Securities. Such agreements provide that certain of the holders are entitled, upon the request of the Holders of 50% of the Registrable Securities, to require us to use our best efforts to register their Registrable Securities, under the Securities Act (the "Demand Registration Rights"). In addition, all of the Holders are entitled, subject to certain limitations, to require us to use our best efforts to include their shares of common stock in future registration statements filed by us under the Securities Act (the "Piggyback Registration Rights"). Certain of the Holders of Registrable Securities are also entitled, to require us to use our best efforts to register their shares of common stock on Form S-3 (the "S-3 Registration Rights"). We are not required to effect more than two registrations under the Demand Registration Rights. Registration of shares pursuant to the exercise of Demand Registration Rights, S-3 Registration Rights or Piggyback Registration Rights under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration statement.

                              PLAN OF DISTRIBUTION

The common stock may be sold by the selling stockholders, from time to time while the Registration Statement to which this Prospectus relates is effective, on the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although the selling stockholders have advised us of the manner in which they currently intend to sell the shares of common stock, the selling stockholders may choose to sell all or a portion of such shares from time to time in any manner described herein. The methods by which the shares may be sold by the selling stockholders include, without limitation:

  .  ordinary brokerage transactions, which may include long or short sales,

  . transactions which involve crosses or block trades or any other transactions permitted by the Nasdaq National Market,

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,

  . ""at the market" to or through market makers or into an existing market for the common stock,

  . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

  . through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or

  . any combination of any such methods of sale. In effecting sales, brokers and dealers engaged by any of the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the selling stockholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices and in connection with the methods as described above. The shares may be sold directly by the selling stockholders or by pledgees, donees, transferees or other successors in interest.

We will maintain the effectiveness of the registration of the common stock offered hereby until May 26, 2000, two years from the effective date of our initial public offering or the date on which the shares offered hereby, in the opinion of counsel, may be sold by the selling stockholders pursuant to Rule 144 of the Securities Act (without regard to volume limitations). Any shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares offered hereby.

We are bearing all of the costs relating to the registration of the shares including fees of counsel. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling stockholders.

In the Acquisition Agreement dated February 5, 1998, we have agreed to indemnify Tech Ventures, a selling stockholder, any person who controls Tech Ventures, and any underwriters for Tech Ventures, against certain liabilities and expenses arising out of or based upon the information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act, and if such indemnification is held by a court to be unavailable, to contribute to the amount of such liabilities and expenses.

The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Because the selling stockholders may be deemed to be underwriters, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event the selling stockholders are deemed underwriters and a sale of shares is deemed to be a "distribution" or part of a distribution of the shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

                                    EXPERTS

Our audited consolidated financial statements and schedules as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of ELEKOM Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and for the period from August 7, 1995 (inception) through December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report (which includes an explanatory paragraph relating to the ability of ELEKOM Corporation to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

Certain legal matters will be passed on by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                         INDEX TO FINANCIAL STATEMENTS

SQL FINANCIALS INTERNATIONAL, INC. (NOW INCORPORATED AS CLARUS
 CORPORATION) FINANCIAL STATEMENTS:

 Report of Independent Public Accountants................................. F-2
 Consolidated Balance Sheets as of December 31, 1996 and 1997............. F-3
 Consolidated Statements of Operations for the Years Ended December 31,
  1995, 1996 and 1997..................................................... F-5
 Consolidated Statements of Stockholders' Deficit for the Years Ended
  December 31, 1995, 1996 and 1997........................................ F-6
 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997..................................................... F-7
 Notes to Consolidated Financial Statements for the Years Ended December
  31, 1995, 1996 and 1997................................................. F-8
 Unaudited Condensed Consolidated Balance Sheet as of September 30, 1998.. F-26
 Unaudited Condensed Consolidated Statements of Operations for the Three
  Months and Nine Months Ended September 30, 1997 and 1998................ F-28
 Unaudited Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 1997 and 1998................................ F-29
 Notes to Unaudited Condensed Consolidated Financial Statements as of and
  for the periods ended September 30, 1998 ............................... F-30
ELEKOM CORPORATION FINANCIAL STATEMENTS
 Report of Independent Accountants........................................ F-32
 Balance Sheet as of December 31, 1997 and 1996........................... F-33
 Statements of Operations for the Years Ended December 31, 1997 and 1996.. F-34
 Statements of Changes in Shareholders' Equity for the Years Ended
  December 31, 1997 and 1996.............................................. F-35
 Statements of Cash Flows for the Years Ended December 31, 1997 and 1996.. F-36
 Notes to Financial Statements............................................ F-37
 Unaudited Balance Sheets as of September 30, 1998........................ F-44
 Unaudited Statements of Operations for the Nine Months Ended September
  30, 1997 and 1998....................................................... F-45
 Unaudited Statements of Cash Flows for the Nine Months Ended September
  30, 1997 and 1998....................................................... F-46
 Notes to Unaudited Interim Financial Statements as of and for the nine months ended
  September 30, 1998...................................................... F-47

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SQL Financials International, Inc.
and Subsidiaries:

We have audited the accompanying consolidated balance sheets of SQL FINANCIALS INTERNATIONAL, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SQL Financials International, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Atlanta, Georgia
February 19, 1998 (except with respect to the matter discussed in Note 12 to which the date is March 31, 1998)

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               1996     1997
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
  Cash....................................................... $ 3,279  $ 7,213
  Accounts receivable, less allowance for doubtful accounts
   and returns of $634 and $338 in 1996 and 1997,
   respectively..............................................   1,971    4,050
  Accounts receivable--related party.........................      19        2
  Prepaids and other current assets..........................      90      492
                                                              -------  -------
    Total current assets.....................................   5,359   11,757
                                                              -------  -------
PROPERTY AND EQUIPMENT:
  Furniture and equipment....................................   2,176    3,094
  Leasehold improvements.....................................     215      280
                                                              -------  -------
    Total property and equipment.............................   2,391    3,374
  Less accumulated depreciation..............................  (1,181)  (1,867)
                                                              -------  -------
    Property and equipment, net..............................   1,210    1,507
                                                              -------  -------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of $561
   and $1,127 in 1996 and 1997, respectively.................   1,783    1,267
  Deposits and other long-term assets........................     173      150
                                                              -------  -------
    Total other assets.......................................   1,956    1,417
                                                              -------  -------
    Total assets............................................. $ 8,525  $14,681
                                                              =======  =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                           DECEMBER 31, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              1996      1997
                                                            --------  --------
           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities................. $  2,003  $  4,598
  Accounts payable--related party..........................      279        54
  Short-term debt..........................................      958         0
  Deferred revenue.........................................    4,686     5,717
  Current maturities of long-term debt.....................      855     1,841
                                                            --------  --------
    Total current liabilities..............................    8,781    12,210
NONCURRENT LIABILITIES:
  Deferred revenue.........................................    3,333     4,480
  Long-term debt, net of current maturities,...............    1,093       497
  Other noncurrent liabilities.............................       63        49
                                                            --------  --------
    Total liabilities......................................   13,270    17,236
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES (Note 10)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY...............       17       243
                                                            --------  --------
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series A, 262,500 shares issued and outstanding in 1996
   and 1997,...............................................    1,050     1,050
  Series B, 454,888 shares issued and outstanding in 1996
   and 1997,...............................................    3,025     3,025
  Series C, 428,572 shares issued and outstanding in 1996
   and 1997,...............................................    3,000     3,000
  Series D, 701,755 shares issued and outstanding in 1996
   and 1997,...............................................    6,000     6,000
  Series E, 697,675 shares issued and outstanding in 1996
   and 1997,...............................................    6,000     6,000
  Series F, 0 and 628,809 shares issued and outstanding in
   1996 and 1997,..........................................        0     6,037
                                                            --------  --------
    Total redeemable convertible preferred stock...........   19,075    25,112
                                                            --------  --------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1 par value; 3,000,000 and 3,500,000
   shares authorized in 1996 and 1997, respectively;
   2,545,390 and 3,174,199 shares of redeemable convertible
   preferred stock issued and outstanding in 1996 and 1997,
   respectively............................................        0         0
  Common stock, $.0001 par value; 6,750,000 and 9,000,000
   shares authorized in 1996 and 1997, respectively;
   2,185,348 and 1,467,160 shares issued in 1996 and 1997,
   respectively ...........................................        0         0
  Additional paid in capital...............................      472       489
  Accumulated deficit......................................  (23,859)  (28,019)
  Warrants.................................................      612       652
  Less treasury stock, at cost.............................     (302)       (2)
  Note from stockholder....................................     (612)     (612)
  Deferred compensation....................................     (148)     (418)
                                                            --------  --------
    Total stockholders' deficit............................  (23,837)  (27,910)
                                                            --------  --------
    Total liabilities and stockholders' deficit............ $  8,525  $ 14,681
                                                            ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1995     1996     1997
                                                     -------  -------  -------
REVENUES:
  License fees...................................... $ 5,232  $ 6,425  $13,506
  Services fees.....................................   1,737    3,984    7,786
  Maintenance fees..................................   1,221    2,647    4,696
                                                     -------  -------  -------
    Total revenues..................................   8,190   13,056   25,988
                                                     -------  -------  -------
COST OF REVENUES:
  License fees......................................     291      416    1,205
  Services fees.....................................   1,421    2,904    5,402
  Maintenance fees..................................     655    1,350    1,973
                                                     -------  -------  -------
    Total cost of revenues..........................   2,367    4,670    8,580
                                                     -------  -------  -------
OPERATING EXPENSES:
  Research and development..........................   3,882    5,777    7,190
  Sales and marketing...............................   6,636    7,191    9,515
  General and administrative........................   3,292    3,076    4,061
                                                     -------  -------  -------
    Total operating expenses........................  13,810   16,044   20,766
                                                     -------  -------  -------
OPERATING LOSS......................................  (7,987)  (7,658)  (3,358)
INTEREST EXPENSE, net...............................       2        6      274
MINORITY INTEREST...................................     (60)    (215)    (478)
                                                     -------  -------  -------
NET LOSS............................................ $(8,049) $(7,879) $(4,110)
                                                     =======  =======  =======
BASIC AND DILUTED NET LOSS PER SHARE................ $ (6.19) $ (5.74) $ (2.97)
                                                     =======  =======  =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..........   1,300    1,373    1,386
                                                     =======  =======  =======


 The accompanying notes are an integral part of these consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                  ADDITIONAL                                                                    TOTAL
                                   PAID-IN   ACCUMULATED          TREASURY          NOTE FROM    DEFERRED   STOCKHOLDERS'
                   SHARES  AMOUNT  CAPITAL     DEFICIT   WARRANTS  STOCK   AMOUNT  STOCKHOLDER COMPENSATION    DEFICIT
                   ------  ------ ---------- ----------- -------- -------- ------  ----------- ------------ -------------
BALANCE, December
 31, 1994......... 1,710    $ 0      $  7     $ (7,825)    $  0     (810)  $(302)     $(612)      $   0       $ (8,732)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series D........     0      0         0          (72)       0        0       0          0           0            (72)
 Issuance of
  common stock....   465      0       310            0        0        0       0          0           0            310
 Exercise of stock
  options.........     6      0         4            0        0        0       0          0           0              4
 Conversion of
  redeemable
  convertible
  preferred stock
  into warrants...     0      0         0            0      612        0       0          0           0            612
 Net loss.........     0      0         0       (8,049)       0        0       0          0           0         (8,049)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1995......... 2,181      0       321      (15,946)     612     (810)   (302)      (612)          0        (15,927)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series E........     0      0         0          (34)       0        0       0          0           0            (34)
 Issuance of stock
  options.........     0      0       148            0        0        0       0          0        (148)             0
 Exercise of stock
  options.........     4      0         3            0        0        0       0          0           0              3
 Net loss.........     0      0         0       (7,879)       0        0       0          0           0         (7,879)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1996......... 2,185      0       472      (23,859)     612     (810)   (302)      (612)       (148)       (23,837)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series F........     0      0         0          (50)       0        0       0          0           0            (50)
 Issuance of
  warrants........     0      0         0            0       40        0       0          0           0             40
 Unamortized debt
  discount........     0      0       (22)           0        0        0       0          0           0            (22)
 Issuance of stock
  options.........     0      0       328            0        0        0       0          0        (328)             0
 Amortization of
  deferred
  compensation....     0      0         0            0        0        0       0          0          58             58
 Retirement of
  treasury stock..  (735)     0      (300)           0        0      735     300          0           0              0
 Exercise of stock
  options.........    17      0        11            0        0        0       0          0           0             11
 Net loss.........     0      0         0       (4,110)       0        0       0          0           0         (4,110)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1997......... 1,467    $ 0      $489     $(28,019)    $652      (75)  $  (2)     $(612)      $(418)      $(27,910)
                   =====    ===      ====     ========     ====     ====   =====      =====       =====       ========


 The accompanying notes are an integral part of these consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      1995     1996     1997
                                                     -------  -------  -------
OPERATING ACTIVITIES:
  Net loss.......................................... $(8,049) $(7,879) $(4,110)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................     428    1,125    1,406
    Minority interest...............................      60      216      478
    Amortization of debt discount...................       0        0       18
    Deferred compensation...........................       0        0       58
    Loss on sale of property and equipment..........       0        0       46
    Changes in operating assets and liabilities:
      Accounts receivable...........................  (1,510)    (352)  (2,062)
      Prepaids and other current assets.............     107      (31)    (402)
      Deposits and other long-term assets...........    (106)     (22)      23
      Accounts payable and accrued liabilities......   1,676        3    2,370
      Deferred revenue..............................   2,644    4,180    2,178
      Other noncurrent liabilities..................       8      (53)     (14)
                                                     -------  -------  -------
        Total adjustments...........................   3,307    5,066    4,099
                                                     -------  -------  -------
        Net cash used in operating activities.......  (4,742)  (2,813)     (11)
                                                     -------  -------  -------
INVESTING ACTIVITIES:
  Purchases of property and equipment...............    (598)    (958)  (1,193)
  Proceeds from sale of property and equipment......       0        0       10
  Purchases of intangible assets....................    (316)  (2,000)     (50)
                                                     -------  -------  -------
        Net cash used in investing activities.......    (914)  (2,958)  (1,233)
                                                     -------  -------  -------
FINANCING ACTIVITIES:
  Proceeds from issuance of redeemable convertible
   preferred stock..................................   5,927    5,966    5,987
  Proceeds from issuance of common stock............     314        3       11
  Proceeds from notes payable and short-term
   borrowings, net..................................     556    2,472      859
  Repayments of notes payable and short-term
   borrowings.......................................    (275)    (490)  (1,427)
  Proceeds from preferred stock bridge financing....   2,750        0    2,000
  Repayment of preferred stock bridge financing.....    (750)  (2,000)  (2,000)
  Repayment of note receivable from holder of
   minority interest................................       0        0       38
  Dividends paid to holder of minority interest.....     (25)    (234)    (290)
                                                     -------  -------  -------
        Net cash provided by financing activities...   8,497    5,717    5,178
                                                     -------  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....   2,841      (54)   3,934
CASH AND CASH EQUIVALENTS, beginning of year........     492    3,333    3,279
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS, end of year.............. $ 3,333  $ 3,279  $ 7,213
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest............................ $   126  $   153  $   330
                                                     =======  =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996, AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

SQL Financials International, Inc. (the "Company") was incorporated in the state of Delaware on November 20, 1991. The Company develops, markets, and supports client/server financial software applications and markets its products under the trade name SQL Financials throughout the United States and Canada. The Company provides installation and implementation services through its majority-owned subsidiary, SQL Financial Services, LLC (the "Services Subsidiary") and is the sole owner of SQL Financials Europe, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

The financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated.

 Minority Interest

Minority interest represents the 20% ownership interest in the Services Subsidiary (Note 3).

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 History of Operating Losses

The Company has incurred significant net losses in each year since its formation. As of December 31, 1997, the Company had an accumulated deficit of approximately $28.0 million. These losses have occurred, in part, because of the substantial costs incurred by the Company to develop its products, expand its product research, and hire and train its direct sales force. Although the Company has achieved recent revenue growth and profitability for the quarters ended September 30, 1997 and December 31, 1997, there can be no assurance that the Company will be able to generate the substantial additional growth in revenues that will be necessary to sustain profitability. The Company plans to continue to increase its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

operations and financial condition would be materially adversely affected. The Company's financial prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive financial software industry.

 Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

 Fair Value of Financial Instruments

The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt with similar terms and maturities. Under this method, the Company's fair value of financial instruments was not materially different from the stated value at December 31, 1996 and 1997.

 Credit and Concentrations of Product Risk

The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The credit risk is mitigated by the large number of customers comprising the customer base.

Substantially all of the Company's product revenues are derived from sales of its financial applications. Increased market acceptance of the Company's product family is critical to the Company's ability to increase sales and thereby sustain profitability. Any factor adversely affecting sales or pricing levels of these applications will have a material adverse effect on the Company's business, results of operations, and financial condition.

 Revenue Recognition

Revenues from license fees are recognized upon delivery of the product if there are no significant post-delivery obligations. Revenues from services fees are recognized as the services are performed. Maintenance fees relate to customer maintenance and support and are recognized ratably over the term of the software support services agreement, which is typically 12 months.

Revenues that have been prepaid or invoiced but that do not yet qualify for recognition under the Company's policies are reflected as deferred revenues.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Deferred Revenues

Deferred revenues at December 31, 1996 and 1997 were as follows (in thousands):

                                                                  1996   1997
                                                                 ------ -------
   Deferred revenues:
     Deferred license fees...................................... $1,662 $ 1,027
     Deferred services fees.....................................    336     127
     Deferred maintenance fees..................................  6,021   9,043
                                                                 ------ -------
       Total deferred revenues..................................  8,019  10,197
   Less current portion.........................................  4,686   5,717
                                                                 ------ -------
   Noncurrent deferred revenues................................. $3,333 $ 4,480
                                                                 ====== =======

The Company has in the past, and is expected in the future, to introduce additional modules and product enhancements. As a result, deferred revenues resulting from contracts executed in a prior period are recognized in the quarter in which delivery of the new product occurs. This practice has, and will in the future continue to cause fluctuations in revenues and operating results from period to period.

 Property and Equipment

Property and equipment consist of furniture, computers, other office equipment, purchased software, and leasehold improvements. These assets are depreciated on a straight-line basis over a two-, three-, or five-year life. Improvements are amortized over the term of the lease. Depreciation expense for the years ended December 31, 1995, 1996, and 1997 was $370,000, $640,000, and $840,000,
respectively.

 Product Returns and Warranties

The Company provides warranties for its products after the software is purchased for the period in which the customer maintains the Company's support of the product. The Company generally supports only current releases and the immediately prior releases of its products. The Company's license agreements generally do not permit product returns by its customers. The Company provides for the costs of product returns and warranties at the time of sale. The Company recorded a provision for the cost of product returns in the allowance for doubtful accounts in the accompanying balance sheets at December 31, 1997 and 1996. The Company has not experienced significant warranty claims to date, and has therefore provided no reserve for warranty costs at December 31, 1997 and 1996.

 Intangible Assets

Intangible assets include goodwill, and purchased software licensing rights. Goodwill in the amount of approximately $290,000, resulting from the excess of the purchase price over the value of the assets acquired and liabilities assumed in the purchase of the 80% interest in the Services Subsidiary (Note 3) in 1995, is being amortized on a straight-line basis over a period of 60 months.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


In 1996, the Company entered into a license and private label agreement to purchase a nonexclusive and perpetual license for human resource, payroll, and benefits software. The agreement allows the Company to modify and enhance the software and to license these software products to its customers. The purchase price of $2,000,000 is included in intangible assets and is being amortized on a straight-line basis over the estimated useful life of 48 months. Amortization expense related to the agreement for the years ended December 31, 1995, 1996, and 1997 was approximately $0, $417,000, and $500,000, respectively. The amortization expense related to the agreement is included in research and development expense in the accompanying consolidated statements of operations.

Total amortization expense relating to all intangibles was $58,000, $485,000, and $566,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

 Capitalized Software Development Costs

Internal research and development expenses are charged to expense as incurred. Computer software development costs are charged to research and development expense until technological feasibility is established; after which, remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company has defined technological feasibility as the point in time at which the Company has a working model of the related product. Historically, the internal development costs incurred during the period between the achievement of technological feasibility and the point at which the product is available for general release to customers have not been material. Accordingly, the Company has concluded that the amount of internal development costs capitalizable under the provisions of SFAS No. 86 was not material to the financial statements for the years ended December 31, 1995, 1996, and 1997. Therefore, the Company has charged all internal software development costs to expense as incurred for the years ended December 31, 1995, 1996, and 1997.

The Company has in the past and may in the future purchase or license software that may be modified and integrated with its products. If at the time of purchase or license technological feasibility is met, the cost of the software is capitalized and amortized over a period not to exceed its useful life.

 Impairment of Long-Lived and Intangible Assets

The Company periodically reviews the values assigned to long-lived assets, including property and other assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

The Company periodically reviews the value assigned to goodwill and intangible assets to determine whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. The Company uses an estimate of undiscounted cash flows over the remaining life of the

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

goodwill and other intangible assets in measuring whether the goodwill and other intangible assets are recoverable.

 Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include the following as of December 31, 1996 and 1997 (in thousands):

                                                                   1996   1997
                                                                  ------ ------
   Accounts payable.............................................. $  261 $  973
   Accrued taxes, other than income taxes........................    204    396
   Accrued compensation, benefits, and commissions...............    865  1,636
   Accrued other.................................................    673  1,593
                                                                  ------ ------
                                                                  $2,003 $4,598
                                                                  ====== ======

 Historical Net Loss Per Share

Historical basic and diluted net loss per share was computed in accordance with SFAS No. 128, "Earnings per Share," using the weighted average number of common shares outstanding. Historical basic and diluted net loss per share does not include the impact of common stock equivalents, including redeemable convertible preferred stock, as their effect would be antidilutive.

Net loss for basic and diluted earnings per share are the same for basic and diluted earnings per share; therefore, no reconciliation of the numerator is presented.

 Stock Based Compensation Plan

The Company accounts for its stock-based compensation plan under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Effective in fiscal year 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

 New Accounting Pronouncements

The American Institute of Certified Public Accountants has issued a Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 supersedes SOP 91-1 "Software Revenue Recognition," and is effective for the Company for transactions entered into after December 31, 1997. The Company will adopt SOP 97-2 in the first quarter of 1998. The adoption of the standards in the statement is not expected to have a significant impact on the Company's consolidated financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

from period to period. SFAS No. 130 is effective for the Company's fiscal year ending December 31, 1998. The Company will adopt SFAS No. 130 for fiscal 1998. Management does not expect SFAS No. 130 to have a significant impact on the Company's financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company does not expect that SFAS No. 131 will require revision of prior disclosures.

2. RELATED PARTY TRANSACTIONS

During the years ended December 31, 1995, 1996, and 1997, the Company engaged in a number of transactions with McCall Consulting Group, Inc. ("McCall Consulting Group") and Technology Ventures LLC ("Technology Ventures"), entities controlled by Joseph S. McCall, an officer and director of the Company (the "Officer"). In the opinion of management, the rates, terms and considerations of the transactions with related parties approximate those with nonrelated entities.

During the years ended December 31, 1995, 1996 and 1997, McCall Consulting Group provided the following for the Company: temporary help by administrative employees and third-party contract labor services, the lease of office equipment and office space and services in connection with the Company's sales process.

During the years ended December 31, 1996 and 1997, Technology Ventures provided recruiting and administrative services to the Company.

Expenses relating to services provided by McCall Consulting Group were as follows for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                             1995   1996   1997
                                                            ------ ------ ------
   Contract labor expense:
     Implementation expense................................ $  150 $    0 $    0
     Research and development..............................    386  1,250  1,450
   Commissions expense.....................................    495      0      0
   Administrative services.................................     25     22     38
   Office rental expense...................................      0     96     71
   Training................................................     70     37     19
   Software and equipment purchases and rental expense.....      0     24     33
                                                            ------ ------ ------
       Total............................................... $1,126 $1,429 $1,611
                                                            ====== ====== ======

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Amounts owed related to services provided by McCall Consulting Group were as follows as of December 31, 1996 and 1997 (in thousands):

                                                                       1996 1997
                                                                       ---- ----
   Accounts payable and accrued liabilities........................... $234 $52
                                                                       ==== ===
   Accounts receivable................................................ $ 19 $ 2
                                                                       ==== ===

Expenses relating to services provided by Technology Ventures were as follows for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Recruiting services........................................... $ 0  $339 $ 0
   Administrative services.......................................  19    23  23
                                                                  ---  ---- ---
     Total....................................................... $19  $362 $23
                                                                  ===  ==== ===

Amounts owed related to services provided by Technology Ventures were as follows as of December 31, 1996 and 1997 (in thousands):

                                                                       1996 1997
                                                                       ---- ----
   Accounts payable and accrued liabilities........................... $45  $ 2
                                                                       ===  ===

3. SQL FINANCIAL SERVICES, LLC

On March 9, 1995, the Company issued 450,000 shares of common stock to acquire certain intellectual property rights and tangible assets valued at $300,000 from Technology Ventures, a related party controlled by the Officer. Subsequent to the acquisition, the Company and Technology Ventures formed a subsidiary, the Services Subsidiary, which is 80%-owned by the Company. The Company contributed the acquired intellectual property rights and tangible assets to the Services Subsidiary. Technology Ventures acquired the remaining 20% interest in the Services Subsidiary in exchange for a $75,000 note bearing interest at 7.74%, payable annually, with the principal due in a lump sum payment in March 2000. As of December 31, 1996 and 1997, the note was reflected as a reduction of minority interest in consolidated subsidiary. The Services Subsidiary provides implementation services for the Company's software applications. The Services Subsidiary had income of approximately $299,000, $1,080,000 and $2,390,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Services Subsidiary distributed dividends of approximately $125,000, $1,169,000 and $1,448,000 during the years ended December 31, 1995,
1996 and 1997, respectively, to the Company and the related-party minority interest holder. Subsequent to December 31, 1997, the minority interest in the Services Subsidiary was purchased by the Company. See Note 11.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. INCOME TAXES

The Company files a consolidated tax return with its majority owned subsidiaries. The components of the income tax provision (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Current:
     Federal......................................... $     0  $     0  $     0
     State...........................................       0        0        0
                                                      -------  -------  -------
                                                            0        0        0
                                                      -------  -------  -------
   Deferred:
     Federal.........................................  (2,542)  (2,494)  (1,287)
     State...........................................    (477)    (468)    (241)
                                                      -------  -------  -------
                                                       (3,019)  (2,962)  (1,528)
                                                      -------  -------  -------
   Valuation allowance...............................   3,019    2,962    1,528
                                                      -------  -------  -------
       Total......................................... $     0  $     0  $     0
                                                      =======  =======  =======

The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1995, 1996, and 1997:

                              1995    1996    1997
                              -----   -----   -----
   Tax benefit at statutory
    rate..................... (34.0)% (34.0)% (34.0)%
   Effect of:
     State income tax, net...  (4.0)   (4.0)   (4.0)
     Other...................   0.5     0.4     1.1
     Valuation allowance.....  37.5    37.6    36.9
                              -----   -----   -----
   Provision (benefit) for
    income taxes.............   0.0 %   0.0 %   0.0 %
                              =====   =====   =====

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Deferred tax assets and liabilities are determined based on the difference between the financial accounting and tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforwards........................ $ 8,306  $ 10,047
     Allowance for doubtful accounts.........................     241       128
     Deferred revenue........................................     151         0
     Depreciation and amortization...........................     167       326
     Accrued liabilities.....................................      38       110
     Other...................................................       5         3
                                                              -------  --------
                                                                8,908    10,614
                                                              -------  --------
   Deferred tax liabilities:
     Services Subsidiary.....................................      (3)     (181)
     Amortization of purchased software......................      (5)       (5)
                                                              -------  --------
                                                                   (8)     (186)
                                                              -------  --------
   Net deferred tax assets before valuation allowance........   8,900    10,428
   Valuation allowance.......................................  (8,900)  (10,428)
                                                              -------  --------
   Net deferred tax assets................................... $     0  $      0
                                                              =======  ========

A valuation allowance is provided when it is determined that some portion or all of the deferred tax assets may not be realized. Accordingly, since it currently is more likely than not that the net deferred tax assets resulting from the net operating loss carryforwards ("NOLs") and other deferred tax items will not be realized, a valuation allowance has been provided in the accompanying consolidated financial statements as of December 31, 1996 and 1997. The Company established the valuation allowance for the entire amount of the deferred tax assets attributable to the NOL carryforwards, as well as for the net deferred tax assets created as a result of temporary differences between book and tax. The Company will recognize such income tax benefits when realized. The NOLs at December 31, 1997 were approximately $26,439,000 and expire at various dates through 2012.

The Company's ability to benefit from certain NOL carryforwards is limited under Section 382 of the Internal Revenue Code when ownership of the Company changed by more than 50%, as defined. The Company is limited to using the NOL carryforwards of $15,800,000 generated prior to February 16, 1996. The limitation does not permit the Company to use in excess of $1,600,000 of certain NOL carryforwards per year. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated from February 16, 1996 through December 31, 1996 of $6,500,000 and NOLs generated from January 1, 1997 through December 31, 1997 of $4,139,000 may also be further limited as a result of the proposed initial public offering.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. DEBT

The Company's short- and long-term debt consists of the following as of December 31, 1996 and 1997 (in thousands):

                                                                    1996  1997
                                                                   ------ -----
   Notes payable to a bank, due in installments through December
    31, 1997, secured by certain equipment, bearing interest at a
    rate of prime plus 1.75% to 2%................................ $  323 $   0
   Working capital line of credit with a bank expiring April 7,
    1997, payable on demand, repaid with proceeds from the new line-of-credit agreement, secured by all company assets,
    bearing interest at a rate of prime plus 1%...................    635     0
   Payable for purchased software licensing rights, payable in installments over a two-year period through March 1998 at the rate at which the Company licenses human resource, payroll and benefits software to its customers............................  1,855 1,632
   Equipment notes payable to a leasing company, payable in
    monthly installments of $27,000, with final principal
    installments of $169,000 due March 2000 and August 2000,
    secured by certain company assets, bearing interest at a
    weighted average rate of 22.1%................................      0   655
   Note payable to a financing company, payable in monthly
    installments of $1,500 through November 2000, secured by
    certain company assets, bearing interest at 8%................      0    51
   Note payable to a former shareholder, secured by treasury
    shares of common stock, bearing interest at 8%................     93     0
                                                                   ------ -----
                                                                    2,906 2,338
   Less short-term debt...........................................    958     0
   Less current portion of long-term debt.........................    855 1,841
                                                                   ------ -----
                                                                   $1,093 $ 497
                                                                   ====== =====

During 1997, the Company entered into a new line-of-credit agreement with a bank bearing interest at prime (8.5% at December 31, 1997) plus 2.75% or 3%, depending on certain terms, as defined. The new line-of-credit agreement with the bank provides for maximum borrowings not to exceed the lesser of $3,000,000 or 80% of eligible license and implementation services revenue accounts receivable plus 65% of eligible maintenance revenue accounts receivable and is collateralized by substantially all the Company's assets. The Company had $0 outstanding under the line of credit and availability of approximately $1,950,000 under the line of credit at December 31, 1997.

Under the provisions of the line-of-credit agreement, the Company must comply with certain restrictive covenants. These covenants, among other things, require the Company to maintain specified levels of profitability.

During 1997, the Company entered into debt and lease agreements with a leasing company. The debt and lease agreements provide total borrowing capability of up to $1,000,000 for equipment purchases. As of December 31, 1997, the Company had approximately $655,000 outstanding under these agreements and $345,000 available for future equipment purchases.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


During 1997, the Company paid all amounts outstanding under the note payable to a former shareholder. In accordance with the agreement, the Company retired the treasury shares provided as collateral for the note.

The aggregate maturities of long-term debt at December 31, 1997 are as follows (in thousands):

   December 31:
     1998................................................................ $1,841
     1999................................................................    256
     2000................................................................    241
                                                                          ------
                                                                          $2,338
                                                                          ======

6. ROYALTY AGREEMENTS

The Company is a party to royalty and other equipment manufacturer agreements for certain of its applications. The Company incurred a total of $227,000, $355,000 and $1,109,000 in royalty fees for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to these agreements. The royalties and fees paid are included in cost of revenues--license fees in the accompanying statements of operations.

During 1992, the Company entered into a royalty agreement with a former stockholder. This agreement grants a 3.75% royalty on certain revenues of the Company, less certain discounts or commissions, collected from any transfer, sale, or licensing of specific modules of the software. The Company incurred royalties of $135,000, $177,000 and $295,000 for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to this royalty agreement.

7. EMPLOYEE BENEFIT PLANS

The Company sponsors the SQL Financials 401(k) Plan (the "Plan"), a defined contribution plan covering substantially all employees of the Company. Under the Plan's deferred compensation arrangement, eligible employees who elect to participate in the Plan may contribute between 2% and 20% of eligible compensation, as defined, to the Plan. The Company, at its discretion, may elect to provide for either a matching contribution or discretionary profit sharing contribution or both. During the years ended December 31, 1995, 1996, and 1997, the Company did not make matching or discretionary profit sharing contributions to the Plan.

8. STOCK OPTION PLAN

The Company has a stock option plan for employees, consultants, and other individual contributors to the Company which enables the Company to grant up to 1,633,938 qualified and nonqualified incentive stock options (the "1992 Plan"). The qualified options are to be granted at an exercise price not less than the fair market value at the date of grant. The nonqualified options are to be granted at an exercise price of not less than 85% of the fair market value at the date of grant. Fair

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

market values are to be determined by the board of directors. The stock option committee determines the period within which options may be exercised, but no option may be exercised more than ten years from the date of grant. The stock option committee also determines the period over which the options vest. Options are generally exercisable for seven years from the grant date and generally vest over a period of four years at a rate of 20% for years one and two and 30% for years three and four. At December 31, 1997, the Company had options outstanding to acquire 1,368,744 shares of common stock under the stock option plan and 256,794 shares available for grant.

The stock option plan also provides for stock purchase authorizations and stock bonus awards. As of December 31, 1997, no such awards have been granted under the plan.

The Company adopted the 1998 Stock Incentive Plan (the "1998 Plan") in the first quarter of 1998. Under the 1998 Plan, the board of directors have the flexibility to determine the type and amount of awards to be granted to eligible participants, who must be employees of the Company or its subsidiaries. The 1998 Plan provides for grants of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights and restricted units. The Company has authorized and reserved for issuance an aggregate of 200,000 shares of common stock under the 1998 Plan, to be automatically increased to 1,000,000 shares of common stock upon completion of the offering. See Note 11. The aggregate number of shares of common stock that may be granted through awards under the 1998 Plan to any employee in any calendar year may not exceed 200,000 shares. No options have been granted under the 1998 Plan. The 1998 Plan will continue in effect until February 2008 unless sooner terminated.

The Company applies the principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plan. Accordingly, the Company recognizes deferred compensation when the exercise price of the options granted is less than the fair market value of the stock at the date of grant, as determined by the board of directors. The deferred compensation is presented as a component of equity in the accompanying balance sheets and is amortized over the periods expected to be benefited, generally the vesting period of the options.

During 1996 and 1997, the Company granted options with exercise prices below the fair market value at the date of grant. These fair values are as follows:

                                                                          FAIR
           PERIOD                                                         VALUE
           ------                                                         -----
   August 28, 1996 through December 4, 1996.............................. $1.23
   December 5, 1996 through July 23, 1997................................  1.43
   July 24, 1997 through November 9, 1997................................  2.00
   November 10, 1997.....................................................  4.10
   December 10, 1997 through December 31, 1997...........................  5.00

Accordingly, the Company recorded deferred compensation of $148,000 and $328,000 for options granted during the years ended December 31, 1996 and 1997, respectively. The Company amortizes

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

deferred compensation over four years, the vesting period of the options. The Company recognized $58,000 of compensation expense related to option grants for the year ended December 31, 1997.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black Scholes option pricing model with the following assumptions:

                                               1995        1996        1997
                                            ----------- ----------- -----------
   Dividend yield.......................... 0%          0%          0%
   Expected volatility..................... 70          70          65
   Risk free interest rate at the date of
    grant.................................. 5.39%-7.60% 5.27%-6.69% 5.78%-6.82%
   Expected life........................... Five years  Five years  Four years

Using these assumptions, the fair values of the stock options granted during the years ended December 31, 1995, 1996, and 1997 are $76,000, $355,000, and
$699,000, respectively, which would be amortized over the vesting period of the options. Had compensation cost been determined consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and net loss per share in accordance with SFAS No. 123 for the years ended December 31, 1995, 1996, and 1997 would have been as follows (in thousands except per share amounts):

                                                      1995     1996     1997
                                                     -------  -------  -------
   Net loss:
     As reported.................................... $(8,049) $(7,879) $(4,110)
     Pro forma in accordance with SFAS No. 123......  (8,059)  (7,911)  (4,269)
   Basic and diluted net loss per share:
     As reported....................................   (6.19)   (5.74)   (2.97)
     Pro forma in accordance with SFAS No. 123......   (6.20)   (5.76)   (3.08)

Because SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


A summary of changes in outstanding options during the years ended December 31, 1995, 1996, and 1997 is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                            SHARES       PRICE    EXERCISE PRICE
                                           ---------  ----------- --------------
   December 31, 1994.....................    220,326        $0.67     $0.67
     Granted.............................    220,875        $0.67     $0.67
     Canceled............................   (140,661)       $0.67     $0.67
     Exercised...........................     (6,000)       $0.67     $0.67
                                           ---------
   December 31, 1995.....................    294,540        $0.67     $0.67
     Granted.............................    559,830  $0.67-$1.00     $0.87
     Canceled............................    (63,579)       $0.67     $0.67
     Exercised...........................     (4,350)       $0.67     $0.67
                                           ---------
   December 31, 1996.....................    786,441  $0.67-$1.00     $0.81
     Granted.............................    802,845  $1.00-$3.67     $2.96
     Canceled............................   (203,730) $0.67-$3.67     $0.95
     Exercised...........................    (16,812) $0.67-$1.00     $0.68
                                           ---------
   December 31, 1997.....................  1,368,744  $0.67-$3.67     $2.05
                                           =========
   Vested and exercisable at December 31,
    1997.................................    264,369  $0.67-$1.00     $0.73
                                           =========

The following table summarizes the exercise price range, weighted average exercise price and remaining contractual lives by year of grant for the number of options outstanding as of December 31, 1997:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                 EXERCISE  WEIGHTED  REMAINING
                                       NUMBER     PRICE    AVERAGE  CONTRACTUAL
             YEAR OF GRANT            OF SHARES   RANGE     PRICE   LIFE (YEARS)
             -------------            --------- ---------- -------- ------------
   1995 and prior:
     Options granted at fair value..    222,765 $     0.67  $0.67       4.01
   1996:
     Options granted at fair value..    134,895       0.67   0.67       5.42
     Options granted at less than
      fair value....................    249,489       1.00   1.00       5.93
   1997:
     Options granted at less than
      fair value....................    761,595  1.00-3.67   3.06       6.73
                                      ---------
       Total........................  1,368,744  0.67-3.67   2.05       6.01
                                      =========

The weighted average grant date fair value of options granted during the years ended December 31, 1996 and 1997 was $1.14 and $3.04, respectively.

Subsequent to December 31, 1997, the Company granted options to acquire 182,250 shares of common stock under the 1992 Plan to certain employees at an average exercise price equal to $4.45.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. STOCKHOLDERS' EQUITY

STOCKHOLDERS' AGREEMENT

All owners of the Company's common stock are parties to the Company's stockholders' agreement. This agreement provides, among other things, for a right of first refusal to the Company and then to all other stockholders of the Company to purchase any selling stockholders' shares at a price equal to that agreed to by a third party. The stockholders' agreement terminates upon an initial public offering, with the exception of the registration rights of the shares covered by the agreement.

All the holders of common stock are party to a stockholders' voting agreement dated September 1, 1995 whereby the Officer is named voting trustee and votes all common shares. As of December 31, 1997, the Officer controlled the right to vote 22.6% of the Company's outstanding voting stock, after dilution from the preferred stockholders. The stockholders' agreement naming the Officer as voting trustee terminates upon the consummation of an initial public offering (Note 11).

PREFERRED STOCK

The Company is authorized to issue 3,500,000 shares of preferred stock. Of this authorized amount, the Company has issued and outstanding 262,500 of Series A Preferred Stock ("Series A"), 454,888 of Series B Preferred Stock ("Series B"), 428,572 of Series C Preferred Stock ("Series C"), 701,755 of Series D Preferred Stock ("Series D"), 697,675 of Series E Preferred Stock ("Series E"), and 628,809 of Series F Preferred Stock ("Series F") at December 31, 1997.

Preferred stockholders are entitled to participate in any dividends paid to common stockholders and have the voting rights and powers of the common stockholders, as defined. Preferred stockholders receive preferential distributions in the event of liquidation of the Company for $4 per share of Series A, $6.65 per share of Series B, $7 per share of Series C, $8.55 per share of Series D, $8.60 per share of Series E, and $9.60 per share of Series F, plus any unpaid declared dividends.

Each share of preferred stock is convertible at the option of the holder at any time into the number of common shares which results from the effective conversion rate, as defined. The conversion values at December 31, 1997 are $4 for Series A, $6.65 for Series B, $7 for Series C, $8.55 for Series D, $8.60 for Series E, and $9.60 for Series F. The conversion prices at December 31, 1997 are $2.67 for Series A, $4.43 for Series B, $4.67 for Series C, $5.70 for Series D, $5.73 for Series E, $6.40 for Series F. Further, in accordance with the Company's certificate of incorporation, the preferred stock will automatically convert at the defined conversion rate if the Company consummates an initial public offering with a price per share and gross proceeds in excess of defined thresholds. The Company is in the process of obtaining waivers in regards to these thresholds and redemption rights. See Note 12.

Certain quantities of all series of preferred shares may be put to the Company by the preferred stockholders within 30 days following the preferred redemption dates for an amount per share equal

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

to the conversion value of the preferred stock plus any declared but unpaid dividends. The preferred redemption dates and the applicable quantities of shares eligible for redemption, as defined in the certificate of incorporation, are as follows (dollars in thousands):

                                                    PERCENTAGE OF
                                                     OUTSTANDING     VALUE OF
                                                     REDEEMABLE       STOCK
                                                     CONVERTIBLE   ELIGIBLE FOR
                                                   PREFERRED STOCK  REDEMPTION
                                                   --------------- ------------
   Preferred redemption dates:
     September 30, 1998...........................       33.3%       $ 8,371
     September 30, 1999...........................       50.0         12,556
     September 30, 2000...........................      100.0         25,112
   Date of termination of employment of the
    Officer, as defined...........................      100.0         25,112

SERIES A

On November 24, 1992, pursuant to a stock purchase agreement, the Company sold 250,000 shares of Series A to Greylock Limited Partnership ("Greylock") for an aggregate sum of $1,000,000. Stock issuance costs of $62,000 were incurred in connection with the sale of the preferred shares, resulting in net proceeds of $938,000. Additionally, on June 30, 1993, pursuant to a stock purchase agreement, the Company sold 12,500 shares of Series A for an aggregate sum of $50,000.

SERIES B

On September 21, 1993, pursuant to a stock purchase agreement, the Company sold a total of 454,888 shares of Series B at a price of $6.65 per share to Greylock and additional third party investors. The aggregate proceeds from the sale of this stock totaled $3,025,000. Stock issuance costs of $30,000 were incurred in connection with the sale of the preferred shares, resulting in net proceeds of $2,995,000.

SERIES C

On April 1, 1994, pursuant to a stock purchase agreement, the Company sold a total of 428,572 shares of Series C at a price of $7 per share to certain existing stockholders and additional third-party investors, resulting in aggregate proceeds of $3,000,000. Stock issuance costs of $16,000 were incurred, resulting in net proceeds of $2,984,000.

On August 1, 1994, the Company sold 87,500 shares of Series C Preferred Stock to Tech Ventures for a purchase price of $7.00 per share, the same price per share as sold to the Series C investors in April 1994. Tech Ventures paid the purchase price through the delivery of a secured promissory note. The note was guaranteed by an officer of the Company who controlled Tech Ventures and is secured by the assets of an entity controlled by such officer. As of December 31, 1996 and 1997, the note was reflected as a reduction of stockholders' equity in the accompanying balance sheets. The Company was almost entirely dependent at the time on the implementation services of McCall Consulting Group, a wholly owned subsidiary of Tech Ventures who was performing substantially all

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of the implementation services for the Company's software. In July of 1995 at the request of and as a financial accommodation to Tech Ventures, the Company converted the 87,500 shares of Series C Preferred Stock into a warrant to purchase such shares on the same terms and conditions as set forth in the promissory note. Based on its dependency on McCall Consulting Group, the Company believed it in its best interest to maintain Tech Ventures' long-term interest in the success of the Company through a continuing equity interest. The note was amended effective July 31, 1995 so that the principal amount is due and payable only upon the exercise of the warrant. The warrant has been reflected in the statement of stockholders' deficit, with the corresponding note as a reduction of stockholders' deficit. The warrant expires on the earlier of August 1, 1999 or an initial public offering.

SERIES D

On January 24, 1995, the Company received an advance on a pending equity financing arrangement. The Company issued promissory notes to certain existing preferred stockholders totaling $750,000 at an interest rate of 6%. In addition, the Company issued warrants to the above parties to purchase 17,544 shares of Series D at a price of $8.55 per share.

On February 21, 1995, the Company issued 701,755 shares of Series D for $8.55 per share to certain existing preferred stockholders and additional third party investors. Of the proceeds, $750,000 was used to repay the advance on financing discussed above. Gross proceeds before stock issuance costs were $6,000,000. Stock issuance costs of $73,000 were incurred, resulting in net proceeds of $5,927,000.

On January 5, 1996, the Company entered into an agreement with its bank to extend its old working capital line of credit. As part of the agreement, the Company granted the bank a warrant to purchase 8,201 shares of Series D convertible preferred stock at $8.55 per share. The warrant expires on January 4, 1999.

SERIES E

On February 15, 1996, the Company issued 697,675 shares of Series E for $8.60 per share to certain existing preferred stockholders and additional third party investors. Of the proceeds, $2,000,000 was used to repay an advance on the financing received in 1995. Proceeds from the sale of this stock, before stock issuance costs, were $6,000,000. Stock issuance costs of $34,000 were incurred, resulting in net proceeds of $5,966,000.

On March 28, 1997, the Company entered into an agreement with its bank to amend its working capital line of credit. As part of the agreement, the Company granted the bank a warrant to purchase 8,721 shares of Series E convertible preferred stock at $8.60 per share. The warrant expires on March 28, 2000.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


SERIES F

On June 5, 1997 and August 5, 1997, the Company received advances on a pending equity financing arrangement. The Company issued convertible promissory notes to certain existing preferred stockholders totaling approximately $2,000,000 and bearing interest at a rate of 8.5%. The notes were convertible upon the consummation of a private equity offering providing gross proceeds in excess of defined thresholds. In connection with the issuance of the notes, the Company issued warrants to the above parties to purchase 46,821 shares of Series F at a price of $9.60 per share. The value of the warrants of $40,000 was recorded as a debt discount and was amortized over the period in which the convertible notes were outstanding. For the year ended December 31, 1997, the Company amortized $18,000 of the discount to interest expense.

On September 27, 1997, the Company issued 416,668 shares of Series F to third party investors for $9.60 per share. Upon issuance of Series F to the third party investors, the aforementioned convertible notes and accrued interest were converted to 212,141 shares of Series F at $9.60 per share. Gross proceeds before stock issuance costs were $6,037,000. Stock issuance costs of $50,000 were incurred, resulting in net proceeds of $5,987,000.

10. COMMITMENTS AND CONTINGENCIES

LEASES

On March 20, 1997, the Company entered into an 85 month lease for office space beginning on June 15, 1997. The lease requires annual payments of $386,000 beginning July 1, 1997 for the first 12 month period with an increase of 3% in each 12 month period after the first year. The Company is also receiving the first month's rent free. The 3% escalation and the first month's free rent are recognized on a straight line basis over the life of the lease.

Lease expenses relate to the lease of office space, telephone, and computer equipment. Rents charged to expense were approximately $576,000, $749,000, and $772,000 for the years ended December 31, 1995, 1996, and 1997, respectively. Aggregate future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows (in thousands):

   December 31:
     1998................................................................ $  616
     1999................................................................    501
     2000................................................................    513
     2001................................................................    526
     2002................................................................    491
   Thereafter............................................................    841
                                                                          ------
                                                                          $3,488
                                                                          ======

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


LETTERS OF CREDIT

At December 31, 1997, standby letters of credit of approximately $290,000 and $210,000 had been issued in accordance with provisions under certain of the Company's lease and financing agreements. The letters of credit of $290,000 and $210,000 expire in July 1998 and August 1998, respectively.

PRODUCT LIABILITY

As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new financial applications after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in the market acceptance of the Company's financial applications, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition.

LITIGATION

The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1997, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

11. SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

The Company is planning an initial public offering (the "Offering") of its common stock which is targeted for completion in the second quarter of 1998. There can be no assurance that the Offering will be completed.

TRANSACTIONS WITH OFFICER

In February 1998, the Company entered into an agreement with the Officer whereby the Officer resigned as the Company's chief executive officer and as chairman, chief executive officer and manager of the Services Subsidiary. The Officer agreed to remain an employee of the Company at his current salary, including incentive compensation, until the completion of the Offering, at which time he will become a consultant to the Company for a period of one year pursuant to the terms of an independent contractor agreement. For his consulting services, the Company will pay the Officer the sum of $125,000 over the one year period, with the ability to earn an additional $100,000 in incentive compensation if certain revenue targets are met by the Company. The Officer has agreed to continue to serve on the Company's board of directors for at least six months following the

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

termination of his employment. In recognition of past services to the Company, the termination of the voting trust discussed in Note 9, and resignations of certain positions noted above, the Company agreed to pay the Officer a lump sum of $225,000 on or before June 30, 1998 and will pay the Officer as severance an additional $75,000, payable in semi monthly installments over a one year period beginning on the effective date of the termination of his employment with the Company.

CONVERSION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

In accordance with the Company's certificate of incorporation, all redeemable convertible preferred shares will convert to common shares on the closing date of the initial public offering if the initial public offering meets certain defined thresholds. See Note 12.

STOCK SPLIT

On February 19, 1998, the Company's board of directors approved a three-for-two stock split on the Company's common stock to be affected in the form of a stock dividend. All share and per share data in the accompanying financial statements have been adjusted to reflect the split. The effect of the split is presented retroactively within stockholders' deficit at December 31, 1994 by transferring the par value for the additional shares issued from the additional paid-in capital account to the common and preferred stock accounts.

ACQUISITION OF MINORITY INTEREST IN THE SERVICES SUBSIDIARY

On February 5, 1998, the Company purchased Technology Ventures' 20% ownership in the Services Subsidiary for a purchase price of $4,196,000. In exchange for the 20% interest in the Services Subsidiary, the Company issued 225,000 shares of common stock to Technology Ventures and granted Technology Ventures a warrant to purchase an additional 300,000 shares of common stock at a purchase price of $3.67 per share. The warrant expires on February 5, 2000. In addition, the Company agreed to pay Technology Ventures the sum of $1,100,000 February 5, 2000 pursuant to a nonnegotiable, noninterest-bearing subordinated promissory note (the "Note"). Technology Ventures has agreed not to sell any of its shares for a period of 180 days after the effective date of the Offering. In addition, prior to the purchase and sale, the Services Subsidiary distributed approximately $241,000 to Technology Ventures as the accumulated unpaid profits earned by the Services Subsidiary prior to February 5, 1998. The Company also agreed to pay Technology Ventures a monthly sum equal to 20% of the net profits of the Services Subsidiary until the earlier of (i) the completion of the Offering or (ii) a sale of the Company. Any payments made to Technology Ventures for this 20% of net profits of the Services Subsidiary will be recorded by the Company as additional purchase price at the time of payment. All of the material terms of the purchase and sale were agreed to by Technology Ventures and the Company in January 1998, and the purchase and sale have been accounted for in the first quarter of 1998 based on the value of the common stock issued in such transaction at $8.00 per share at such time. In February 1998, the Services Subsidiary also paid Technology Ventures approximately $33,000 as consideration for the termination of a

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

management services agreement entered into between the parties in March 1995, and Technology Ventures paid in full to the Services Subsidiary the remaining principal balance and all accrued interest due under its $75,000 promissory note (the "Tech Ventures Note").

The purchase price of $4,196,000 was determined by including the following: (i) 225,000 shares of common stock at $8.00 per share or $1,800,000, (ii) a note payable of $1,100,000 discounted for no interest at 9.0% for two years resulting in a net note payable of $934,000, (iii) cash paid of $62,000, and
(iv) a warrant valued at $1,400,000, determined using the Black Scholes Model using expected volatility of 65%, an expected term of two years, and a risk free rate of 5.5% to determine a value per share of $4.67 or a total value of $1,400,000. The Company has accounted for the transaction using the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on the fair market value at the date of acquisition. Goodwill resulting from the transaction in the amount of $4,159,000 will be amortized over 15 years. The Company will impute interest on the note payable and recognize the interest over the term of the note, two years.

12. PREFERRED STOCK CONVERSION WAIVERS

Subsequent to December 31, 1997, the Company obtained waivers from the preferred stockholders eliminating the requirement that the initial public offering price and the gross proceeds from an initial public offering be at a defined threshold in order for the conversion of the preferred stock to be effected immediately upon an initial public offering. See Note 9.

                               CLARUS CORPORATION

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................    $23,984      $ 7,213
  Trade accounts receivable, less allowance for
   doubtful accounts
   of $484 and $338 in 1998 and 1997, respectively..     10,918        4,050
  Prepaid and other current assets..................        407          494
                                                        -------      -------
    Total current assets............................     35,309       11,757
PROPERTY AND EQUIPMENT--net.........................      2,227        1,507
OTHER ASSETS:
  Intangible assets, net of accumulated amortization
   of $1,758
   and $1,127 in 1998 and 1997, respectively........      5,843        1,267
  Deposits and other long-term assets...............        215          150
                                                        -------      -------
    Total other assets..............................      6,058        1,417
                                                        -------      -------
TOTAL ASSETS........................................    $43,594      $14,681
                                                        =======      =======



      See accompanying notes to unaudited condensed consolidated financial statements.

                               CLARUS CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNT)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Note payable, net of discount of $110 in 1998......    $   990      $   -0-
 Accounts payable and accrued liabilities...........      6,778        4,598
 Accounts payable-related party.....................        -0-           54
 Deferred revenue...................................      6,415        5,717
 Current maturities of long-term debt...............        244        1,841
                                                        -------      -------
    Total current liabilities.......................     14,427       12,210
NONCURRENT LIABILITIES:
 Deferred revenue...................................      3,600        4,480
 Long-term debt, net of current maturities..........        310          497
 Other non-current liabilities......................         70           49
                                                        -------      -------
    Total liabilities...............................     18,407       17,236
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY........        -0-          243
                                                        -------      -------
REDEEMABLE CONVERTIBLE PREFERRED STOCK:.............        -0-       25,112
STOCKHOLDERS' EQUITY (DEFICIT) (Note 3):
 Common Stock, $.0001 par value; 25,000,000 and
  9,000,000 shares authorized in 1998 and 1997,
  respectively; 9,197,312 and 1,467,160 shares
  outstanding in 1998 and 1997, respectively........          1          -0-
 Additional paid in capital.........................     51,306          489
 Accumulated deficit................................    (26,918)     (28,019)
 Warrants...........................................      1,440          652
 Treasury stock, at cost............................         (2)          (2)
 Note from stockholder..............................        -0-         (612)
 Deferred compensation..............................       (640)        (418)
                                                        -------      -------
Total stockholders' equity (deficit)................     25,187      (27,910)
                                                        -------      -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)..........................................    $43,594      $14,681
                                                        =======      =======


      See accompanying notes to unaudited condensed consolidated financial statements.

                               CLARUS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED NINE MONTHS ENDED
                                              SEPTEMBER 30      SEPTEMBER 30
                                           ------------------------------------
                                             1998      1997     1998     1997
                                           --------- ----------------- --------
REVENUES:
  License fees............................ $   5,623 $  4,299 $ 14,066 $  9,026
  Services fees...........................     4,387  222,064   11,277    5,340
  Maintenance fees........................     1,937    1,250    5,351    3,168
                                           --------- -------- -------- --------
    Total revenues........................    11,947    7,613   30,694   17,534
COST OF REVENUES:
  License fees............................       960      478    1,525      856
  Services fees...........................     2,717    1,366    7,223    3,688
  Maintenance fees........................       925      510    2,442    1,360
                                           --------- -------- -------- --------
    Total cost of revenues................     4,602    2,354   11,190    5,904
OPERATING EXPENSES:
  Research and development................     1,630    1,481    4,157    5,305
  Sales and marketing.....................     3,029    2,354    8,419    6,958
  General and administrative..............     1,175      754    3,723    2,103
  Depreciation and amortization...........       526      352    1,456    1,049
  Non-cash compensation...................        38       13      842       36
                                           --------- -------- -------- --------
    Total operating expenses..............     6,398    4,954   18,597   15,451
OPERATING INCOME (LOSS)...................       947      305      907   (3,821)
INTEREST INCOME...........................       243        1      402       28
INTEREST EXPENSE..........................        51      133      172      251
MINORITY INTEREST.........................       -0-      133       36      322
                                           --------- -------- -------- --------
NET INCOME (LOSS)......................... $   1,139 $     40 $  1,101 $ (4,366)
                                           ========= ======== ======== ========
 Income (loss) per common share:
  Basic................................... $    0.12 $   0.03 $   0.22 $  (3.15)
  Diluted.................................      0.11 $   0.01 $   0.13 $  (3.15)
 Weighted average shares outstanding
  Basic...................................     9,123    1,390    5,080    1,384
  Diluted.................................    10,039    6,595    8,767    1,384

      See accompanying notes to unaudited condensed consolidated financial statements.

                               CLARUS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              NINE MONTHS
                                                                 ENDED
                                                              SEPTEMBER 30
                                                            -----------------
                                                             1998      1997
                                                            -------  --------
OPERATING ACTIVITIES
Net income (loss).......................................... $ 1,101  $ (4,366)
Adjustments to reconcile net loss to net cash used in
 operating activities:
 Depreciation and amortization.............................   1,456     1,049
 Minority interest in subsidiary...........................      36       322
 Amortization of debt discount.............................      55        18
 Deferred compensation.....................................     842        46
 Changes in operating assets and liabilities:
  Accounts receivable......................................  (6,867)   (3,073)
  Prepaid and other current assets.........................      87      (110)
  Deposits and other long-term assets......................     (63)       28
  Accounts payable and accrued liabilities.................   2,051     1,721
  Deferred revenue.........................................    (181)    1,091
  Other noncurrent liabilities.............................      21       (22)
                                                            -------  --------
    NET CASH USED IN OPERATING ACTIVITIES..................  (1,462)   (3,296)
INVESTING ACTIVITIES
 Increase of intangible assets.............................    (709)      (90)
 Purchase of minority interest in subsidiary...............    (326)      -0-
 Additions to property and equipment.......................  (1,551)     (557)
                                                            -------  --------
    NET CASH USED IN INVESTING ACTIVITIES..................  (2,586)     (647)
FINANCING ACTIVITIES:
 Dividends paid to holder of minority interest.............    (241)     (190)
 Repayment of note receivable from holder of minority
  interest.................................................     -0-        38
 Proceeds from notes payable and short term borrowings.....   1,645    29,802
 Repayments of notes payable and short term borrowings.....  (3,428)  (30,225)
 Proceeds from the exercise of warrants....................     612        10
 Proceeds from issuance of common stock, net...............  22,081       -0-
 Proceeds from issuance of preferred stock.................     150     5,987
                                                            -------  --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES..............  20,819     5,422
                                                            -------  --------
INCREASE IN CASH AND CASH EQUIVALENTS......................  16,771     1,479
CASH AND CASH EQUIVALENTS, beginning of period.............   7,213     3,278
                                                            -------  --------
CASH AND CASH EQUIVALENTS, end of period................... $23,984  $  4,757
                                                            =======  ========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
 Cash paid for interest.................................... $   123  $    259
                                                            =======  ========

      See accompanying notes to unaudited condensed consolidated financial statements.

                               CLARUS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Clarus Corporation (the "Company" and formally SQL Financials International Inc.) have been prepared in accordance with Generally Accepted Accounting Principles for interim financial information and instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information in notes required by Generally Accepted Accounting Principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of the interim periods are not necessarily indicative of the results to be obtained for the year ended December 31, 1998. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and footnotes thereto included in i) the Company's Prospectus dated May 26, 1998, filed under Form S-1 (Registration No. 333-46685) with the Securities and Exchange Commission, and ii) the Company's Prospectus dated October 28, 1998, filed under Form S-4 (Registration No. 333-63535) with the Securities and Exchange Commission.

NOTE 2. EARNINGS PER SHARE

Basic and diluted net income (loss) per share was computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," using the weighted average number of common shares outstanding. The diluted net loss per share for the nine months ended September 30, 1997, does not include the effect of common stock equivalents, including redeemable convertible preferred stock, as their effect would be antidilutive. Diluted net income per share for the quarters ended September 30, 1998 and 1997, and the nine months ended September 30, 1998, includes the effect of common stock equivalents.

NOTE 3. STOCKHOLDERS' EQUITY

On May 26, 1998, the Company completed its initial public offering of 2.5 million shares of its common stock at an offering price of $10.00 per share (the "Offering"). The proceeds, net of expenses, from this public offering of approximately $22.0 million were placed in investment grade cash equivalents. Immediately prior to the effective date of the Company's Registration Statement the redeemable convertible preferred stock was converted to common stock.

NOTE 4. ACQUISITION OF MINORITY INTEREST IN THE SERVICES SUBSIDIARY

On February 5, 1998, the Company purchased the 20% interest in SQL Financial Services, LLC (the "Services Subsidiary") from Technology Ventures, LLC ("Technology Ventures") a related party controlled by Joseph S. McCall, a director of the Company. In exchange for the 20% interest in the Services Subsidiary, the Company issued 225,000 shares of common stock to Technology Ventures and granted Technology Ventures a warrant to purchase an additional 300,000 shares of common stock at a purchase price of $3.67 per share. The warrant expires on February 5, 2000. In addition, the Company agreed to pay Technology Ventures the sum of $1.1 million due February 5, 2000,

                               CLARUS CORPORATION
pursuant to a non-negotiable, non-interest-bearing subordinated promissory note. Technology Ventures has agreed not to sell any of its shares for a period of 180 days after the effective date of the Offering. The Company also agreed to pay Technology Ventures a monthly sum equal to 20% of the net profits of the Services Subsidiary until the completion of the Company's Initial Public Offering. The Company as additional purchase price recorded payments made to Technology Ventures for this 20% of net profits of the Services Subsidiary at the time of payment.

NOTE 5. MERGER OF ELEKOM CORPORATION

On November 6, 1998, the Company completed its acquisition of Elekom Corporation ("Elekom") for approximately $15.6 million, consisting of $8.0 million in cash and approximately 1.38 million shares of the Company's common stock. Elekom was merged with and into Clarus CSA, Inc., a wholly owned subsidiary of the Company and the separate existence of Elekom ceased. Immediately following consummation of the merger, the former holders of Elekom common and preferred stock (the "Elekom Shareholder") owned approximately 13% of the outstanding common stock of the Company. The former Elekom Shareholders have agreed not to sell any of their shares of the Company's common stock for a period ending on August 6, 1999. The Company, as additional purchase price, recorded i) payments of $500,000 made to fund the operations of Elekom from October 1, 1998, through the closing date, and ii) expenses of approximately $950,000 to complete the merger. Approximately $14.0 million of the purchase price was recorded as purchased in-process research and development. These interim financial statements should be read in conjunction with the Company's Prospectus dated October 28, 1998, filed under Form S-4 (Registration No. 333-63535) with the Securities and Exchange Commission.

NOTE 6. LEGAL PROCEEDINGS

The Company is subject to claims and litigation in the ordinary course of business, including, but not limited to, a lawsuit recently filed against the Company alleging patent infringement, but does not believe based on its current assessment of such claims and litigation that any such claim or litigation will have a material adverse effect on its consolidated financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of
ELEKOM Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ELEKOM Corporation (a development stage enterprise) at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended and for the period August 7, 1995 (inception) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has suffered losses from operations and has used significant cash in its operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 1, ELEKOM Corporation (a development stage enterprise) was a wholly owned subsidiary of Egghead, Inc. prior to November 10, 1997.

PricewaterhouseCoopers LLP
Seattle, Washington

August 17, 1998, except for
Note 7 which
is as of November 6, 1998

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
ASSETS
Cash and cash equivalents............................ $ 2,777,408   $ 1,683,272
Accounts receivable..................................      50,000         8,090
Prepaid expenses.....................................      23,030        87,862
                                                      -----------   -----------
  Total current assets...............................   2,850,438     1,779,224
Property and equipment, net..........................     364,015       338,370
                                                      -----------   -----------
                                                      $ 3,214,453   $ 2,117,594
                                                      ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable..................................... $    35,304   $    98,236
Accrued payroll and related benefits.................     236,796        32,314
Current portion, capital lease obligations...........     110,041        75,009
Deferred revenue.....................................      50,000           --
Due to Egghead, Inc..................................         --      4,978,012
Other accrued liabilities............................      89,902        38,786
                                                      -----------   -----------
  Total current liabilities..........................     522,043     5,222,357
                                                      -----------   -----------
Capital lease obligation, net of current portion
 (Note 4)............................................     117,574       157,286
                                                      -----------   -----------
Commitments and contingencies (Note 4)
Shareholders' equity (deficit)
 Convertible preferred stock:
  Series B, $.01 par value; 4,389,945 shares
   authorized; 4,255,944 shares issued and
   outstanding in 1997 and none issued and
   outstanding in 1996...............................      42,559           --
  Series A, $.01 par value; 917,229 shares
   authorized, issued and outstanding in 1997 and
   none issued and outstanding in 1996...............       9,172           --
  Common stock, $.01 par value; 9,692,826 shares
   authorized; 50 shares issued and outstanding in
   1997 and 1996.....................................         --            --
  Additional paid-in capital.........................  10,979,754           --
  Deficit accumulated during the development stage...  (8,456,649)   (3,262,049)
                                                      -----------   -----------
    Total shareholders' equity (deficit).............   2,574,836    (3,262,049)
                                                      -----------   -----------
                                                      $ 3,214,453   $ 2,117,594
                                                      ===========   ===========

                See accompanying notes to financial statements.

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

                                                                 AUGUST 7, 1995
                                             YEAR ENDED           (INCEPTION)
                                            DECEMBER 31,             THROUGH
                                       ------------------------   DECEMBER 31,
                                          1997         1996           1997
                                       -----------  -----------  --------------
Sales................................. $    16,930  $     5,532   $    22,462
Cost of sales.........................      12,613          155        12,768
                                       -----------  -----------   -----------
  Gross profit........................       4,317        5,377         9,694
                                       -----------  -----------   -----------
Operating expenses:
 Research and development.............   1,171,941      409,062     1,793,769
 Sales and marketing..................   1,425,063      726,671     2,288,582
 General and administrative (Note 1)..   2,001,083    1,247,562     3,628,781
                                       -----------  -----------   -----------
  Total operating expenses............   4,598,087    2,383,295     7,711,132
                                       -----------  -----------   -----------
Operating loss........................  (4,593,770)  (2,377,918)   (7,701,438)
Interest expense......................    (616,527)    (192,655)     (809,182)
Other income..........................      15,697       38,274        53,971
                                       -----------  -----------   -----------
Loss before income taxes expense......  (5,194,600)  (2,532,299)   (8,456,649)
Income tax expense....................         --           --            --
                                       -----------  -----------   -----------
Net loss.............................. $(5,194,600) $(2,532,299)  $(8,456,649)
                                       ===========  ===========   ===========
Basic and diluted net loss per common
 shares............................... $  (103,892) $   (50,646)  $  (169,133)
                                       ===========  ===========   ===========
Weighted average number of common
 shares outstanding...................          50           50            50
                                       ===========  ===========   ===========
Pro forma basic and diluted net loss
 per common shares (Note 1)........... $      (.84)
                                       ===========
Pro forma weighted average number of
 common shares
 outstanding (Note 1).................   6,183,097
                                       ===========


                See accompanying notes to financial statements.

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                             SERIES A         SERIES B
                         PREFERRED STOCK   PREFERRED STOCK  COMMON STOCK
                         ---------------- ----------------- -------------   PAID-IN   ACCUMULATED  SHAREHOLDERS'
                          SHARES  AMOUNT   SHARES   AMOUNT  SHARES AMOUNT   CAPITAL     DEFICIT       EQUITY
                         -------- ------- --------- ------- ------ ------ ----------- -----------  -------------
Issuance of common
 stock, August 7, 1995
 (inception)............      --  $   --        --  $   --    50    $--   $       --  $       --    $      --
Net loss................      --      --        --      --           --           --  $  (729,750)  $ (729,750)
                         -------- ------- --------- -------  ---    ----  ----------- -----------   ----------
December 31, 1995.......      --      --        --      --    50     --           --     (729,750)    (729,750)
Net loss................      --      --        --      --           --           --   (2,532,299)  (2,532,299)
                         -------- ------- --------- -------  ---    ----  ----------- -----------   ----------
December 31, 1996.......      --      --        --      --    50     --           --   (3,262,049)  (3,262,049)
Issuance of Series A
 convertible preferred
 stock, net.............  917,229 $ 9,172       --      --   --      --   $ 8,122,313         --     8,131,485
Issuance of Series B
 convertible preferred
 stock, net.............      --      --  4,255,944 $42,559  --      --     2,857,441         --     2,900,000
Net loss................      --      --        --      --   --      --           --   (5,194,600)  (5,194,600)
                         -------- ------- --------- -------  ---    ----  ----------- -----------   ----------
December 31, 1997.......  917,229 $ 9,172 4,255,944 $42,559   50    $--   $10,979,754 $(8,456,649)  $2,574,836
                         ======== ======= ========= =======  ===    ====  =========== ===========   ==========


                See accompanying notes to financial statements.

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                                                  AUGUST 7, 1995
                                              YEAR ENDED           (INCEPTION)
                                             DECEMBER 31,             THROUGH
                                        ------------------------   DECEMBER 31,
                                           1997         1996           1997
                                        -----------  -----------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss.............................  $(5,194,600) $(2,532,299)  $(8,456,649)
  Adjustments to reconcile net loss to
   net cash used in operations
   Depreciation.......................      204,002       39,838       249,606
   Changes in assets and liabilities:
    Accounts receivable...............      (41,910)      (8,090)      (50,000)
    Prepaid expenses and other
     assets...........................       64,834      (87,733)      (23,030)
    Accounts payable..................      110,900       98,107       209,136
    Accrued payroll and related
     benefits.........................      204,482       32,314       236,796
    Deferred revenue..................       50,000          --         50,000
    Other accrued liabilities.........       51,116       38,786        89,902
                                        -----------  -----------   -----------
     Net cash used in operating
      activities......................   (4,551,176)  (2,419,077)   (7,694,239)
                                        -----------  -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures.................     (136,881)    (129,527)     (282,512)
                                        -----------  -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payment of capital lease
  obligations.........................      (97,448)      (6,046)     (103,494)
 Net borrowings from Egghead Inc......    2,979,641    4,237,922     7,957,653
 Proceeds from issuance of Series B
  convertible preferred stock.........    2,900,000          --      2,900,000
                                        -----------  -----------   -----------
     Net cash provided by financing
      activities......................    5,782,193    4,231,876    10,754,159
                                        -----------  -----------   -----------
Net increase in cash and cash
 equivalents..........................    1,094,136    1,683,272     2,777,408
Cash and cash equivalents at beginning
 of year..............................    1,683,272          --            --
                                        -----------  -----------   -----------
Cash and cash equivalents at end of
 year.................................  $ 2,777,408  $ 1,683,272   $ 2,777,408
                                        ===========  ===========   ===========
Property and equipment acquired under
 capital leases.......................  $    92,767  $   238,342   $   331,109
                                        ===========  ===========   ===========

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES


Loans from Egghead, Inc., in the amount of $6,612,524, were forgiven in November 1997, just prior to the recapitalization, and Egghead paid accounts payable outstanding at November 4, 1997 totaling $173,832 on ELEKOM's behalf in exchange for 917,229 shares of Series A convertible preferred stock. Additionally, allocated expenses from Egghead, including imputed interest on the intercompany debt, totaling $1,345,129 were also forgiven. The amounts forgiven by Egghead, Inc. were recorded as capital contributions by ELEKOM.

                See accompanying notes to financial statements.

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND BUSINESS

 Organization

ELEKOM Corporation ("ELEKOM" or the "Company") was founded in 1995 and is a privately owned Washington corporation. The Company was formed as a subsidiary of Egghead, Inc. ("Egghead") to focus on the development of advanced supplier-independent electronic procurement systems for large enterprises. The Company's initial product, ELEKOM Procurement, integrates all of the activities associated with procurement into a comprehensive Intranet business application that streamlines the entire process. ELEKOM Procurement is directed at mid- to large-sized corporations where nonproduction purchasing is expensive and time-consuming.

On November 10, 1997, the Company was recapitalized. In connection with the recapitalization, ELEKOM reacquired debt in the amount of $6,612,524 owed to Egghead in exchange for 917,229 shares of Series A preferred stock of the Company. Additionally, allocated expenses from Egghead, including imputed interest, Egghead assumed responsibility for all accounts payable, totaling $173,832 incurred before or on November 4, 1997.

In connection with the recapitalization, ELEKOM sold 4,255,944 shares of Series B convertible preferred stock to new investors for $2,900,000.

The financial statements for all periods prior to November 10, 1997 reflect the results of operations, financial position, and cash flows of ELEKOM as a wholly owned subsidiary of Egghead and may not be indicative of actual results of operations and financial position of the Company under other ownership.

The statement of operations reflects certain expense items incurred by Egghead which were allocated to the Company on a basis which management believes represents a reasonable allocation of such costs to present ELEKOM as a stand-alone company. These allocations consist primarily of corporate expenses such as executive and other compensation, depreciation of corporate assets, rent expense and legal fees and interest expense on intercompany borrowings. The corporate expenses have been allocated based on an estimate of Egghead personnel time dedicated to the operations and management of ELEKOM. Interest expense has been allocated based on ELEKOM's estimated borrowing rate (10%) and actual intercompany borrowings. A summary of these allocations is as follows:

                                                             CORPORATE INTEREST
                                                              EXPENSE   EXPENSE
                                                             --------- --------
Inception through December 31, 1997......................... $551,535  $793,594
Year ended December 31, 1996................................ $186,291  $192,655
Year ended December 31, 1997................................ $365,244  $600,939

                               ELEKOM CORPORATION

 Business

The Company was in the development stage as of and for the period from inception through December 31, 1997. In connection with its development activities, the Company has incurred costs to incorporate and establish its business activities as well as the design and development of the Company's initial product, ELEKOM Procurement, which was available for sale in June 1997. As a result, cash requirements have exceeded cash receipts and the Company must obtain interim financing or additional capital to continue its development, sales and marketing efforts. Management plans to obtain such financing or capital during the year; however, there can be no assurance that financing or capital can be obtained. As a result, even though the accompanying financial statements have been prepared assuming that the Company will continue as a going concern, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and cash equivalents

Cash equivalents consist of highly liquid investments purchased within 90 days or less of maturity. They are recorded at cost which approximates fair value. The Company places its cash in high credit quality financial institutions. The Company has not experienced any losses on its cash and cash equivalents.

 Property and equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:

Office furniture and equipment....................... Five years
Computer hardware and software....................... Two to three years
Leasehold improvements............................... Over the life of the lease

 Deferred revenues

Deferred revenues consist of advanced billings and payments on software contracts.

 Revenue recognition

Revenue from software contracts is recognized using the percentage-of-completion contract accounting method, or on a completed contract basis, in accordance with the American Institute of Certified Public Accountant's Statement of Position 91-1, Software Revenue Recognition. American Institute of Certified Public Accountant's Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition, will be adopted by the Company during fiscal 1998. Applying the provisions of SOP 97-2 is not expected to materially impact the Company's financial statements.

                               ELEKOM CORPORATION

 Research and development

Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

 Income taxes

The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded. Commencing August 7, 1995 through November 10, 1997, the Company's operations have been included in consolidated income tax returns filed by Egghead. Income taxes in the accompanying financial statements for the associated period have been computed assuming the Company filed a separate income tax return.

 Net loss per share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings Per Share. FAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options and convertible securities. Earnings per share for 1996 and for the periods from August 7, 1995 (inception) through December 31, 1997 reflect the adoption of FAS 128. Net loss per share assuming dilution for the years ended December 31, 1997 and 1996 is equal to net loss per share due to the fact that the effect of common stock equivalents outstanding during the periods is anti-dilutive.

 Proforma net loss per share

Given the changes in ELEKOM's capital structure as a result of the 1997 recapitalization and the changes to be effected as a result of the agreement to sell 100% of the Company's stock (Note 7) pro forma earnings per share is presented. Pro forma earnings per share is calculated based on the number of shares of common stock and preferred stock outstanding at June 30, 1998 and has been adjusted to give effect to the conversion of all shares of preferred stock into common stock that will occur in connection with the sale of 100% of the Company's stock (Note 7). Stock options outstanding at each period and have not been included in the loss per share calculations as their effect is antidilutive.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               ELEKOM CORPORATION

 Advertising expenses

The Company expenses advertising costs as incurred. Total advertising expense was $89,860 and $147,914 for the years ended December 31, 1997 and 1996, respectively.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1996
                                                            ---------  --------
Computer hardware and software............................. $ 531,469  $327,269
Office furniture and equipment.............................    61,178    35,731
Leasehold improvements.....................................    20,974    20,974
                                                            ---------  --------
                                                              613,621   383,974
Less: Accumulated depreciation.............................  (249,606)  (45,604)
                                                            ---------  --------
                                                            $ 364,015  $338,370
                                                            =========  ========

4. LEASE COMMITMENTS

The Company's office facilities are leased under an operating lease that provides for minimum rentals. The lease expired in May 1998, but was renewed until the end of June 1998, at which time the Company moved to another facility. Future lease payments over the life of the new lease are approximately $628,000. In addition, the Company also rents certain equipment under agreements treated for financial reporting purposes as capital leases. The Company's property under capital leases which is included in property and equipment on the balance sheet at December 31, 1997 and 1996 was $224,890 and $231,720, respectively, which is net of accumulated depreciation of $106,217 and $6,621, respectively.

Future minimum lease payments under capital leases are as follows:

Year ending December 31,
    1998.............................................................. $120,972
    1999..............................................................  113,705
    2000..............................................................    7,926
                                                                       --------
Total minimum lease payments..........................................  242,603
Less: Amount representing interest....................................   14,988
                                                                       --------
Present value of net minimum lease payments...........................  227,615
Current portion.......................................................  110,041
                                                                       --------
                                                                       $117,574
                                                                       ========

Rent expense for the years ended December 31, 1997 and 1996 was $171,172 and $101,051, respectively.

                               ELEKOM CORPORATION

5. SHAREHOLDERS' EQUITY

On December 1, 1997, the Board of Directors authorized a one-for-ten reverse stock split for all outstanding securities. All references in the financial statements to number of shares and per share amounts of the Company's preferred and common stock have been retroactively restated to reflect the decreased number of shares outstanding.

 Recapitalization

Pursuant to the terms of the Stock Exchange Agreement and the Separation Agreement entered into between the Company and Egghead dated November 10, 1997, Egghead forgave debt in the amount of $6,612,524 owed from ELEKOM and assumed responsibility for outstanding accounts payable totaling $173,832, in exchange for 917,229 shares of Series A convertible preferred stock of the Company. The allocated corporate expenses and interest expense of $1,345,129 included in the Statement of Operations have also been forgiven by Egghead and therefore, are reflected as an increase to additional paid-in capital. The terms of the agreements also authorized the Company to issue 4,255,944 shares of Series B convertible preferred stock at $0.68 per share in the Company's initial private placement offering. Accordingly, effective November 10, 1997 as a result of the foregoing transactions, the Company was no longer a wholly owned subsidiary of Egghead.

 Preferred stock

The preferred Series A and B shares are convertible into one share of common stock (subject to antidilution adjustments) at any time at the option of the holder. Outstanding preferred shares automatically convert into common stock upon consummation of an underwritten public offering with an offering price of not less than $3.40 per share and aggregate proceeds in excess of $10,000,000. The Company has reserved and set aside 5,307,174 shares of its authorized but unissued common stock required for issuance and delivery upon conversion of Series A and Series B convertible preferred stock. Both Series A and Series B preferred shareholders are entitled to a noncumulative dividend of $.055 per share when and if declared by the Board of Directors. Terms of the Stock Purchase and Stock Exchange Agreements provide anti-dilution protection, provide right of first negotiation on proposed equity and debt financing and prohibit authorization of any senior class of equity instrument without approval. Series B convertible preferred stock have liquidation preferences over both Series A convertible preferred stock and common stock. Holders of Series A and Series B convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the preferred shares are convertible. The holders of Series A convertible preferred stock, voting as a class, have the right to elect one director. The holders of preferred stock and common stock, voting as a single class, shall be entitled to elect any remaining directors.

Pursuant to the amended articles of incorporation of the Company dated May 1, 1998, in the event of liquidation, Series B preferred shareholders will be entitled to receive an amount equal to the purchase price for each share owned plus accrued dividends. If assets remain after this initial distribution, the holders of the Series A preferred stock will receive 17.28% of the assets distributed

                               ELEKOM CORPORATION
and the Series B and common stock shareholders will receive 82.72% of the assets distributed on a pro rata basis until Series A preferred shareholders have received an amount equal to the purchase price of each share owned plus accrued dividends. Thereafter, all shareholders of preferred stock and common stock share on an as-converted basis. The distribution provisions in effect at December 31, 1997 called for distribution to the Series A in an amount equal to the original purchase price for each share owned plus accrued dividends prior to any distributions to the common stock shareholders.

 Stock options

The 1996 Stock Option Plan (the Plan) was approved by shareholders of the Company in August 1996 and became effective August 8, 1996 and was amended on November 6, 1997 to increase the number of options available for grants to a maximum of 1,528,664 shares of the Company's common stock. Qualified stock options may be granted to an employee of the Company and nonqualified stock options may be granted to an employee or a nondirector of the Company or to consultants, agents, advisors and independent contractors who provide services or other benefits to the Company. The option price per share may not be less than the estimated fair market value of a share of common stock as determined by the board of directors on the date of grant, and the maximum term of an option may not exceed ten years. Each option is exercisable at the time it is granted and the shares covered by the option vest at a rate of 25% each year, unless accelerated by the plan administrator or upon certain other circumstances as defined in the plan document.

At the sole discretion of the plan administrator, consideration for the purchase of shares under the Plan may be paid either at the time the options are granted or at any time prior to exercise of the option. Payment may be in the form of cash, common stock already owned by the optionee, promissory notes or such other consideration as the plan administrator may permit. Unvested options for which consideration has been exchanged prior to exercise of the options are subject to repurchase by the Company upon termination of employment or services at the exercise price paid for the shares. Accordingly, all options outstanding are considered exercisable although the options may be unvested.

In December 1997, all but 29,457 options previously issued were canceled and reissued at an exercise price equal to $0.068, the fair market value of the Company's common stock at the new date of grant. The term of all outstanding options is ten years. The vesting of outstanding options reissued in December 1997 has been accelerated to account for prior years of service, the balance to vest in accordance with the Plan. In 1997 and 1996, no stock options issued under the Plan were exercised.

In addition, during the year ended December 31, 1997 a warrant to purchase 23,000 shares of common stock for $0.068 per share was issued as part of a severance agreement.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plan. No compensation cost has been charged against income for the Plan for the year ended December 31, 1997 and 1996. Had compensation cost for the Company's stock option plan been determined based on the fair value at

                               ELEKOM CORPORATION
the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123), the Company's net loss would have increased by $164,582 for the period from August 7, 1995 (inception) to December 31, 1997 and by $109,640 and $54,942 for the years ended December 31, 1997 and 1996, respectively.

For SFAS 123 pro forma disclosure, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996; dividend and volatility of zero; risk-free interest rates of 5.63% and 6.62%, respectively; and an expected life of 5 years.

As of December 31, 1997 and 1996, options for 728,166 and 882 shares of common stock, respectively, were available for future grant.

A summary of the Company's stock option plan as of December 31, 1997 and changes during the period from inception through December 31, 1995 and the years ended December 31, 1997 and 1996 is presented below:

                                                                   WEIGHTED-
                                                                    AVERAGE
                                                         SHARES  EXERCISE PRICE
                                                         ------- --------------
Outstanding at August 7, 1995 (inception)...............     --
Granted.................................................     --
Exercised...............................................     --
Canceled................................................     --
                                                         -------
Outstanding at December 31, 1995........................     --
Granted.................................................  74,118     $10.00
Exercised...............................................     --
Canceled................................................     --
                                                         -------
Outstanding at December 31, 1996........................  74,118     $10.00
Granted................................................. 776,879     $ 0.14
Exercised...............................................     --
Canceled................................................  50,499     $10.00
                                                         -------
Outstanding at December 31, 1997........................ 800,498     $ 0.43
                                                         =======
Options exercisable at year-end......................... 800,498     $ 0.43
                                                         =======
Weighted-average fair value of:
  Options granted during 1997...........................             $ 0.04
                                                                     ======
  Options granted during 1996...........................             $ 2.82
                                                                     ======
Weighted-average remaining contractual life at December
 31, 1997...............................................               9.95
                                                                     ======
Weighted-average remaining contractual life at December
 31, 1996...............................................               9.42
                                                                     ======

6. INCOME TAXES

A current provision for income taxes was not recorded for the year ended December 31, 1997 due to taxable losses incurred during such period. A valuation allowance has been recorded for deferred tax

                               ELEKOM CORPORATION
assets because realization is primarily dependent on generating sufficient taxable income prior to the expiration of net operating loss carry-forwards.

Deferred tax assets are as follows:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1997        1996
                                                         -----------  ---------
Net operating loss carry-forward........................ $ 2,009,000  $ 596,000
Less: Valuation allowance...............................  (2,009,000)  (596,000)
                                                         -----------  ---------
                                                         $       --   $     --
                                                         ===========  =========

At December 31, 1997, the Company has net operating loss carry-forwards of approximately $5,909,000 for federal income tax reporting purposes of which approximately $2,944,000 were generated in periods in which the Company was a subsidiary of Egghead. The net operating losses will expire beginning in 2012 if not previously utilized. Based upon the ownership changes in November 1997, as described in Note 5, utilization of substantially all of the net operating loss carry-forwards is limited to $219,583 per year.

7. SUBSEQUENT EVENT

Effective November 6, 1998, the merger of the Company into a wholly-owned subsidiary of Clarus Corporation was completed.

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           BALANCE SHEET (UNAUDITED)
                 IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                                       AT
                                                                  SEPTEMBER 30,
                                                                      1998
                                                                  -------------
ASSETS
Cash and cash equivalents........................................    $   181
Accounts Receivable..............................................        201
Prepaid expenses.................................................        130
                                                                     -------
  Total current assets...........................................        512
Other assets.....................................................         40
Property and equipment...........................................        491
                                                                     -------
    Total Assets.................................................    $ 1,043
                                                                     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable.................................................    $   263
Accrued payroll and related benefits.............................        131
Notes payable....................................................        150
Current portion, capital lease obligations.......................        119
Deferred revenue.................................................        249
Other accrued liabilities........................................        384
                                                                     -------
  Total current liabilities......................................      1,296
                                                                     -------
Capital lease obligation, net of current portion.................         33
                                                                     -------
Commitments and contingencies
Shareholders' equity
  Convertible preferred stock:
   Series B, $.01 par value; 4,389,945 shares authorized, issued
    and outstanding at September 30, 1998........................         43
   Series A, $.01 par value; 917,229 shares authorized, issued
    and outstanding at September 30, 1998........................          9
  Common stock, $.01 par value; 9,692,826 shares authorized;
   875,923 shares issued and outstanding at September 30, 1998...         10
  Additional paid-in capital.....................................     11,128
  Deficit accumulated during the development stage...............    (11,476)
                                                                     -------
   Total shareholders' equity....................................       (286)
                                                                     -------
    Total liabilities and shareholders' equity...................    $ 1,043
                                                                     =======

        See accompanying notes to unaudited interim financial statements

                               ELEKOM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                  IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                                                           1998        1997
                                                        ----------  -----------
Sales.................................................  $      430  $       -0-
Cost of sales.........................................         220          -0-
                                                        ----------  -----------
  Gross Profit........................................         210          -0-
                                                        ----------  -----------
Operating expenses:
  Research and development............................                      850
  Sales and marketing.................................                    1,120
  General and administrative..........................                    1,430
                                                        ----------  -----------
   Total operating expenses...........................       3,271        3,400
                                                        ----------  -----------
Operating loss........................................      (3,061)      (3,400)
Interest expense......................................         -0-          483
Other income..........................................          42           (1)
                                                        ----------  -----------
Loss before income tax expense........................      (3,019)      (3,884)
Income tax expense....................................         -0-          -0-
                                                        ----------  -----------
Net loss..............................................  $   (3,019) $    (3,884)
                                                        ==========  ===========
Basic and diluted net loss per common share...........  $    (4.11)  (77,680.00)
                                                        ==========  ===========
Weighted average number of common shares outstanding..     734,800  $        50
                                                        ==========  ===========
Pro forma basic and diluted net loss per common share.  $    (0.48)
                                                        ==========
Pro forma weighted average number of common shares
 outstanding..........................................   6,282,347
                                                        ==========


        See accompanying notes to unaudited interim financial statements

                               ELEKOM CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                  IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
Cash flows from operating activities
  Net loss................................................... $(3,019) $(3,884)
  Adjustments to reconcile net loss to net cash used in
   operations
   Depreciation..............................................     101      115
   Changes in assets and liabilities:
    Accounts receivable......................................    (151)       8
    Prepaid expenses and other assets........................    (147)      65
    Accounts payable.........................................     228       26
    Accrued payroll and related benefits.....................    (105)      21
    Deferred revenue.........................................     199      -0-
    Other accrued liabilities................................     294       (5)
                                                              -------  -------
     Net cash used in operating activities...................  (2,600)  (3,654)
Cash flows from investing activities
  Capital expenditures.......................................    (228)    (136)
                                                              -------  -------
Cash flows from financing activities
  Borrowings from line of credit.............................     150      -0-
  Payment of capital lease obligations.......................     (76)     (69)
  Proceeds from issuance of Series B convertible preferred
   stock.....................................................      91      -0-
  Proceeds from exercise of stock options....................      67      -0-
  Net borrowing from Egghead, Inc. ..........................     -0-    2,520
                                                              -------  -------
     Net cash provided by financing activities...............     232    2,451
                                                              -------  -------
Net increase (decrease) in cash and cash equivalents.........  (2,596)  (1,339)
Cash and cash equivalents at beginning of period.............   2,777    1,683
                                                              -------  -------
Cash and cash equivalents at end of period................... $   181  $   344
                                                              =======  =======


        See accompanying notes to unaudited interim financial statements

                               ELEKOM CORPORATION

                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1. BASIC OF PRESENTATION

The balance sheet presented as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 has not been audited. In the opinion of management, the unaudited interim balance sheet, statements of income and of cash flows include all adjustments consisting solely of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of and for the periods presented of ELEKOM Corporation (the "Company").

The financial statements of the Company for all periods prior to November 10, 1997 reflect the results of operations, financial position, and cash flows of ELEKOM as a wholly-owned subsidiary of Egghead and may not be indicative of actual results of operations and financial position of the Company under other ownership.

The statement of operations for the six months ended September 30, 1997 reflects certain expense items incurred by Egghead which were allocated to the Company on a basis which management believes represents a reasonable allocation of such costs to present ELEKOM as a stand-alone company. These allocations consist primarily of corporate expenses such as executive and other compensation, depreciation of corporate assets, rent expense and legal fees and interest expenses on intercompany borrowings. The corporate expenses have been allocated based on an estimate of Egghead personnel time dedicated to the operations and management of ELEKOM. Interest expense has been allocated based on ELEKOM's estimated borrowing rate (10%) and actual intercompany borrowings. A summary of these allocation is as follows:

                                                             CORPORATE INTEREST
                                                              EXPENSE  EXPENSE
                                                             --------- --------
Six months ended September 30, 1997......................... $328,000  $439,000

BUSINESS

The Company was in the development stage as of and for the period from inception through September 30, 1998. In connection with its development activities, the Company has incurred costs to incorporate and establish its business activities as well as the design and development of the Company's initial product, ELEKOM Procurement, which was available for sale in June 1997. As a result, cash requirements have exceeded cash receipts and the Company must obtain interim financing or additional capital to continue its development, sales and marketing efforts. Management plans to obtain such financing or capital during the year; however, there can be no assurance that financing or capital can be obtained. As a result, even though the accompanying financial statements have been prepared assuming that the Company will continue as a going concern, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NET LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share. FAS 128 replaced the previously

                               ELEKOM CORPORATION
reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options and convertible securities. Earnings per share for 1996 reflect the adoption of FAS 128. Net loss per share assuming dilution for the nine months ended September 30, 1998 and 1997 is equal to net loss per share due to the fact that the effect of common stock equivalents outstanding during the periods is anti-dilutive.

Given the changes in ELEKOM's capital structure as a result of the 1997 recapitalization and the changes to be effected as a result of the Merger pro forma earnings per share is presented. Pro forma earnings per share is calculated based on the number of shares of common stock and preferred stock outstanding at September 30, 1998 and has been adjusted to give effect to the conversion of all shares of preferred stock into common stock that will occur in connection with the Merger. Stock options outstanding at each period and have not been included in the loss per share calculations as their effect is anti-dilutive.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION IS GIVEN OR ANY SUCH REPRESENTATIONS ARE MADE, THEY MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CLARUS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF CLARUS COMMON STOCK OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CLARUS SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
Use of Proceeds...........................................................   20
Selling Stockholders......................................................   20
Dividend Policy...........................................................   23
Dilution..................................................................   23
Selected Historical Financial Data........................................   24
Unaudited Pro Forma Financial Data........................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   33
Business..................................................................   47
Management................................................................   60
Principal Stockholders....................................................   69
Certain Transactions......................................................   71
Shares Eligible for Future Sale...........................................   75
Plan of Distribution......................................................   77
Legal Matters.............................................................   78
Experts...................................................................   78
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
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                        629,625 SHARES OF COMMON STOCK


                              CLARUS CORPORATION



                               ----------------

                                  PROSPECTUS

                               ----------------

                               DECEMBER  , 1998




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission registration fee.............. $   13,440
   National Association of Securities Dealers, Inc. fee.............      5,275
   Nasdaq National Market listing fee...............................     75,625
   Accountants' fees and expenses...................................    410,000
   Underwriting Fees and Commissions................................  1,750,000
   Legal fees and expenses..........................................    430,000
   Blue Sky fees and expenses.......................................     10,000
   Transfer Agent's fees and expenses...............................     20,000
   Printing and engraving expenses..................................    300,000
   Miscellaneous.................................................... $  135,660
                                                                     ----------
     Total Expenses................................................. $3,050,000
                                                                     ==========

--------
* All fees other than the SEC registration fee, the NASD fee and the Nasdaq listing fee are estimated.

  None of the expenses of issuance and distribution will be borne by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Our Restated By-Laws (the "Restated By-Laws") and our Restated Certificate of Incorporation (the "Restated Certificate") provide that we shall indemnify the directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated B-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify such directors and officers. In addition, our Restated Certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to us, such relief may be difficult to obtain or, if obtained, may not adequately compensate us for our damages.

  There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, we have issued the securities set forth which were not registered under the Securities Act:

    (i) On January 5, 1996, we issued a warrant to purchase 5,848 shares of Series D Preferred Stock at an exercise price of $8.55 per share. The warrant was issued to a lender in exchange for the lender's agreement to extend our working capital line of credit.

    (ii) On February 15, 1996, we issued 697,675 shares of our Series E Preferred Stock for $8.60 per share. In addition, we issued warrants to our lender to purchase 8,721 shares of its Series E Preferred Stock at an exercise price of $8.60 per share.

    (iii) On September 26, 1997, we issued 628,809 shares of Series F Preferred Stock for $9.60 per share. Of the 628,809 shares of Series F Preferred Stock, Spitfire Capital Partners, L.P., an affiliate of NationsBanc Montgomery Securities LLC, acquired 208,334 shares of Series F Preferred Stock for $9.60 per share.

    (iv) On September 26, 1997, we issued warrants to purchase 46,821 shares of Series F Preferred Stock for $9.60 per share to certain stockholders in connection with loans made to us.

    (v) On February 5, 1998, we issued 225,000 shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock at an exercise price of $3.69 per share, to Technology Ventures LLC in exchange for its 20% interest in SQL Financials Services, LLC.

    (vi) On February 9, 15, 17, 18 and 19, 1998, we issued 17,544 shares of Series D Preferred Stock to certain existing stockholders upon the exercise of existing warrants, at a price of $8.55 per share.

    (vii) Since November 30, 1995, we have issued stock options to purchase an aggregate of 1,090,631 shares of our Common Stock under the 1992 Stock Option Plan at prices ranging from 1.00 to 15.00 per share.

  Except as described above, no underwriters were engaged in connection with any of the foregoing issuances of securities. The sale and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 3(a), 3(b) and 4(a) of the Securities Act and in reliance on Rule 701 and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1*   Acquisition Agreement between the Registrant and Technology Ventures,
          LLC dated February 5, 1998.
  2.2*   Non-Negotiable Subordinated Promissory Note to Technology Ventures,
          LLC dated February 5, 1998.
  2.3*   Warrant for purchase of 200,000 shares issued to Technology Ventures,
          LLC dated February 5, 1998.
  3.1*   Amended and Restated Certificate of Incorporation of the Registrant.
  3.2*   Amended and Restated Bylaws of the Registrant.
  4.1*   See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated
          Certificate of Incorporation and Amended and Restated Bylaws of the
          Registrant defining rights of the holders of Common Stock of the
          Registrant.
  4.2    Specimen Stock Certificate. (Incorporated by Reference from Exhibit
          9.1 to Registrant's Registration Statement on Form S-4 (File No. 333-
          63535)).
  5.1*   Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the shares being registered.
 10.1*   Stock Purchase Agreement dated September 26, 1997 (Series F).
 10.2*   SQL 1992 Stock Option Plan, effective November 22, 1992.
 10.3*   1998 Stock Incentive Plan, effective February 5, 1998 (with form option agreement).
 10.4*   Lease Agreement between Registrant and Technology Park/Atlanta, Inc.
          dated March 20, 1997.
 10.5*   License and Private Label Agreement between Registrant and Personnel
          Data Systems, Inc. dated March 1, 1996 (with addendum).
 10.6*   Loan and Security Agreement with Silicon Valley Bank dated March 28,
          1997.
 10.7*   Leasing Technologies International, Inc. Master Lease Agreement dated
          March 13, 1997.
 10.8*   Leasing Technologies International, Inc. Master Note and Security
          Agreement dated March 20, 1997.
 10.9*   Software License and Support Agreement between the Registrant and
          McCall Consulting Group dated February 5, 1998.

 10.10* Agreement between the Registrant and Joseph S. McCall dated February 5,
         1998.
 10.11* Independent Contractor Agreement between Registrant and McCall
         Consulting Group, Inc. dated February 5, 1998.
 10.12* Independent Contractor Agreement between Registrant and Joseph S.
         McCall dated February 5, 1998.
 10.13* Letter Agreement regarding Joseph McCall 1998 Compensation Plan dated
         February 5, 1998.
 10.14* Loan and Security Agreement between the Company, SQL Financial
         Services, L.L.C. and Silicon Valley Bank.
 10.15  Lease Agreement between the Registrant and Technology Park/Atlanta,
         Inc. dated July 24, 1998 (Incorporated by reference from Exhibit 10.18 of the Registrant's Form S-4 Registration Statement (File no. 333-
         63535).
 10.16  Assignment and Assumption of Leases between Technology Park/Atlanta,
         Inc. and Metropolitan Life Insurance Company dated July 24, 1998
         (Incorporated by reference from Exhibit 10.18 of the Registrant's Form
         S-4 Registration Statement (File no. 333-63535).
 10.17* Acquisition Agreement between the Registrant and Technology Ventures,
         LLC dated February 5, 1998.
 10.18 Agreement and Plan of Reorganization dated August 31, 1998, by and among Clarus Corporation, Clarus CSA, Inc. and Elekom Corporation
         (Incorporated by reference from Exhibit 2.1 and Appendix A of the Company's Registration Statement on Form S-4 (Registration No. 333-
         63535)).
 10.19 Escrow and Minority Investment Agreement by and between the Registrant and Elekom Corporation and US Bank Trust National Association
         (Incorporated by reference from Exhibit 2.2 to the Company's
         Registration Statement on Form S-4 (Registration No. 333-63535)).
 10.20 Voting Agreement by and among the Registrant and certain shareholders of Elekom Corporation (Incorporated by reference from exhibit 4.3 to the Company's Registration Statement on Form S-4 (Registration No.
         333-63535)).
 10.21 Registration Rights Agreement by and between the Registrant and certain shareholders of Elekom Corporation (Incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q for the quarter ended September
         30, 1998).
 10.22  Escrow and Indemnity Agreement by and among the Registrant, Elekom
         Corporation and certain Shareholders of Elekom Corporation
         (Incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q for the quarter ended September 30, 1998).
 10.18* Non-Negotiable Subordinated Promissory Note to Technology Ventures, LLC
         dated February 5, 1998.
 10.19* Warrant for purchase of 200,000 shares issued to Technology Ventures,
         LLC dated February 5, 1998.
 10.20  OEM Software License Agreement by and between the Registrant and ELEKOM
         Corporation (Incorporated by reference from Exhibit 10.23 of the Registrant's Form S-4 Registration Statement (File No. 333-63535).
 10.21 Amendment OEM Software License Agreement by and between the Registrant and ELEKOM Corporation (Incorporated by reference from Exhibit 10.24 of the Registrant's Form S-4 Registration Statement (File No. 333-
         63535).
 10.22  Form of Market Standby and Affiliate Agreement (Incorporated by
         Reference from Exhibit 4.6 of the Registrant's Form S-4 Registration
         Statement (File No. 333-63535)).
 21.1 List of Subsidiaries. (Incorporated by Reference from Exhibit 21.1 to the Registrant's Registration Statement Form S-4 (File No. 333-
         63535)).
 23.1   Consent of Arthur Andersen LLP.
 23.2   Consent of PricewaterhouseCoopers LLP
 23.3*  Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
         5.1).
 24.1   Powers of Attorney (included on signature page).
 99.1*  Report of Independent Public Accountants on Financial Statement
         Schedule.

--------
* Previously filed in connection with this Registration Statement.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) We hereby undertake that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The Registrant hereby further undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia on the 10th day of December, 1998.

                                          CLARUS CORPORATION

                                                  /s/ Stephen P. Jeffery
                                          By: _________________________________
                                             Stephen P. Jeffery,
                                             Chairman, Chief Executive Officer
                                                       and President

  Pursuant to the requirements of the Securities, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

     /s/ Stephen P. Jeffery          Chairman, Chief Executive     December 10, 1998
____________________________________  Officer (Principal
         Stephen P. Jeffery           Executive Officer);
                                      President and Director

   /s/ William A. Fielder, III       Chief Financial Officer       December 10, 1998
____________________________________  (Principal Financial and
      William A. Fielder, III         Accounting Officer)


                 *                   Director                      December 10, 1998
____________________________________
         William S. Kaiser

                 *                   Director                      December 10, 1998
____________________________________
          Donald L. House

                 *                   Director                      December 10, 1998
____________________________________
             Tench Coxe

                 *                   Director                      December 10, 1998
____________________________________
         Said Mohammadioun

        /s/ Mark A. Johnson          Director                      December 10, 1998
____________________________________
          Mark A. Johnson


  /s/ Stephen P. Jeffery
*By: __________________________
      Stephen P. Jeffery
       Attorney-in-Fact